    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996.


                                                      REGISTRATION NO. 333-06931
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                             ADVANCE PARADIGM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8099                  75-2493381
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. Employer
              of                 classification code number)     Identification
incorporation or organization)                                        No.)

                        545 EAST JOHN CARPENTER FREEWAY
                                   SUITE 1900
                              IRVING, TEXAS 75062
                           TELEPHONE: (214) 830-6199
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                DAVID D. HALBERT
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        545 EAST JOHN CARPENTER FREEWAY
                                   SUITE 1900
                              IRVING, TEXAS 75062
                           TELEPHONE: (214) 830-6199
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------

                                   COPIES TO:

     J. KENNETH MENGES, JR., P.C.                   CARMELO M. GORDIAN
  AKIN, GUMP, STRAUSS, HAUER & FELD,                 S. MICHAEL DUNN
                L.L.P.
              SUITE 4100                     BROBECK, PHLEGER & HARRISON LLP
         1700 PACIFIC AVENUE                 301 CONGRESS AVENUE, SUITE 1200
        DALLAS, TX 75201-4618                        AUSTIN, TX 78701
            (214) 969-2800                            (512) 477-5495

                                ---------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                                ---------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ---------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED           BE REGISTERED (1)     PER SHARE (2)       OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 par value................   3,044,181 Shares         $11.00           $33,485,991          $11,547(3)

(1)  Includes 397,067 shares subject to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(3) The registrant paid $11,897 on June 26, 1996 and an additional $1,451 on September 10, 1996.


                                ---------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADVANCE PARADIGM, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                    ITEM NUMBER AND CAPTION IN FORM S-1           LOCATION OR CAPTION IN PROSPECTUS
           -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus.......................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
           Prospectus...........................................  Inside Front Cover Page

       3.  Summary Information and Risk Factors.................  Prospectus Summary; The Company; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Principal and Selling Stockholders

       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting

       9.  Description of Securities to be Registered...........  Description of Capital Stock

      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts

      11.  Information with Respect to the Registrant...........  Prospectus Summary; The Company; Risk Factors;
                                                                  Dividend Policy; Capitalization; Selected
                                                                  Consolidated Financial Data; Management's Discussion
                                                                  and Analysis of Financial Condition and Results of
                                                                  Operations; Business; Management; Certain
                                                                  Transactions; Principal and Selling Stockholders;
                                                                  Description of Capital Stock; Shares Eligible for
                                                                  Future Sale; Consolidated Financial Statements

      12.  Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities.......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996


PROSPECTUS


                                2,647,114 SHARES


                                     [LOGO]

                                  COMMON STOCK


    Of the 2,647,114 shares of Common Stock offered hereby, 2,000,000 shares are being sold by the Company and 647,114 shares are being sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."



    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol ADVP.

                                 --------------

 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON
                                    PAGE 5.
                                 -------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
 AND   EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS
  THE  SECURITIES   AND   EXCHANGE   COMMISSION  OR   ANY   STATE   SECURITIES
   COMMISSION  PASSED  UPON  THE  ACCURACY OR  ADEQUACY  OF  THIS PROSPECTUS.
       ANY REPRESENTATION  TO  THE  CONTRARY  IS A  CRIMINAL  OFFENSE.

                                                                                     PROCEEDS TO
                                   PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                                    PUBLIC         DISCOUNT(1)      COMPANY(2)      STOCKHOLDERS
Per Share.....................         $                $                $                $
Total (3).....................         $                $                $                $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $500,000. Of the proceeds to the Company, approximately $7.0 million will be used to repay indebtedness to an affiliate of a principal stockholder of the Company.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 397,067 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public set forth above. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for  delivery on or  about               , 1996  at the offices  of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

                             MONTGOMERY SECURITIES

                                                               J.P. MORGAN & CO.

        , 1996

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration
Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Such documents may also be obtained through the Web Site maintained by the Commission at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing consolidated unaudited financial information.

                            ------------------------

    "Advance Rx-Registered Trademark-" and "ApotheQuery-Registered Trademark-" are registered trademarks of the Company. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Advance ParadigM, Inc. (the "Company") is a leading independent provider of pharmacy benefit management ("PBM") services to health benefit plan sponsors, based on the over nine million health plan members enrolled in the Company's programs. The Company's primary focus is on the delivery of cost-effective, high quality, integrated PBM services. In addition, the Company has developed and is expanding its clinical expertise and disease management services to meet the specialized needs of its plan members, particularly those requiring costly, long-term and recurring therapies. These services are designed to inform and educate health benefit plan sponsors, their members and participating physicians of nationally recognized practice guidelines for various disease states. This encourages physician and member conformance, improves compliance with recognized standards and, in turn, improves member health while reducing cost of care.

    The Company's PBM services include clinical and benefit design consultation, formulary and rebate administration, electronic point-of-sale pharmacy claims processing, mail pharmacy distribution, pharmacy network management, drug utilization review ("DUR") and data information reporting. The Company administers a pharmacy network that includes over 46,000 retail pharmacies throughout the United States. In 1994, in response to increasing cost-containment pressures from payors, the Company began to utilize its clinical and information systems capabilities to develop health benefit
management   ("HBM")  services.  The  Company's  HBM  services  include  disease management, recommendation of clinical guidelines, patient and physician profiling, case finding and compliance and outcome measurement. In 1995, the Company began marketing its HBM services to health benefit plan sponsors, pharmaceutical manufacturers and contract research organizations, and as a result, initiated programs with selected customers. In addition, the Company intends to leverage its existing capabilities and relationships by acquiring companies which have, or are developing, innovative HBM services in order to provide a centralized care management alternative for its customers.

    It is currently estimated that annual outpatient pharmaceutical expenditures account for approximately 7% or $70 billion, of the $1 trillion health care market, and that third-party prescriptions managed by PBMs represent a steadily increasing proportion of this amount. In response to escalating health care costs, cost containment efforts have led to rapid growth in managed care. Despite these efforts, continued advances in medical technology and new drug development have led to significant increases in drug utilization and related costs, creating a need for more efficient, cost-effective, drug delivery mechanisms. In addition, there is rapidly growing demand among payors for comprehensive disease management programs as cost containment becomes more dependent on improvements in the quality of care. According to industry sources, approximately 77% of large employers said they would likely adopt some form of disease management program over the next two years. HBM services are being developed to address this demand through the use of traditional PBM services combined with clinical expertise and sophisticated information systems.

    The Company believes its clinical expertise and information systems combined with its PBM services provide the Company with a competitive advantage in the evolving market for HBM services. The Company's strategy is to maintain its position as a leading independent provider of PBM services and expand its presence as a provider of HBM services by (i) expanding its core PBM customer base, (ii) expanding its HBM services, (iii) pursuing strategic acquisitions and
(iv) continuing to establish strategic relationships with its major customers and suppliers.

                                  THE OFFERING


Common Stock offered by the Company............................  2,000,000 shares
Common Stock offered by the Selling Stockholders...............  647,114 shares
Common Stock to be outstanding after the Offering..............  7,403,750 shares(1)
Use of proceeds................................................  For retirement  of debt,  capital  expenditures,
                                                                 possible   acquisitions,  working   capital  and
                                                                 general  corporate   purposes.   See   "Use   of
                                                                 Proceeds."
Proposed Nasdaq National Market symbol.........................  ADVP


                         ------------------------------

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                    THREE MONTHS ENDED
                                                                       YEAR ENDED MARCH 31,              JUNE 30,
                                                                  -------------------------------  --------------------
                                                                    1994       1995       1996       1995       1996
                                                                  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Revenues......................................................  $  34,970  $  91,306  $ 125,333  $  25,692  $  49,809
  Cost of revenues..............................................     32,612     85,532    117,788     24,445     47,454
  Selling, general and administrative expenses..................      2,330      4,963      6,158      1,442      1,714
  Operating income..............................................         28        811      1,387       (195)       641
  Net income (loss).............................................  $    (395) $      24  $   1,037  $    (335) $     669
  Pro forma:(2)
    Net income per share........................................                        $     .25             $     .12
    Weighted average shares outstanding.........................                            7,037                 7,037



                                                                                         JUNE 30, 1996
                                                                           -----------------------------------------
                                                                                                        PRO FORMA
                                                                            ACTUAL    PRO FORMA (3)  AS ADJUSTED (4)
                                                                           ---------  -------------  ---------------
BALANCE SHEET DATA:
  Working capital........................................................  $  10,432    $  10,432       $  19,672
  Total assets...........................................................     72,091       72,091          81,331
  Long-term debt to related parties......................................      7,000        7,000          --
  Series A redeemable preferred stock....................................     12,099       --              --
  Stockholders' equity...................................................      8,966       21,065          37,305


                                                                                           YEAR ENDED MARCH 31,
                                                                                      -------------------------------
                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
SUPPLEMENTAL DATA:(5)
  Pharmacy network claims processed.................................................        816      1,527      9,375
  Mail pharmacy prescriptions filled................................................        228        383        536
  Estimated health plan members (at period end).....................................      3,745      5,208      9,040

------------------------------

(1) Excludes (i) 1,310,250 shares of Common Stock reserved for future issuance pursuant to options outstanding under the Company's stock option plans with a weighted average exercise price of $5.21 per share, (ii) 392,750 shares of Common Stock underlying outstanding warrants with a weighted average exercise price of $4.29 per share and (iii) 1,111,111 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock, assuming an initial public offering price of $9.00 per share. Includes 3,000 shares of Common Stock issued subsequent to June 30, 1996, pursuant to the exercise of stock options. See "Management--Stock Option Plans" and "Description of Capital Stock."

(2) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.
(3) Gives effect to the automatic conversion of each share of the Series A Preferred Stock into 250 shares of Common Stock immediately prior to the closing of this Offering.

(4) Adjusted to give effect to the sale of Common Stock offered hereby at an assumed initial public offering price of $9.00 and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(5) This data has not been audited.
                         ------------------------------
    EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) REFLECTS A 250-FOR-ONE STOCK SPLIT OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE COMPANY (THE "COMMON STOCK"), AND A CORRESPONDING ADJUSTMENT IN THE CONVERSION RATES OF THE SERIES A PREFERRED STOCK, PAR VALUE $.01 PER SHARE (THE "SERIES A PREFERRED STOCK"), AND THE SERIES B PREFERRED STOCK, PAR VALUE $.01 PER SHARE (THE "SERIES B PREFERRED STOCK", AND TOGETHER WITH THE SERIES A PREFERRED STOCK, THE "PREFERRED STOCK"), TO BE EFFECTED PRIOR TO THE CLOSING OF THIS OFFERING,
(III) GIVES EFFECT TO THE MERGER OF ADVANCE HEALTH CARE, INC. WITH AND INTO THE COMPANY, WITH THE COMPANY AS THE SURVIVING CORPORATION (THE "MERGER"), WHICH WILL OCCUR IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING AND (IV) REFLECTS THE CONVERSION OF ALL OF THE COMPANY'S OUTSTANDING SHARES OF SERIES A PREFERRED STOCK INTO SHARES OF COMMON STOCK, WHICH WILL OCCUR UPON THE CLOSING OF THIS OFFERING. SEE "THE COMPANY," "CAPITALIZATION," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING." REFERENCES TO "FISCAL YEAR 1994," "FISCAL YEAR 1995" AND "FISCAL YEAR 1996" REFER TO THE COMPANY'S FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996, RESPECTIVELY.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

    LIMITED OPERATING HISTORY; RECENT LOSSES. The Company has a limited operating history, as its predecessors began offering mail pharmacy services in 1987, clinical and formulary management services in 1991 and retail pharmacy network and claims adjudication services in 1992. Through fiscal year 1994, the Company incurred net operating losses of $2.1 million. As of March 31, 1996, the Company had an accumulated deficit (consisting of net operating losses and accrued cumulative dividends on preferred stock) of approximately $3.0 million. Although the Company was profitable in fiscal years 1995 and 1996, there can be no assurance that such profitability will continue in the future. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PRICE EROSION. Over the last several years, the PBM industry has experienced significant erosion in the reimbursement for services. During 1994 and 1995, PBMs affiliated with pharmaceutical companies began to aggressively price their services, thereby exacerbating the decreasing margins for the industry. There can be no assurance that price erosion will not continue or that the Company can adequately respond to such price erosion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; LENGTHY SALES CYCLE; FUTURE RESULTS UNCERTAIN. The Company has experienced and may in the future experience significant fluctuations in revenue and operating results from quarter to quarter and from year to year due to a combination of factors, including: demand for the Company's services; the size, timing of contract signings and recognition of revenues from significant customer additions and losses; increased competition; the Company's success in, and expense associated with, developing and introducing new services; the availability of rebates from pharmaceutical manufacturers; the length of the Company's sales cycles; the Company's ability to increase staff to meet demand; economic conditions generally or in specific industry segments; and other factors outside of the control of the Company. As a result of all of these factors, there can be no assurance that the Company will be profitable on a quarterly or annual basis. Due to the foregoing, it is possible that the Company's operating results in some future quarters will be below analysts' expectations, which in turn could adversely affect the Company's stock price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    GROWTH OF HBM SERVICES. The Company is presently expending significant resources to develop and expand its HBM services, and the Company anticipates that it will continue to expend significant resources in the foreseeable future. The Company historically has experienced expense increases when introducing new services. In addition, the Company's strategy for expanding its HBM services entails the acquisition of HBM services providers, or other transactions with such providers to acquire HBM services capabilities. Because the HBM services market is in an emerging stage, there can be no assurance that the Company will be able to consummate such acquisitions or other transactions. Moreover, there can be no assurance that HBM services developed or acquired by the Company will be profitable or that the demand for such services will exist in the future. See "--Risk of Acquisitions."

    EFFECTS OF CERTAIN PRICING AND REBATE LITIGATION. Groups of retail pharmacies have filed several lawsuits against drug manufacturers and certain PBMs in federal and state court challenging certain drug pricing practices that they allege violate state and federal antitrust laws. The suits allege, among other things, that certain drug manufacturers have offered, and certain PBMs have accepted, discounts and rebates on purchases of drugs in violation of federal antitrust laws. The federal judge overseeing the litigation recently approved a $351 million settlement agreed to by the groups of retail pharmacies and 11 drug manufacturers. Under the settlement, the drug manufacturers must make the same discounts available to any institution, whether a managed care group or a retail pharmacy, provided that such institution can cause market share increases. The judge's decision does not affect the retail pharmacies' continuing lawsuits against several other drug manufacturers who opted not to be included in the settlement. This settlement or an adverse outcome in one or more of these cases may result in drug manufacturers increasing the price of drugs for companies such as the Company or the reduction or termination of drug rebate programs. Although the Company and most of its competitors have not been named as a party in any such lawsuits, there can be no assurance that in the future the Company will not be named as a defendant in these or similar lawsuits challenging pricing, rebates or other aspects of the Company's business.

    MANAGEMENT OF GROWTH. The Company's business has grown rapidly in the last three years, with total revenues increasing approximately 258% from $35.0 million in fiscal year 1994 to $125.3 million in fiscal year 1996. The Company's recent expansion has resulted in substantial growth in the number of its employees (from 117 at March 31, 1994 to 312 at August 31, 1996), the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and if such growth continues will increasingly place, a significant strain on the Company's management and operations. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue implementing and improving its operations, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully or provide the necessary management resources to successfully manage its business, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Management--Executive Officers and Directors."

    DEPENDENCE ON CERTAIN KEY CUSTOMERS. The Company depends on a limited number of large customers for a significant portion of its consolidated revenues. During fiscal year 1996, the Company's two largest customers, Blue Cross & Blue Shield of Texas, Inc. ("BCBS of Texas") and United Insurance Company, Inc., accounted for approximately 8% and 18%, respectively, of the Company's consolidated revenues. During this period, the Company's five largest customers accounted for approximately 44% of the Company's revenues. Loss of the Company's accounts with BCBS of Texas or United Insurance Company, Inc., or of any other customers which account for a substantial portion of the Company's business, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Customers."

    POTENTIAL DECLINE IN REVENUE. More than 20% of the Company's consolidated revenues is attributable to arrangements with drug manufacturers relating to volume-based rebate payments as well as fees charged for other products and services. The loss of the Company's account with any of the major drug manufacturers under such arrangements or the failure of the Company to meet certain conditions under such arrangements could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Services--Pharmaceutical Benefit Management." Over the next few years as patents expire covering many brand name drugs that currently have substantial market share, generic products will be introduced that may substantially reduce the market share of the brand name drugs. Historically, manufacturers of generic drugs have not offered rebates on their drugs. In addition, the Company is unable to predict the effect on rebate arrangements that might result if the recent trend of consolidations and alliances in the drug and managed care industry continues, particularly between pharmaceutical manufacturers and PBMs, or that might result from an adverse outcome in the lawsuits filed by retail pharmacies against drug manufacturers and PBMs. See "--Effects of Certain Pricing and Rebate Litigation." The Company provides rebate contracting services for approximately two million lives on behalf of other PBMs. If these other PBMs choose to perform these services for themselves or seek alternative suppliers, the Company's revenues with respect to rebate contracting services would decline which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the PBMs for whom the Company provides rebate contracting services will not soon seek alternative suppliers or acquire the capabilities to perform these services for themselves.

    CONSOLIDATION AMONG CUSTOMERS. Over the past several years, insurance companies, HMOs and managed care companies have experienced significant consolidation. The Company's managed care customers have been and may continue to be subject to consolidation pressures. Although the Company may benefit from certain consolidations in the industry, there can be no assurance that additional customers will not be lost as a result of acquisitions and no assurance that such activity will not have a material adverse effect upon the Company's business, operating results and financial condition. Consolidation, strategic alliances and in general continued intense competition in the PBM industry have resulted in the past, and may result in the future, in the loss of certain of the Company's customers. There can be no assurance that new and renewal contracts will offset the revenues lost from customers electing not to renew their contracts with the Company. The Company's contracts with its customers typically provide for three-year terms, with automatic 12-month renewals thereafter unless terminated by either party to any given contract upon written notice delivered prior to the annual renewal date. See "--Dependence on Certain Key Customers" and "Business--Competition."

    COMPETITION. The PBM industry has become very competitive. The Company's competitors include large, profitable and well established companies with substantially greater financial, marketing and other resources than the Company. Several competitors in the PBM business are owned by pharmaceutical manufacturers and may possess purchasing and other advantages over the Company by virtue of such ownership. Price competition in the PBM market is increasing and has resulted in reduced margins for many PBMs, including the Company. The Company believes that the primary competitive factors include: independence from drug manufacturers and payors; the quality, scope and costs of products and services offered to insurance companies, HMOs, employers and other sponsors of health benefit plans ("plan sponsors" or "customers") and plan participants; responsiveness to customers' demands; the ability to negotiate favorable rebates and volume discounts from drug manufacturers; the ability to identify and apply effective cost containment programs utilizing clinical strategies; the ability to develop formularies; the ability to market PBM and HBM services to health benefit plan sponsors; a strong managed care customer base which supports the development of HBM products and services; and the commitment to providing flexible, clinically oriented services to customers. There can be no assurance that the Company will continue to remain competitive with respect to the foregoing factors or successfully market integrated PBM or HBM services to new customers. There can be no assurance that consolidation and alliances within the PBM industry will not adversely impact the operations and prospects for independent PBMs such as the Company. See "Business--Competition."

    RISK OF ACQUISITIONS. Part of the Company's strategy for growth includes acquisitions of complementary services, technologies or businesses that could allow the Company to offer a set of integrated services, in addition to PBM services, to better serve the needs of health benefit plan sponsors. The Company's ability to expand successfully through acquisitions depends on many factors, including the successful identification and acquisition of services, technologies or businesses and management's ability to effectively integrate and operate the acquired services, technologies or businesses. There is significant competition for acquisition opportunities in the PBM and HBM industries. The Company may compete for acquisition opportunities with other companies that have significantly greater financial and management resources. There can be no assurance that the Company will be successful in acquiring or integrating any such services, technologies or businesses or once acquired, that the Company will be successful in selling or integrating such services, technologies or businesses. See "Business--Strategy."

    DEPENDENCE ON KEY MANAGEMENT. The Company believes that its continued success will depend to a significant extent upon the continued services of its senior management, in particular David D. Halbert, Chairman of the Board, Chief Executive Officer and President of the Company. The loss of the services of Mr.
D. Halbert or other persons in senior management could have a material adverse effect on the Company's business. The Company maintains a key-person life insurance policy on Mr. D. Halbert. The Company has entered into an employment agreement with each of Drs. Filipek and Wright and Messrs. Sattler and Cinquegrana. See "Management--Employment Agreements."


    INTANGIBLE ASSETS. At June 30, 1996, approximately $13.0 million, or 18% (approximately 16% after giving pro forma effect to this Offering), of the Company's total assets consisted of intangible assets. These intangible assets are being amortized over a period of 40 years. In the event of any sale or liquidation of the Company, there can be no assurance that the value of such intangible assets will be realized. In addition, any significant decrease in the value of such intangible assets could have a material adverse effect on the Company's business, operating results and financial condition. See Note 2 of Notes to Consolidated Financial Statements.

    GOVERNMENT REGULATION. The PBM industry is subject to extensive federal and state laws and regulations and compliance with such laws and regulations imposes significant operational requirements for the Company. The regulatory requirements with which the Company must comply in conducting its business vary from state to state. Management believes that the Company is in substantial compliance with all existing statutes and regulations material to the operation of its business. The impact of future legislation and regulatory changes on the Company's business cannot be predicted, and there can be no assurance that the Company will be able to obtain or maintain the regulatory approvals required to operate its business. From time to time, retail pharmacists have expressed opposition to mail order pharmacies. Retail pharmacies, state pharmacy associations or state boards of pharmacies in some states have attempted to secure the enactment or promulgation of statutes or regulations that could have the effect of hindering or in some cases prohibiting the delivery of prescription drugs into such state by a mail service pharmacy. The Company is also aware of a Federal Trade Commission investigation relating to the acquisition of companies in the PBM industry, although the Company is not, to its knowledge, the subject of any such investigation. There can be no assurance that such legislation or regulation, if subsequently adopted, or investigation, if commenced, would not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Government Regulation."

    DEVELOPMENTS IN THE HEALTH CARE INDUSTRY. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care organizations. The Company's services are designed to function within the structure of the health care financing and reimbursement system currently being used in the United States. The Company believes that the commercial value and appeal of its services may be adversely affected if the current health care financing and reimbursement system were to be materially changed. During the past several years, the United States health care industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates. Certain proposals to reform the United States health care system are currently under consideration by Congress. These proposals may increase governmental involvement in health care and otherwise change the operating environment for the Company's customers. Health care organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments in cost containment tools and related technology such as the Company's services. The Company cannot predict what effect, if any, such factors might have on its business, operating results and financial condition. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the Company's services. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, operating results and financial condition. Other legislative or market-driven reforms could have unpredictable effects on the Company's business, operating results and financial condition. See "Business--Government Regulation."


    POTENTIAL LIABILITY FOR RESCISSION OF PRIVATE SALES AND UNDER SECTION 5 OF THE SECURITIES ACT. Certain recent private sales of the Company's securities may be required to be integrated with the offering of securities in this Offering. If so integrated, the purported private sales would constitute an unregistered public offering in violation of Section 5 of the Securities Act. Such a violation would entitle the subscribers in such private sales to rescission and would subject the Company to liability under said Section 5. Management does not believe that rescission of any of such private sales would have a material adverse effect on the Company.


    PROFESSIONAL AND GENERAL LIABILITY INSURANCE. Various aspects of the Company's business, including the dispensing of pharmaceutical products, may subject it to litigation and liability for damages. While the Company maintains and intends to maintain professional and general liability insurance coverage, there can be no assurance that the Company will be able to maintain such insurance in the future or that such insurance will be available on acceptable terms or will be adequate to cover any or all potential product or professional liability claims. A successful product or professional liability claim in excess of the Company's insurance coverage could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Liability Insurance."

    TAX RISKS ASSOCIATED WITH THE MERGER. Immediately prior to the Offering, Advance Health Care, Inc. and the Company will consummate the Merger. Although the Merger will be structured as a tax free event, if the

Company were to be audited, there can be no assurance that the Internal Revenue Service would not successfully challenge the tax free treatment, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "The Company."

    NO PRIOR PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that following this Offering an active trading market will develop or be sustained. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters. For a description of the factors considered in determining the initial public offering price, see "Underwriting." In addition, the stock market historically has experienced volatility which has particularly affected the market prices of securities of many companies in the health care industry.

    ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS AND SERIES B PREFERRED STOCK. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws, certain sections of the Delaware General Corporation Law, the ability of the Board of Directors to issue shares of Preferred Stock and to establish the voting rights, preferences and other terms thereof without further action by the stockholders, the division of the Board of Directors into three classes and the voting terms of the Series B Preferred Stock may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors and also could delay or frustrate the removal of incumbent directors, even if such takeover or removal would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial to the interests of stockholders. The Delaware General Corporation Law imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of the Company's Common Stock. See "Management--Board of Directors and Committees of the Board" and "Description of Capital Stock--Preferred Stock."


    CERTAIN EFFECTS OF SERIES B PREFERRED STOCK. Following completion of this Offering the Series B Preferred Stock will remain outstanding. The holders of the Series B Preferred Stock are entitled to certain preferential distributions which are not available to the holders of Common Stock. The holders of the Series B Preferred Stock are entitled to receive, out of funds legally available therefor, cumulative dividends, calculated without compounding, equal to $45.00 per share per annum. Such cumulative dividends accrue and accumulate from the date of issuance and are payable on March 31 of each year. Upon the liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock have the right, prior to any existing or future classes of capital stock to receive $10.0 million plus all accrued and unpaid dividends on the Series B Preferred Stock and to participate equally and ratably with the holders of the Common Stock in the distribution of the net assets of the Company available for distribution thereafter to stockholders. On or after June 25, 1998, the Company, in its sole discretion, may redeem any or all of the Series B Preferred Stock at a price equal to the original price paid per share, plus accrued and unpaid dividends. The Company has the right to convert the Series B Preferred Stock into Common Stock at any time after the fifth anniversary of issuance. If the Company forces a conversion, the holders of the Series B Preferred Stock will be entitled to piggy-back registration rights in connection with future registered offerings of shares of Common Stock. To the extent that the holders of the Series B Preferred Stock receive any distributions from the Company, the funds available for distributions to the holders of the Common Stock will be reduced. See "Description of Capital Stock -- Preferred Stock."



    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock. Of the 7,403,750 shares of Common Stock outstanding following completion of this Offering, the 2,647,114 shares being sold hereby have been registered under the Securities Act, and will be freely tradeable without restriction or registration under the Securities Act, except for shares that may be acquired by "affiliates" of the Company. The remaining 4,756,636 shares of Common Stock were issued and sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an exemption from
registration such as Rule 144 under the Securities Act. Beginning on           ,
upon expiration of 180-day lock-up agreements entered into in connection with this Offering, all of such shares of restricted Common Stock will be eligible for sale. The 1,111,111 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock (assuming an initial public offering price of $9.00 per share) will become eligible for sale under Rule 144 on June 25, 1998, and 392,750 shares of Common Stock issuable upon the exercise of outstanding warrants will be eligible for sale under Rule 144 following the effective date of this Offering. In addition, of the 1,310,250 shares of Common Stock issuable upon the exercise of outstanding options, approximately 602,850 shares of Common Stock are immediately issuable upon the exercise of vested options and will become eligible for sale, if such options are exercised, after the date of this Prospectus. The holders of such options will enter into 180-day lock-up agreements in connection with this Offering. Substantially all of the Company's current securities holders have the right to include in any registration, subject to certain restrictions, a total of 6,899,000 shares of Common Stock for offer and sale to the public at any time commencing six months after the date of this Prospectus. See "Shares Eligible for Future Sale."



    BENEFIT OF THE OFFERING TO AFFILIATES. Certain parties affiliated with the Company will receive immediate and substantial financial benefits as a result of the Offering. Common Stock beneficially owned by the Company's executive officers and directors and their respective affiliates would have a market value of approximately $40.2 million based upon an assumed initial public offering price of $9.00 per share. In addition, Halbert & Associates, Inc., a company owned by Messrs. David D. Halbert and Jon S. Halbert who are also executive officers and directors of the Company, will receive proceeds from the sale of shares of Common Stock in this Offering of $748,000, after deducting underwriting discounts and commissions. As members of the Board of Directors of the Company, Messrs. D. Halbert and J. Halbert participated in the deliberations of the Board of Directors with respect to various matters concerning the Offering. Of the net proceeds of this Offering, approximately $7.0 million will be used to retire the note payable to Whitney Subordinated Debt Fund, L.P., an affiliate of J.H. Whitney & Co., the largest stockholder of the Company (the "Whitney Note"). See "Use of Proceeds," "Management," "Certain Transactions" and "Principal and Selling Stockholders."



    CONTROL BY EXISTING STOCKHOLDERS. After this Offering, officers and directors of the Company and their affiliates will own beneficially approximately 47.4% of the Company's outstanding Common Stock (approximately 45.5% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders may have the ability to control the Company and influence its affairs and the conduct of its business. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock--Voting Agreement."



    IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of Common Stock in this Offering will experience immediate and substantial dilution in net tangible book value of $5.71 per share, assuming an initial public offering price of $9.00 per share. See "Dilution."


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This  Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, the Company's business strategy and the plans and objectives of management of the Company for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forwarding-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section. Section 27A of the Securities Act and Section 21E of the Exchange Act are not applicable to initial public offerings, including this Offering.

                                  THE COMPANY


    The Company was incorporated in Delaware in July 1993 as a wholly owned subsidiary of Advance Health Care, Inc. ("Advance Health Care"). Currently, the Company has three wholly owned subsidiaries, Advance ParadigM Mail Services, Inc. ("Advance Mail"), Advance ParadigM Data Services, Inc. ("Advance Data") and Advance ParadigM Clinical Services, Inc., formerly known as ParadigM Pharmacy Management, Inc. ("Advance Clinical"). Advance Mail was incorporated in 1986 and began operations in early 1987 as a mail order pharmacy. In 1992, Advance Data was incorporated to provide plan participants an alternative for purchasing prescriptions through a network of retail pharmacies and to provide claims adjudication services. In August 1993, Advance Health Care contributed all of the capital stock of Advance Data and Advance Mail to the Company. In December 1993, the Company acquired Advance Clinical, formerly a wholly owned subsidiary of BCBS of Maryland, Inc. ("BCBS of Maryland"). Immediately prior to the Offering, Advance Health Care will merge with and into the Company, with the Company being the surviving corporation. Immediately prior to the Merger, Advance Health Care will repay certain indebtedness held by several of its stockholders by issuing shares of its common stock to the holders of such indebtedness. In addition, immediately prior to the Merger, Advance Health Care will distribute to its stockholders its assets and liabilities, none of which are related to the business of the Company. After the repayment of its outstanding indebtedness and the spin-off of its other assets and liabilities, Advance Health Care will have no operations, or known liabilities or assets of its own other than its investment in the Company. The Merger will have no effect on the Company's financial position or results of operations and is intended to qualify as a tax free reorganization. See "Risk Factors" and "Certain Transactions -- Merger of Advance Health Care With and Into the Company." The Company's executive offices are located at 545 East John Carpenter Freeway, Suite 1900, Irving, Texas 75062, and its phone number is (214) 830-6199.


                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be $16,240,000 ($19,563,452 if the Underwriters exercise the over-allotment option in full), at an assumed initial public offering price per share of $9.00, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. Of the net proceeds of this Offering, approximately $7.0 million will be used to retire the Whitney Note, $2.9 million will be used to provide further automation of the Company's Richardson, Texas facility, including capital improvements and equipment, and $1.8 million will be used to expand the Company's claims processing system. The Whitney Note was issued by the Company on December 8, 1993 in the original principal amount of $7.0 million to finance the acquisition of Advance Clinical and has a term of seven years with a fixed rate of interest of 10.1% per annum. See "Certain Transactions." The balance of the net proceeds, approximately $4.5 million, will be used to fund possible acquisitions of similar or complementary businesses and general corporate purposes. Although the Company has had preliminary discussions from time to time regarding possible acquisition opportunities, the Company has no agreements, understandings or commitments with respect to any such opportunity, nor has the Company allocated any portion of the net proceeds for any specific acquisition. There can be no assurance that any future acquisitions will be consummated. Pending such uses, the Company intends to invest the net proceeds in short-term U.S. government securities, high-grade commercial paper, short-term, interest bearing securities, money market funds and bank deposits or other similar instruments.


                                DIVIDEND POLICY

    The Company has never declared or paid any dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to fund development and growth of its business and does not anticipate paying any dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at June 30, 1996, (i) on an actual basis, adjusted to reflect the 250-for-one stock split to be effected prior to the Offering, (ii) on a pro forma basis to reflect the automatic conversion of each share of Series A Preferred Stock into 250 shares of Common Stock and the consummation of the Merger, both of which will occur immediately prior to or concurrently with the closing of the Offering and (iii) on a pro forma as adjusted basis to reflect the application of the estimated net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.



                                                                                           JUNE 30, 1996
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)
Long-term debt to related parties.............................................  $   7,000   $   7,000    $  --
Series A redeemable preferred stock, $.01 par value, 10,000 shares authorized,
 10,000 shares issued and outstanding, none outstanding pro forma or pro forma
 as adjusted..................................................................     12,099      --           --
Stockholders' equity:
  Series B Preferred Stock, $.01 par value, 3,000 shares authorized and 2,597 shares issued and outstanding actual and pro forma, 5,000 shares authorized
   and 4,444 shares issued and outstanding pro forma as adjusted..............     --          --           --
  Common Stock, $.01 par value, 7,500,000 shares authorized and 3,130,500 shares issued and outstanding actual, 7,500,000 shares authorized and
   5,400,750 shares issued and outstanding pro forma, 25,000,000 shares authorized and 7,400,750 shares issued and outstanding pro forma as
   adjusted (1)(2)............................................................     --          --           --
  Additional paid-in capital..................................................     11,518      23,617       39,857
  Accumulated deficit.........................................................     (2,552)     (2,552)      (2,552)
                                                                                ---------  -----------  -----------
    Total stockholders' equity................................................      8,966      21,065       37,305
                                                                                ---------  -----------  -----------
      Total capitalization....................................................  $  28,065   $  28,065    $  37,305
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------


------------------------

(1) Outstanding shares exclude (i) 1,040,250 shares of Common Stock reserved for future issuance pursuant to options outstanding as of June 30, 1996, under the Company's stock option plans with a weighted average exercise price of $4.22 per share, (ii) 392,750 shares of Common Stock underlying outstanding warrants with a weighted average exercise price of $4.29 per share and (iii) 1,111,111 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock, assuming an initial public offering price of $9.00 per share. See "Management--Stock Option Plans," "Description of Capital Stock" and Note 10 of Notes to Consolidated Financial Statements.



(2) The number of shares outstanding on a pro forma and pro forma as adjusted basis gives effect to the cancellation of shares held by Advance Health Care and the distribution of Common Stock to Advance Health Care stockholders based upon the Advance Health Care stockholders fully diluted proportionate ownership interests in Advance Health Care. The number of shares of Common Stock to be outstanding will be reduced by 229,750 shares after the Merger and the merger of the stock plan of AHC with and into the Company's stock option plan. See Notes 1 and 15 of the Notes to Consolidated Financial Statements.

                                    DILUTION


    The pro forma net tangible book value of the Common Stock of the Company as of June 30, 1996, after giving effect to the 250-for-one stock split of the Common Stock, the automatic conversion of the Series A Preferred Stock to Common Stock and the consummation of the Merger, all of which will occur immediately prior to or concurrently with the closing of this Offering, was $8,106,000, or $1.50 per share. "Pro forma net tangible book value" per share of Common Stock represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share resulting in estimated net proceeds to the Company of approximately $16,240,000, the pro forma net tangible book value of the Company as of June 30, 1996, would have been $24,346,000, or $3.29 per share. This represents an immediate increase in pro forma net tangible book value of $1.79 per share to the existing stockholders and an immediate dilution of $5.71 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution:



Assumed initial public offering price per share.......................             $    9.00
  Pro forma net tangible book value per common share prior to the
   Offering...........................................................  $    1.50
  Increase per share attributable to new investors....................       1.79
                                                                        ---------
Pro forma net tangible book value per common share after the
 Offering.............................................................                  3.29
                                                                                   ---------
Dilution per share to new investors...................................             $    5.71
                                                                                   ---------
                                                                                   ---------



    The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares in the Offering (at an assumed initial public offering price of $9.00 per share) before deduction of underwriting discounts and estimated expenses related to the Offering:



                                             SHARES PURCHASED        TOTAL CONSIDERATION
                                          ----------------------  -------------------------  AVERAGE PRICE
                                            NUMBER     PERCENT       AMOUNT       PERCENT      PER SHARE
                                          ----------  ----------  -------------  ----------  -------------
Existing stockholders...................   5,400,750       73.0%  $  13,617,000       43.1%    $    2.52
New investors...........................   2,000,000       27.0      18,000,000       56.9          9.00
                                          ----------      -----   -------------      -----
    Total...............................   7,400,750      100.0%  $  31,617,000      100.0%
                                          ----------      -----   -------------      -----
                                          ----------      -----   -------------      -----



    The foregoing computations assume no exercise of the Underwriters' over-allotment option or of any outstanding options granted pursuant to the Company's existing stock option plans, no exercise of outstanding warrants, and no conversion of the Series B Preferred Stock. To the extent such options and warrants are exercised, there will be further dilution to the new investors. As of June 30, 1996, there were outstanding (i) options to purchase 1,040,250 shares of Common Stock with a weighted average exercise price of $4.22 per share and (ii) warrants to purchase 392,750 shares of Common Stock with a weighted exercise price of $4.29 per share. See "Management--Stock Option Plans" and "Shares Eligible for Future Sale."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables summarize certain selected consolidated financial data, which should be read in conjunction with the Company's Consolidated Financial Statements, and the Notes related thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere herein. The selected consolidated financial data of the Company as of and for each of the years in the three-year period ended March 31, 1996, have been derived from the Consolidated Financial Statements that have been audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus and are qualified by reference to such Consolidated Financial Statements. The selected consolidated financial data as of and for each of the years ended March 31, 1992 and March 31, 1993 are derived from consolidated financial statements of the Company that have been audited by Arthur Andersen LLP and which have not been included in this Prospectus. The selected consolidated financial data as of and for the three months ended June 30, 1995 and 1996 have been derived from the Company's unaudited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.


                                                                                                THREE MONTHS ENDED
                                                        YEAR ENDED MARCH 31,                         JUNE 30,
                                       ------------------------------------------------------  --------------------
                                         1992       1993       1994       1995        1996       1995       1996
                                       ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................  $   7,045  $  11,867  $  34,970  $  91,306  $  125,333  $  25,692  $  49,809
  Cost of operations:
    Cost of revenues.................      6,761     11,196     32,612     85,532     117,788     24,445     47,454
    Selling, general and
     administrative expenses.........        616      1,091      2,330      4,963       6,158      1,442      1,714
                                       ---------  ---------  ---------  ---------  ----------  ---------  ---------
      Total cost of operations.......      7,377     12,287     34,942     90,495     123,946     25,887     49,168
                                       ---------  ---------  ---------  ---------  ----------  ---------  ---------
  Operating income (loss)............       (332)      (420)        28        811       1,387       (195)       641
  Interest income....................     --         --         --             91         366         39        205
  Interest expense...................        (23)       (26)      (423)      (878)       (716)      (179)      (177)
                                       ---------  ---------  ---------  ---------  ----------  ---------  ---------
  Net income (loss)..................  $    (355) $    (446) $    (395) $      24  $    1,037  $    (335) $     669
                                       ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ----------  ---------  ---------
  Pro forma: (1).....................
    Net income per share.............                                              $      .25             $     .12
    Weighted average shares
     outstanding.....................                                                   7,037                 7,037


                                                                           MARCH 31,
                                                     -----------------------------------------------------  JUNE 30,
                                                       1992       1993       1994       1995       1996       1996
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital..................................  $     220  $    (465) $     769  $    (453) $     316  $  10,432
  Total assets.....................................      1,296      1,761     29,152     37,288     58,905     72,091
  Long-term debt to related parties................     --         --          6,928      7,000      7,000      7,000
  Redeemable preferred stock.......................     --         --         10,256     11,076     11,896     12,099
  Stockholders' equity (deficit)...................        436         (9)      (936)    (1,732)    (1,498)     8,966

                                                                                            YEAR ENDED MARCH 31,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
SUPPLEMENTAL DATA: (2)
  Pharmacy network claims processed..................................................        816      1,527      9,375
  Mail pharmacy prescriptions filled.................................................        228        383        536
  Estimated health plan members (at period end)......................................      3,745      5,208      9,040

------------------------

(1) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.
(2) This data has not been audited and is unavailable for fiscal years 1992 and 1993.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Advance ParadigM is a leading independent provider of PBM services to health benefit plan sponsors, with over nine million health plan members enrolled in the Company's programs. The Company's primary focus is on the delivery of cost-effective, high quality, integrated PBM services. In addition, the Company has developed and is expanding its clinical expertise and disease management services to meet the specialized needs of its plan members, particularly those requiring costly, long-term and recurring therapies.

    The Company has historically generated revenues from a number of sources including its mail pharmacy, its retail pharmacy network and claims adjudication services and its clinical services. In addition, during the fiscal year ended March 31, 1996 ("fiscal year 1996"), the Company began to generate revenues from its newly developed HBM services.

    The Company derives mail pharmacy revenues from the sale of pharmaceuticals to members of health benefit plans sponsored by the Company's customers. These revenues include ingredient costs plus a dispensing fee. In 1992, the Company established a retail pharmacy network which currently consists of over 46,000 retail pharmacies nationwide, and began to provide on-line claims adjudication services. The Company records administrative fees as revenues derived from claims adjudication services, and includes as revenues the ingredient costs of the pharmaceuticals dispensed through its network. In 1993, the Company acquired Advance Clinical, formerly ParadigM Pharmacy Management, Inc., a subsidiary of BCBS of Maryland, and began to offer clinical services to its customers. The Company's clinical services revenues have historically been derived primarily from direct rebate and volume discounts from pharmaceutical manufacturers. Cost of revenues includes product costs and other direct costs associated with the dispensing of prescription drugs through the mail pharmacy, retail pharmacy network and claims adjudication services and clinical services.

    The acquisition of Advance Clinical has provided the Company with access to large managed care organizations creating an opportunity for the Company to cross-sell its mail and claims processing services. In addition, the Company has continued to add additional managed care accounts. In order to accommodate the large volume and complex reporting requirements of its managed care customers, the Company acquired a highly sophisticated, state-of-the-art claims processing system, which management believes will accommodate volume levels significantly higher than those currently maintained by the Company.

    In response to the growing demand among payors for comprehensive disease management programs, the Company recently established its HBM services. The Company has developed a comprehensive health care database, integrating its customers' pharmacy claims with applicable medical and laboratory claims data, in order to perform meaningful outcomes studies to develop disease management programs. These programs have served as an additional source of revenue for the Company in fiscal year 1996. Management believes that the Company will be able to cross-sell these and other services to its existing customers, and that HBM services will constitute a significantly increased proportion of the Company's total revenues in the future.

    As a result of its competitive environment, the Company is continuously susceptible to margin pressures. In recent years, competing PBM providers owned by large pharmaceutical manufacturers began aggressively pricing their products and services. This aggressive pricing resulted in reduced margins for the Company's traditional PBM services. While the environment for the provision of traditional services remains competitive, margins realized for the provision of these services have stabilized in recent quarters.

    Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere herein.

RESULTS OF OPERATIONS

    The following table sets forth certain consolidated financial data of the Company, for the periods indicated, as a percentage of revenues.

                                                                                               THREE MONTHS
                                                           YEAR ENDED MARCH 31,               ENDED JUNE 30,
                                                   -------------------------------------  -----------------------
                                                      1994         1995         1996         1995         1996
                                                   -----------  -----------  -----------  -----------  ----------
Revenues.........................................      100.0 %      100.0 %      100.0 %      100.0 %      100.0%
Cost of operations:
  Cost of revenues...............................       93.2         93.7         94.0         95.1         95.3
  Selling, general and administrative expenses...        6.7          5.4          4.9          5.6          3.5
                                                     -----        -----        -----        -----        -----
    Total cost of operations.....................       99.9         99.1         98.9        100.7         98.8
                                                     -----        -----        -----        -----        -----
Operating income (loss)..........................        0.1          0.9          1.1         (0.7)         1.2
Interest income (expense)........................       (1.2)        (0.9)        (0.3)        (0.6)         0.1
                                                     -----        -----        -----        -----        -----
Net income (loss)................................       (1.1)%        0.0 %        0.8 %       (1.3)%        1.3%
                                                     -----        -----        -----        -----        -----
                                                     -----        -----        -----        -----        -----

THREE MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE MONTHS ENDED JUNE 30, 1995

    REVENUES. Revenues for the three months ended June 30, 1996 increased by $24.1 million, or 94%, compared to revenues for the three months ended June 30, 1995. Approximately 66% of the increase in revenues was attributable to an eight-fold increase in the number of pharmacy claims processed during the period. Approximately 20% of the increase was attributable to additional sales of the Company's mail pharmacy services, resulting from a 44% increase in the number of mail prescriptions dispensed. Approximately 14% of the increase in revenues resulted from an increase in clinical services revenues derived from formulary and disease management services.

    COST OF REVENUES. Cost of revenues for the three months ended June 30, 1996 increased by $23.0 million, or 94%, compared to the same period in 1995. This increase was attributable primarily to the expanded volume in the Company's mail pharmacy and the additional costs associated with the Company's claims processing growth. As a percentage of revenues, cost of revenues remained relatively constant at 95%.

    SELLING, GENERAL AND ADMINSTRATIVE EXPENSES. Selling, general and administrative expenses for the three months ended June 30, 1996 increased by $272,000, or 19%, compared to the same period in 1995. This increase was the result of the Company's expansion of its sales and marketing capabilities, as well as increases in administrative and support staff levels and salaries and benefits in response to volume growth in all services. As a percentage of revenues, selling, general and administrative expenses decreased from 6% for the three months ended June 30, 1995 to 4% in the same period in 1996 as the result of greater economies of scale. The Company believes that if revenues continue to increase at the rate experienced to date, selling, general and administrative expenses will generally decrease as a percentage of revenues in the future.

    INTEREST INCOME AND INTEREST EXPENSE. Interest expense, net of interest income, for the three months ended June 30, 1996 decreased by $168,000 compared to the same period in 1995. The decline resulted from cash management programs which utilized the Company's short-term excess cash to generate interest income through investment in money market funds.

    INCOME TAXES  (BENEFITS).   The Company  had income  tax loss  carryforwards
available to offset income generated for the three months ended June 30, 1996, and as a result, incurred no federal income tax expense.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

    REVENUES. Revenues for fiscal year 1996 increased by $34.0 million, or 37%, compared to revenues for the fiscal year ended March 31, 1995 ("fiscal year 1995"). Approximately 39% of the increase was attributable to additional sales of the Company's mail pharmacy services, resulting from a 40% increase in the number of mail prescriptions dispensed. Approximately 40% of the increase in revenues was attributable to a six-fold increase in the number of pharmacy claims processed during the fiscal year. Approximately 21% of the increase in revenues resulted from an increase in clinical services revenues derived from formulary and disease management services.

    COST OF REVENUES. Cost of revenues for fiscal year 1996 increased by $32.3 million, or 38%, compared to the prior fiscal year. This increase was attributable primarily to the expanded volume in the Company's mail pharmacy and the additional costs associated with the Company's claims processing growth. As a percentage of revenues, cost of revenues remained relatively constant at approximately 94% for both fiscal year periods.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for fiscal year 1996 increased by $1.2 million, or 24%, compared to fiscal year 1995. This increase was the result of the Company's expansion of its sales and marketing activities, as well as increases in administrative and support staff levels and salaries and benefits in response to volume growth in all services. As a percentage of revenues, selling, general and administrative expenses remained relatively constant at approximately 5% for both fiscal year periods.

    INTEREST INCOME AND INTEREST EXPENSE. Interest expense, net of interest income, for fiscal year 1996 declined by $437,000, or 56%, compared to fiscal year 1995. The decline resulted from cash management programs which utilized the Company's short-term excess cash to generate interest income through investment in money market funds.

    INCOME TAXES (BENEFITS). The Company had income tax loss carryforwards as of March 31, 1996 of approximately $1.9 million, and as a result, incurred no federal income tax expense. The Company anticipates an effective tax rate of approximately 39% once the tax carryforwards are fully utilized.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

    REVENUES. Revenues for fiscal year 1995 increased by $56.3 million, or 161%, compared to revenues for the fiscal year ended March 31, 1994 ("fiscal year 1994"). Approximately 51% of the increase resulted from the increase in clinical services revenue attributable to a full year of operations from the acquisition of Advance Clinical, and increased enrollment of lives under formulary management programs. Approximately 26% of the increase in revenues was attributable to an 87% increase in the number of pharmacy claims processed during the fiscal year. The remaining 23% of the increase was attributable to additional sales of the Company's mail pharmacy services. This increase in mail pharmacy revenue resulted from a 68% increase in the number of mail prescriptions dispensed. Revenues for fiscal year 1994 included four months of Advance Clinical revenue compared with twelve months in fiscal year 1995.

    COST OF REVENUES. Cost of revenues for fiscal year 1995 increased by $52.9 million, or 162%, compared to fiscal year 1994. This increase was attributable primarily to the expanded volume in the Company's mail pharmacy and claims processing services, plus the additional costs associated with the inclusion of a full year of operations from the acquisition of Advance Clinical. As a percentage of revenues, cost of revenues increased from 93% in fiscal year 1994 to 94% in fiscal year 1995. This increase resulted primarily from the Company's relocation of its mail pharmacy operations from a 6,000 square foot facility to a 38,000 square foot dispensing facility in December 1993. In addition, the Company expanded its claims processing capabilities to accommodate additional growth from its managed care customers.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for fiscal year 1995 increased by $2.6 million, or 113%, compared to fiscal year 1994. This increase was the result of the Company's expansion of its sales and marketing capabilities, as well as increases in administrative and support staff levels and salaries and benefits in response to volume growth in all product and service areas. Selling, general and administrative expenses in fiscal year 1995 also include a full year of clinical operations of Advance Clinical. As a percentage of revenues, selling, general and administrative expenses decreased from 7% in fiscal year 1994 to 5% in fiscal year 1995 as the result of greater economies of scale.

    INTEREST INCOME AND INTEREST EXPENSE. Interest expense, net of interest income, for fiscal year 1995 increased by $364,000, or 86%, compared to fiscal year 1994. The increase resulted from indebtedness incurred in December 1993 in connection with the acquisition of Advance Clinical.

SELECTED QUARTERLY FINANCIAL RESULTS

    The following table represents unaudited selected quarterly statement of operations data for each of the quarters indicated and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The Company has experienced fluctuations in revenue and operating results from quarter to quarter and from year to year due to a combination of factors, including demand for the Company's services and the size, timing of contract signings and recognition of revenues from significant customer additions and losses. Future quarterly results may fluctuate, depending on these and other factors. See "Risk Factors--Fluctuations in Quarterly Operating Results; Lengthy Sales Cycle; Future Results Uncertain." Results of operations for any particular quarter are not necessarily indicative of results of operations for any future quarters.

                                                                              THREE MONTHS ENDED
                                                             -----------------------------------------------------
                                                             JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,
                                                               1995       1995       1995       1996       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................  $  25,692  $  28,958  $  33,370  $  37,313  $  49,809
  Cost of operations:
    Cost of revenues.......................................     24,445     27,074     31,283     34,986     47,454
    Selling, general and administrative expenses...........      1,442      1,481      1,516      1,719      1,714
                                                             ---------  ---------  ---------  ---------  ---------
      Total cost of operations.............................     25,887     28,555     32,799     36,705     49,168
                                                             ---------  ---------  ---------  ---------  ---------
  Operating income (loss)..................................       (195)       403        571        608        641
  Interest (expense) income, net...........................       (140)      (134)       (83)         7         28
                                                             ---------  ---------  ---------  ---------  ---------
  Net income (loss)........................................  $    (335) $     269  $     488  $     615  $     669
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 1996 and June 30, 1996, the Company had working capital of $316,000 and $10.4 million, respectively. The increase in working capital at June 30, 1996 as compared to March 31, 1996 resulted principally from the $10.0 million of proceeds received by the Company on June 25, 1996 from the sale of its Series B Preferred Stock. The Company's net cash provided by operating activities was $1.0 million, $3.7 million and $15.7 million for the years ended March 31, 1994, 1995 and 1996, respectively, and $1.1 million and $127,000 for the three months ended June 30, 1995 and 1996, respectively. The significant increases in net cash provided by operating activities were due primarily to the timing of receivables and payables resulting from the Company's continued growth. Cash used in investing activities was $15.4 million, $2.2 million and $1.6 million for the years ended March 31, 1994, 1995 and 1996, respectively, and $216,000 and $935,000 for the three months ended June 30, 1995 and 1996, respectively. For the year ended March 31, 1994, the Company used cash in the amount of $14.1 million to purchase Advance Clinical with the remaining $1.3 million used for purchases of property, plant and equipment. In all other periods presented, cash used in investing activities was primarily used for purchases of property, plant and equipment associated with growth and expansion of the Company's facilities. For the year ended March 31, 1994, the Company received $9.9 million from the sale of its Series A Preferred Stock and proceeds of $6.6 million from the issuance of long term debt. For the three months ended June 30, 1996, the Company received $10.0 million from the sale of its Series B Preferred Stock. Cash used in financing activities consisted primarily of scheduled debt repayments.

    During fiscal year 1996, the Company's continued growth resulted in net cash provided by operating activities of $15.7 million. Historically, the Company has been able to fund its operations and continued growth through cash from operations. During fiscal year 1996, the Company's operating cash flow funded its capital expenditures of $1.6 million, and its short term excess cash was invested in money market funds. The Company anticipates its capital expenditures of approximately $4.7 million for the year ending March 31, 1997 will primarily consist of additional enhancements to the Company's claims processing systems, and further automation of the Company's mail service facility. The Company anticipates that cash from operations, combined with the proceeds received from the sale of the Series B Preferred Stock and the net proceeds to be received from the sale of the shares of Common Stock offered hereby, will be sufficient to meet the Company's operating requirements and expansion programs, including capital expenditures, for at least the next 18 months. Upon consummation of the Offering, the Company plans to pay off all of its outstanding debt with the exception of capital lease obligations. The Company anticipates that cash from operations will be sufficient to meet its internal operating requirements for at least the next 18 months; however, the Company expects that additional funds may be required in the future to successfully continue its expansion and acquisition plans. The Company may be required to raise additional funds through sales of its equity or debt securities or seek financing from financial institutions. Currently, the Company has no borrowings from financial institutions, and none of its assets are pledged as collateral. There can be no assurance, however, that credit financing will be available on terms that are favorable to the Company or, if obtained, will be sufficient for the Company's expansion needs.

RECENT PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company will adopt the provisions of SFAS 123 with respect to options granted to employees through disclosure only, effective with the Company's fiscal year ending March 31, 1997. SFAS 123 also requires that all stock and warrants issued to nonemployees be accounted for based upon the fair value of the consideration received or the fair value of the equity instruments issued. During fiscal year 1996, the Company agreed to issue warrants to purchase shares of its Common Stock to a customer contingent upon future expansion of member lives. As of June 30, 1996, no stock was issued and no warrants were earned under the agreement. In management's opinion, the fair value of the warrants at the date of the agreement was not material and therefore had no material impact on the Company's financial position or results of operations.

IMPACT OF INFLATION

    Changes   in   prices   charged  by   manufacturers   and   wholesalers  for
pharmaceuticals dispensed by the Company affects its cost of revenues. Historically, the Company has been able to pass the effect of such price changes to its customers under the terms of its agreements. As a result, changes in pharmaceutical prices due to inflation have not adversely affected the Company.

                                    BUSINESS

OVERVIEW

    Advance ParadigM is a leading independent provider of PBM services to health benefit plan sponsors, based on the over nine million health plan members enrolled in the Company's programs. The Company's primary focus is on the delivery of cost-effective, high quality, integrated PBM services. In addition, the Company has developed and is expanding its clinical expertise and disease management services to meet the specialized needs of its plans' members, particularly those requiring costly, long-term and recurring therapies. These services are designed to inform and educate health benefit plan sponsors, their members and participating physicians of nationally recognized practice guidelines for various disease states. This encourages physician and member conformance, improves compliance with recognized standards and, in turn, improves member health while reducing cost of care.

    The Company's PBM services include clinical and benefit design consultation, formulary and rebate administration, electronic point-of-sale pharmacy claims processing, mail pharmacy distribution, pharmacy network management, drug utilization review ("DUR") and data information reporting services. The Company administers a pharmacy network that includes over 46,000 retail pharmacies throughout the United States. In 1994, in response to increasing cost-containment pressures from payors, the Company began to utilize its clinical and information systems capabilities to develop HBM services. The Company's HBM services include disease management, recommendation of clinical guidelines, patient and physician profiling, case finding and compliance and outcome measurement. In 1995, the Company began marketing its HBM services to health benefit plan sponsors, pharmaceutical manufacturers and contract research organizations, and as a result, initiated programs with selected customers. In addition, the Company intends to leverage its existing capabilities and relationships by acquiring companies which have, or are developing, innovative HBM services which will enable the Company to provide a centralized care management alternative for its customers.

    The Company was incorporated in Delaware in July 1993 as a wholly owned subsidiary of Advance Health Care. Currently, the Company has three wholly owned subsidiaries, Advance Mail, Advance Data and Advance Clinical. Advance Mail was incorporated in 1986 and began operations in early 1987 as a mail order pharmacy. In 1992, Advance Data was incorporated to provide plan participants an alternative for purchasing prescriptions through a network of retail pharmacies and to provide claims adjudication services. In August 1993, Advance Health Care contributed all of the capital stock of Advance Data and Advance Mail to the Company. In December 1993, the Company acquired Advance Clinical, formerly a wholly owned subsidiary of BCBS of Maryland. See "The Company."

INDUSTRY BACKGROUND

    In response to escalating health care costs, cost containment efforts in the health care industry have led to rapid growth in managed care. Despite these efforts, continued advances in medical technology and new drug development have led to significant increases in drug utilization and related costs, creating a need for more efficient, cost effective drug delivery mechanisms. PBM services evolved to address this need. Through volume discounts, retail pharmacy networks, mail pharmacy services, formulary administration, claims processing and DUR, PBMs created an opportunity for health benefit plan sponsors to deliver drugs to their members in a cost-effective manner while improving patient compliance with recommended guidelines. It is currently estimated that annual outpatient pharmaceutical expenditures account for approximately 7%, or $70 billion, of the $1 trillion health care market, and that third-party prescriptions managed by PBMs represent a steadily increasing proportion of this amount.

    Traditionally, PBMs focused primarily on cost containment by (i) generating volume rebates from pharmaceutical companies, (ii) encouraging substitution of generics for branded medications and (iii) obtaining price discounts through the retail pharmacy network and mail distribution. Over the last several years, in response to increasing payor demand, PBMs have begun to develop sophisticated formulary management capabilities and comprehensive, on-line customer decision support tools in an attempt to better manage the delivery of health care and ultimately costs. Simultaneously, health benefit plan sponsors have begun to focus on the quality and efficiency of care, emphasizing disease prevention, or wellness, and care management. There is rapidly growing demand among payors for comprehensive disease management programs as cost containment becomes more dependent on improvements in the quality of care. According to industry sources, approximately 77% of large employers said they would likely adopt some form of disease management program over the next two years. HBM services are being developed to address this demand through the use of traditional PBM services combined with clinical expertise and sophisticated information systems.

THE ADVANCE PARADIGM SOLUTION

    As a leading independent PBM, the Company provides benefit design, formulary and rebate administration, point-of-sale pharmacy claims processing, mail pharmacy, pharmacy network management, DUR and data information reporting services. The Company believes its clinical expertise and information systems combined with its PBM services provide the Company with a competitive advantage in the evolving market for HBM services. Through its HBM services, the Company utilizes its expertise in development of formulary designs, recommends "best practices" guidelines, and has created patient and physician profiling, clinical intervention strategies and proprietary case finding techniques. The Company's proprietary decision support systems provide a platform for the delivery of outcomes-based HBM services. As part of its HBM services, which integrate the Company's decision support systems with its core clinical expertise, the Company currently provides disease management programs that address cardiovascular risk, congestive heart failure and diabetes, and has under development disease management programs which address asthma, dyspepsia and otitis media (middle ear infection).

STRATEGY

    The Company's mission is to improve the quality of care delivered to plan members while assisting plan sponsors in reducing overall health benefit costs. The Company's strategy is to maintain its position as a leading provider of PBM services and expand its presence as a provider of HBM services. Key elements of this strategy include:

    EXPAND CORE PBM CUSTOMER BASE. The Company believes that it will continue to benefit from growth in the PBM market. From 1994 to 1996, the number of lives for which the Company provided PBM services increased from approximately 3.7 million to 9.0 million. Of the nine million lives, the Company provides rebate contracting services for approximately two million lives on behalf of other PBMs. The Company intends to expand its market share by focusing on larger, more sophisticated customers, such as Blue Cross and Blue Shield ("BCBS") plans, insurance companies and large employer groups.

    EXPAND HBM SERVICES. The Company believes that HBM services provide significant opportunities for future growth. As a result, the Company is presently integrating its PBM services, information systems and medical care guidelines to create comprehensive HBM programs. The Company believes that it can cross-sell HBM services to its existing customer base. In addition, the Company intends to leverage its existing capabilities and relationships by acquiring companies which have, or are developing, innovative HBM services in order to provide a centralized, care management alternative for its customers.

    PURSUE STRATEGIC ACQUISITIONS. The Company intends to continue pursuing acquisition opportunities to expand the scope of its services and increase its market share. For example, in December 1993, the Company complemented its mail service and retail network pharmacy management services with the acquisition of ParadigM Pharmacy Management Inc., a provider of sophisticated formulary management services. Due to increasing competition within the PBM and HBM services markets, the Company believes that there are significant opportunities to acquire or consolidate businesses that will complement its existing service offerings and allow it to realize additional economies of scale.

    ESTABLISH STRATEGIC RELATIONSHIPS. The Company has successfully established strategic relationships with certain pharmaceutical manufacturers and major customers. In its strategic relationships with drug manufacturers, the Company strives to create collaborative relationships whereby the Company provides the manufacturers with consulting and related services that permit the manufacturers to benefit from the Company's expertise in disease management and pharmacy and medical claims data analysis, while the Company benefits from the marketing and financial resources of the manufacturers. In its strategic relationships with certain major customers, the customers assume equity positions in the Company which fosters the development of long-term
strategic   alliances.   To  date,   the   Company  has   established  strategic
collaborative relationships with five pharmaceutical companies and strategic customer alliances with BCBS of Maryland, BCBS of Texas and VHA Inc. and has entered into a letter of intent to enter into such an alliance with Principal Health Care, Inc.

SERVICES

    PHARMACEUTICAL BENEFIT MANAGEMENT. The Company's PBM services include clinical and benefit design consultation, formulary and rebate administration, electronic point-of-sale pharmacy claims processing, mail pharmacy distribution, pharmacy network management, DUR and data information reporting. The Company administers a pharmacy network which includes over 46,000 retail pharmacies throughout the United States. The Company currently provides PBM services to over 200 health plan benefit sponsors covering over nine million plan members enrolled in the Company's programs, which includes rebate contracting services for approximately two million lives on behalf of other PBMs. The Company's PBM services are divided among three divisions: Clinical Services, Data Services and Mail Pharmacy Services.

    CLINICAL SERVICES. The Company develops and implements customized programs of clinical and formulary management services to reduce drug benefit costs while promoting clinically appropriate drug usage. The Company works closely with each customer to determine the desired features of a benefit plan, such as which drugs are covered, extent of generic substitution and co-payment levels. The Company also develops customized formularies which recommend the most clinically appropriate, cost-effective drugs to be prescribed. Formularies are listings of drugs and treatment protocols to be followed by the prescribing physician that are intended to reduce the costs of prescription drugs under a particular health plan. Formularies reduce cost through the use of generic substitution, therapeutic substitution and other techniques and may also generate leverage for the Company to negotiate more favorable rebates and other volume discounts from drug manufacturers.

    Formulary compliance can be encouraged by (i) plan design features such as tiered co-payments, which require the member to pay a higher amount for the non-preferred drug, (ii) prescriber education programs in which the Company or the managed care customer actively seek to educate the prescribers about the formulary preferences and (iii) therapeutic substitution programs that target certain high-cost therapies for concentrated formulary compliance efforts. The Company continually monitors the efficacy and therapeutic applications of pharmaceutical products, the availability of new drugs and generic substitutes and rebate and other pricing arrangements with drug manufacturers. The Company works closely with each customer to develop a customized formulary based on the customer's drug utilization patterns and member and physician populations.

    The Company employs several intervention strategies to promote formulary compliance by altering physician prescribing patterns. The Company utilizes its decision support software to analyze data and present reports to plan sponsors or physicians that compare a physician's formulary compliance against his or her peers in the plan. The Company provides proprietary educational materials to plan physicians, pharmacists or the plan sponsor to promote general education and formulary compliance.

    DATA SERVICES. The Company's retail pharmacy network and claims adjudication services provide plan sponsors an efficient, automated claims processing network that permits point-of-sale adjudication and data collection. The Company administers a network of approximately 46,000 retail pharmacies which are preferred providers of prescription drugs to members of the pharmacy benefit plans managed by the Company (the "Advance Pharmacies"). The Advance Pharmacies have agreed to accept payments at predetermined negotiated rates, which the Company believes to be generally more favorable than typical retail prices. The Company's claims adjudication services division is its most rapidly growing division with the number of claims processed increasing from approximately 816,000 claims in fiscal year 1994 to over 9.3 million claims processed in fiscal year 1996, with over 5.1 million claims processed in the quarter ended June 30, 1996.

    The Advance Pharmacies are linked to the Company's Advance Rx-Registered Trademark- on-line claims adjudication and processing system, which contains patient medication history, plan enrollment and eligibility data. The Advance Rx-Registered Trademark- on-line system provides pharmacists with point-of-sale information including plan design, drugs covered, negotiated price and co-payment requirements, as well as extensive drug utilization evaluation capabilities. The Advance Rx-Registered Trademark- system performs on-line concurrent drug utilization evaluation at the point of sale including verification of eligibility, and identifies potential drug interactions, frequency of refills and other matters. Within seconds of submitting a prescription to the Advance Rx-Registered Trademark- system, the pharmacist receives a computerized message as to whether the prescription will be accepted by the Company for payment. In addition, the Company can alert the pharmacist that the prescribed drug is not the preferred formulary drug, that therapeutic or generic substitution opportunities are available, or as to the need to comply with prior authorization programs.

    MAIL PHARMACY SERVICES. The Company's mail pharmacy services enable plan sponsors to realize further cost savings on maintenance medications, while benefiting from the Company's automated claims adjudication and data collection capabilities. Cost savings to plan sponsors result from promotion of formulary compliance by the Company's in-house pharmacy, and price discounts to the Company from volume purchases. The mail pharmacy typically dispenses up to 100-day supplies of medications for chronic conditions, thereby reducing repetitive dispensing fees. The Company believes that its mail pharmacy services reduce costs to plan sponsors because the Company's role as pharmacist allows for direct enforcement of the formulary, generic and therapeutic substitution, volume purchasing discounts, and lower dispensing fees than are typically available through retail pharmacies. In addition, the Company's control over the dispensing process permits it to ensure that formulary compliance programs are followed, to perform DUR on each prescription and to reduce the potential for submission of fraudulent, incorrect or ineligible claims. Plan sponsors also benefit from the drug utilization review capabilities of the Company's management information system, which assist in preventing potential abuse by plan participants and help identify areas to be targeted for further cost reductions.

    The Company's mail service pharmacy is located in approximately 38,000 square feet of leased space in Richardson, Texas and currently dispenses approximately 13,000 prescriptions per week. The mail service dispensing process is highly automated, featuring bar code and scanning technology to route and track orders, computerized dispensing of many medications and computer-generated mailing labels and invoices. To ensure accurate dispensing of prescriptions, the mail service system is equipped with automated quality control features, and each prescription is inspected by a registered pharmacist.

    HEALTH BENEFIT MANAGEMENT. The Company's HBM services include disease management, recommendation of clinical guidelines, patient and physician profiling, case finding and compliance and outcomes measurement. The Company has developed disease management programs covering cardiovascular risk, congestive heart failure and diabetes and has under development disease management programs which address asthma, dyspepsia and otitis media. By analyzing patients' medical and pharmacy claim patterns, the Company can assist payors and health care providers in the early identification of patients whose care might be improved through additional or alternative treatment or medication.

    The Company's disease management programs incorporate clinical protocols based on specific medical treatments and "best treatment practices" from the medical community. These protocols are represented as a series of algorithms or rules contained in the Company's decision support systems. These algorithms are updated continually by the Company based upon changes in nationally recognized best treatment practices, clinical experience and review of current medical literature.

    Upon identifying an "at-risk" patient, the Company, working closely with the medical staff of its customer, recommends treatment protocols for the identified disease. The Company's staff monitors the identified patient's compliance with the suggested program, including prescription usage. If it appears, based upon the staff's analysis of the patient's treatment, that the recommended protocol is not being applied, the Company's staff will coordinate with its customers to initiate direct telephone contact with the patient or physician, suggesting additional treatment or testing.

    In addition to identifying targeted patients for the physician, the Company's case-finding algorithms are also designed to recognize trends in the treatments and drugs prescribed by health care providers. Once a provider is identified through the algorithm, the Company's staff prepares a physician journal letter communicating the recommended clinical protocols for the treatment of the identified disease. Physician performance and compliance with the recommended protocols are monitored utilizing the Company's integrated health care database, and additional communications such as "dear doctor" letters and physician report cards are sent to physicians who would benefit from intervention strategies. The Company has found physician response to these materials to be positive. In general, the physicians appreciate the comparison of their treatment activities to the latest practices in the treatment of the targeted disease. This "clinical credibility" allows the Company's customers to more ably influence physician treatment patterns.

    DECISION SUPPORT SYSTEMS. In connection with the monitoring, analysis and evaluation of drug utilization for its PBM customers and following years of development, the Company introduced proprietary decision support systems. The Company's extensive database repository incorporates a series of interrelated databases consisting of patient profiles, provider profiles, payor information, and medical and pharmacy dictionaries of diagnosis codes, treatment codes, and prescription drug information. One of the Company's proprietary decision support systems, ApotheQuery-Registered Trademark-, enables the Company to identify cost-saving opportunities arising from the possible overuse or inappropriate use of drugs, the use of high cost drugs and the use of drugs not on the formulary. ApotheQuery-Registered Trademark- organizes and analyzes data by drug, physician specialty and/or various other criteria, or a combination of criteria, enabling the Company to identify patient populations and physicians who would benefit from intervention strategies and measures the effectiveness of such strategies through outcomes and utilization review. The Company's decision support systems have been developed using commercially available technology and are not protected by any patents. The Company protects its decision support systems through physical security measures as well as access security procedures.

    In 1994, the Company began to integrate its customers' pharmacy claims with applicable medical and laboratory claims and patient survey data, when available. This integrated health care database complements the capabilities of ApotheQuery-Registered Trademark- by including data points for diagnosis and treatment codes. This integrated health care database facilitates querying capability for not only pharmacy data but integrated pharmacy, medical, and lab data as well. This allows the Company and its customers to identify problem areas for the health plan and implement timely clinical solutions. It further enhances the Company's ability to complete meaningful outcomes studies and to develop effective disease management programs. The Company's medical staff has incorporated algorithms based on nationally recognized "best practice" guidelines for chronic and acute diseases into its proprietary databases. This integrated health care database integrates medical, lab and pharmacy claims data, and allows the Company to perform sophisticated outcomes analysis, detailed physician and pharmacy provider profiling and utilization and formulary/rebate analysis.

CUSTOMERS

    The Company currently provides PBM services for over 200 health plan benefit sponsors covering over nine million plan members enrolled in the Company's programs, which includes rebate contracting services for approximately two million lives on behalf of other PBMs. The Company's customer base is comprised of BCBS plans, HMOs, health insurers, TPAs and self-insured employers. Some of the Company's customers include the following insurance companies and HMOs:

                INSURANCE COMPANIES                                         HMOS
---------------------------------------------------  ---------------------------------------------------
Arkansas BCBS                                        Capital Health Plan
BCBS of Maryland                                     CFS Health Group, Inc.
BCBS of the Rochester (New York) Area                George Washington University Health Plan
BCBS of Texas                                        HealthGuard of Lancaster, Inc.
Blue Cross of Northeastern Pennsylvania              HMO Partners, Inc.
National Health Insurance Company                    Lifeguard Health Plan
Southwestern Life Insurance Company                  SelectCare Networks, Inc.
United Insurance Company, Inc.

STRATEGIC ALLIANCES

    The Company has successfully established strategic relationships with certain large pharmaceutical manufacturers and major customers. In its strategic relationships with drug manufacturers, the Company strives to create collaborative relationships whereby the Company provides the manufacturers with products and services that permit the manufacturers to benefit from the Company's expertise in disease management and pharmacy and medical claims data analysis, while the Company benefits from the marketing and financial resources of the manufacturers. Through this type of relationship, the Company licenses selected disease management programs to the manufacturers and provides other related services. In its strategic relationships with certain major customers, the customers assume equity positions in the Company, which fosters the development of long-term strategic alliances. This arrangement allows for increased information flow between the Company and customers to facilitate the progressive development of solutions to meet the customers' unique PBM and HBM service needs. To date, the Company has established strategic collaborative relationships with five pharmaceutical companies and strategic customer alliances with BCBS of Maryland and BCBS of Texas, and has entered into a letter of intent to enter into such an alliance with Principal Health Care, Inc. The Company is implementing its cardiovascular risk reduction disease management program on behalf of BCBS of Maryland and George Washington University Health Plan. The Company has also licensed several of these programs to certain pharmaceutical companies. See "Certain Transactions."

SALES, MARKETING AND CUSTOMER SERVICE

    The Company markets and sells its services through a direct sales force consisting of four national sales and marketing representatives located in Baltimore, Cleveland, Minneapolis and Dallas. Sales and marketing representatives are supported by a staff of customer service representatives in the Company's facilities located in the Baltimore and Dallas areas. The Company's proposal development group and marketing staff also work closely with the sales representatives. The typical sales cycle takes approximately six to nine months.

    The Company offers a toll-free telephone line staffed with trained customer service representatives and pharmacists 14 hours each day and on-call 24 hours each day. The Company continually monitors the member service phone desk to ensure that incoming calls from members are answered in a timely and appropriate manner. Further, the Company monitors the quality standards of its mail services, including the dispensing of prescription orders through the mail within two business days of receipt under ordinary circumstances.

COMPETITION

    The Company competes with a number of larger, national companies, including Caremark International Inc., Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham Corporation), Express Scripts, Inc., Merck Medco Managed Care, Inc., (a subsidiary of Merck & Co., Inc.), PCS Health Systems, Inc. (a subsidiary of Eli Lilly & Company), and Value Health, Inc. (which recently announced a 50-50 joint venture with Baxter Healthcare Corporation). These competitors are significantly larger than the Company and possess greater financial, marketing and other resources than the Company. To the extent that competitors are owned by pharmaceutical manufacturers, they may have pricing advantages that are unavailable to the Company and other independent PBMs.

    The Company believes that the primary competitive factors in the PBM and HBM industries include: independence from drug manufacturers and payors; the quality, scope and costs of products and services offered to insurance companies, HMOs, employers and other sponsors of health benefit plans and plan participants; responsiveness to customers' demands; the ability to negotiate favorable rebate and volume discounts from drug manufacturers; the ability to identify and apply effective cost containment programs utilizing clinical strategies; the ability to develop formularies; the ability to market PBM and HBM services to health benefit plan sponsors; a strong managed care customer base which supports the development of HBM products and services; and the commitment to providing flexible, clinically oriented services to customers. The Company believes that its larger competitors offer comprehensive PBM services and some form of HBM services. The Company considers its principal competitive advantages to be its independence from drug manufacturers and payors, strong managed care customer base which supports the development of HBM services, and commitment to providing flexible, clinically oriented services to its customers.

LIABILITY INSURANCE

    Certain aspects of the Company's operations, including the dispensing of pharmaceuticals, may subject the Company to claims for personal injuries, including those resulting from dispensing errors, package tampering and product defects. The Company carries the types of insurance customary in its industry, including professional liability and general and product liability insurance. The Company believes that its insurance protection is adequate for its present business operations. Although pharmacies in general have not, as yet, experienced any unusual difficulty in obtaining insurance at an affordable cost, there can be no assurance that the Company will be able to maintain its coverage at acceptable costs in the future or, if it does, that the amount of such coverage would be sufficient to cover all potential claims.

GOVERNMENT REGULATION

    Various aspects of the Company's businesses are governed by federal and state laws and regulations and compliance is a significant operational requirement for the Company. The Company believes that it is in substantial compliance with all existing legal requirements material to the operation of its business.

    Certain federal and related state laws and regulations affect aspects of the Company's pharmacy benefit management business. Among these are the following:

    FDA REGULATION. The U.S. Food and Drug Administration ("FDA") generally has authority to regulate drug promotional materials that are disseminated "by or on behalf of" a drug manufacturer. In October 1995, the FDA held hearings to determine whether and to what extent the activities of PBM companies should be subject to FDA regulation. At this hearing, FDA officials expressed concern about the efforts of PBMs that are owned by drug manufacturers to engage in therapeutic switching programs and about the criteria used by such PBMs that govern the inclusion and exclusion of particular drugs in formularies. Although the FDA has not published any proposed rules to date on the regulation of PBMs, there can be no assurance that the FDA will not seek to increase regulation pertaining to the PBM industry, including with respect to companies that are not owned by drug manufacturers.

    ANTI-REMUNERATION LAWS. Medicare and Medicaid law prohibits, among other things, an entity from paying or receiving, subject to certain exceptions and "safe harbors," any remuneration to induce the referral of Medicare or Medicaid beneficiaries or the purchase (or the arranging for or recommending of the purchase) of items or services for which payment may be made under Medicare, Medicaid or other federally-funded health care programs. Several states also have similar laws which are not limited to services for which Medicare or Medicaid payment may be made. State laws vary and have been infrequently interpreted by courts or regulatory agencies. Sanctions for violating these federal and state anti-remuneration laws may include imprisonment, criminal and civil fines, and exclusion from participation in the Medicare and Medicaid programs.

    The federal statute has been interpreted broadly by courts, the Office of Inspector General ("OIG") within the Department of Health and Human Services ("HHS"), and administrative bodies. Because of the federal statute's broad scope, federal regulations establish certain "safe harbors" from liability. Safe harbors exist for certain properly reported discounts received from vendors, certain investment interests, and certain properly disclosed payments made by vendors to group purchasing organizations. A practice that does not fall within a safe harbor is not necessarily unlawful, but may be subject to scrutiny and challenge. In the absence of an applicable statutory exception or safe harbor, a violation of the statute may occur even if only one of the purposes of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are certain "product conversion programs" in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription (or recommending or requesting such a change) from one drug to another. Such laws have been cited as a partial basis, along with the state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacists in connection with such programs.

    To the Company's knowledge, these anti-remuneration laws have not been applied to prohibit PBMs from receiving amounts from drug manufacturers in connection with drug purchasing and formulary management programs, to therapeutic substitution programs conducted by independent PBMs, or to the contractual relationships such as those the Company has with certain of its customers. The Company believes that it is in substantial compliance with the legal requirements imposed by such laws and regulations, and the Company believes that there are material differences between drug-switching programs that have been challenged under these laws and the programs offered by the Company to its customers. However, there can be no assurance that the Company will not be subject to scrutiny or challenge under such laws and regulations, or that any such challenge would not have a material adverse effect upon the Company.

    OIG STUDY. The OIG Office of Evaluation and Inspections (which is not responsible for investigations of potential violations of anti-remuneration laws, but which seeks to improve the effectiveness and efficiency of

HHS programs) currently is conducting a study of PBM arrangements particularly with regard to the concerns and implications for Medicaid beneficiaries. The Company cannot predict the outcome of the study or the impact, if any, that such study might have on its business.

    ERISA REGULATION. The Employee Retirement Income Security Act of 1974 ("ERISA") regulates certain aspects of employee pension and health benefit plans, including self-funded corporate health plans with which the Company has agreements to provide PBM services. There can be no assurance that the U.S. Department of Labor, which is the agency that enforces ERISA, would not assert that the fiduciary obligations imposed by the statute apply to certain aspects of the Company's operations.

    CONSUMER PROTECTION LAWS. Most states have consumer protection laws that have been the basis for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies in connection with drug switching programs. In addition, pursuant to a settlement agreement entered into with 17 states on October 25, 1995, Merck Medco Managed Care, Inc. ("Medco"), the PBM subsidiary of pharmaceutical manufacturer Merck & Co., agreed to require pharmacists affiliated with Medco mail service pharmacies to disclose to physicians and patients the financial relationships between Merck & Co., Medco and the mail service pharmacy when such pharmacists contact physicians seeking to change a prescription from one drug to another. The Company believes that its contractual relationships with drug manufacturers and retail pharmacies do not include the features that were viewed by enforcement authorities as problematic in these settlement agreements. However, no assurance can be given that the Company will not be subject to scrutiny or challenge under one or more of these laws.

    NETWORK ACCESS LEGISLATION. A majority of states have adopted some form of legislation affecting the ability of the Company to limit access to pharmacy provider networks or from removing network providers. Such legislation may require the Company or its customers to admit any retail pharmacy willing to meet the plan's price and other terms for network participation; this legislation is sometimes referred to as "any willing provider" legislation. The Company has not been materially affected by these statutes because it administers a large network of over 46,000 retail pharmacies and will admit any licensed pharmacy that meets the Company's credentialling criteria, involving such matters as adequate insurance coverage, minimum hours of operation, and the absence of disciplinary actions by the relevant state agencies.

    LEGISLATION IMPOSING PLAN DESIGN RESTRICTIONS. Some states have legislation that prohibits the plan sponsor from implementing certain restrictive design features. For example, some states provide that members of the plan may not be required to use network providers, but must also be provided with benefits even if they choose to use non-network providers; this legislation is sometimes referred to as "freedom of choice" legislation. Other states mandate coverage of certain benefits or conditions. Such legislation does not generally apply to the Company, but it may apply to certain of the Company's customers such as HMOs and insurers. If such legislation were to become widespread and broad in scope, it could have the effect of limiting the economic benefits achievable through pharmacy benefit management.

    LICENSURE LAWS. Many states have licensure or registration laws governing certain types of ancillary health care organizations, including PPOs, TPAs, and companies that provide utilization review services. The scope of these laws differs significantly from state to state, and the application of such laws to the activities of pharmacy benefit managers is often unclear. The Company has registered under such laws in those states in which the Company has concluded, after discussion with the appropriate state agency, that such registration is required.

    LEGISLATION AFFECTING DRUG PRICES. In the past, some states have adopted legislation providing that a pharmacy participating in the state's Medicaid program must give the state the best price that the pharmacy makes available to any third party plan; this legislation is sometimes referred to as "most favored nation" legislation. Such legislation, if enacted in any state, may adversely affect the Company's ability to negotiate discounts in the future from network pharmacies. Other states have enacted "unitary pricing" legislation, which mandates that all wholesale purchasers of drugs within the state be given access to the same discounts and incentives.

    REGULATION OF FINANCIAL RISK PLANS. Fee-for-service prescription drug plans are not generally subject to financial regulation by the states. However, if the PBM offers to provide prescription drug coverage on a capitated basis or otherwise accepts material financial risk in providing the benefit, laws in various states may regulate the plan. Such laws may require that the party at risk establish reserves or otherwise demonstrate financial responsibility. Laws that may apply in such cases include insurance laws, HMO laws or limited prepaid health service plan laws. Many of these state laws may be preempted in whole or in part by ERISA, which provides for comprehensive federal regulation of employee benefit plans. However, the scope of ERISA preemption is uncertain and is subject to conflicting court rulings. Other state laws may be invalid in whole or in part as an unconstitutional attempt by a state to regulate interstate commerce, but the outcome of challenges to these laws on this basis is uncertain. Accordingly, compliance with state laws and regulations is a significant operational requirement for the Company.

    MAIL PHARMACY REGULATION. The Company's mail service pharmacy is located in Richardson, Texas and the Company is licensed to do business as a pharmacy in Texas. Many of the states into which the Company delivers pharmaceuticals have laws and regulations that require out-of-state mail service pharmacies to register with the board of pharmacy or similar regulatory body in the state. These states generally permit the mail service pharmacy to follow the laws of the state within which the mail service pharmacy is located. The Company has registered in every state in which, to the Company's knowledge, such registration is required. In addition, various pharmacy associations and boards of pharmacy have promoted enactment of laws and regulations directed at restricting or prohibiting the operation of out-of-state mail service pharmacies by, among other things, requiring compliance with all laws of certain states into which the mail service pharmacy dispenses medications whether or not those laws conflict with the laws of the state in which the pharmacy is located. To the extent that such laws or regulations are found to be applicable to the Company, the Company would be required to comply with them.

    Other statutes and regulations impact the Company's mail service operations. Federal statutes and regulations govern the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of controlled substances. The Federal Trade Commission requires mail order sellers of goods generally to engage in truthful advertising, to stock a reasonable supply of the product to be sold, to fill mail orders within thirty days, and to provide customers with refunds when appropriate. The United States Postal Service has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that could have an adverse effect on the Company's mail service operations. The U.S. Postal Service has exercised such statutory authority only with respect to controlled substances. Alternative means of delivery are available to the Company.

EMPLOYEES

    As of August 31, 1996, the Company had 312 employees. None of the employees are represented by a labor union. In the opinion of management, the Company's relationship with its employees is good.

FACILITIES

    The Company's corporate headquarters are located in approximately 8,000 square feet of leased space in Irving, Texas. This lease expires November 30, 1997. The Company's clinical division is located in approximately 11,600 square feet of leased space in Hunt Valley, Maryland. This lease expires March 31, 1999 with an option to renew for an additional five-year term. The Company's data services division is located in approximately 23,000 square feet of leased space in Dallas, Texas. This lease expires November 30, 1999. The Company's mail service pharmacy is located in approximately 38,000 square feet of leased space in Richardson, Texas. This lease expires May 31, 2001 and has a five-year fixed rate renewal option and an option to purchase at any time during the term of the lease. See Note 6 of Notes to Consolidated Financial Statements.

LITIGATION

    The Company is party to routine legal and administrative proceedings arising in the ordinary course of its business. The proceedings now pending are not, in the Company's opinion, material either individually or in the aggregate.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers and directors of the Company:

NAME                                        AGE      POSITION
--------------------------------------      ---      --------------------------------------------------------------
David D. Halbert......................          40   Chairman of the Board, President and Chief Executive Officer
Jon S. Halbert........................          36   Executive Vice President, Chief Operating Officer and Director
Joseph J. Filipek, Jr. ...............          41   Executive Vice President
T. Danny Phillips.....................          37   Senior Vice President, Chief Financial Officer, Secretary  and
                                                     Treasurer
John H. Sattler.......................          44   Senior Vice President, Sales and Marketing
Robert L. Cinquegrana.................          43   Senior   Vice  President,  Strategic   Planning  and  Business
                                                     Development
Alan T. Wright, M.D. .................          39   Vice President and Chief Medical Officer
Peter M. Castleman (2)................          39   Director
Rogers K. Coleman, M.D................          64   Director
Mikel D. Faulkner (1), (2)............          47   Director
Stephen L. Green (2)..................          45   Director
Jeffrey R. Jay, M.D. (1)..............          38   Director
Michael D. Ware (1), (2)..............          50   Director

------------------------
(1) Audit Committee Member
(2) Compensation Committee Member

    DAVID D. HALBERT founded the Company in 1986. Mr. Halbert has continuously served as Chairman of the Board, President and Chief Executive Officer of the Company. From 1981 to 1985, Mr. Halbert served as Vice President of Finance and Marketing for LaJet Energy Company, an energy company, and prior to 1981 he served as Vice President and Chief Operating Officer of Sabian Corporation, a metal fabrication company. David D. Halbert is the brother of Jon S. Halbert.

    JON S. HALBERT joined the Company in January 1988 and has continuously served as a director and as an executive officer of the Company since such date. Mr. Halbert currently serves as Executive Vice President and Chief Operating Officer of the Company. Prior to joining the Company, he worked as a registered representative of Bear, Stearns & Co. Inc., an investment banking firm. Jon S. Halbert is the brother of David D. Halbert.

    JOSEPH J. FILIPEK, JR., P.D., currently serves as the Executive Vice President of the Company. Prior to joining the Company in December 1993, Dr. Filipek founded Advance Clinical in 1991 as a wholly owned subsidiary of BCBS of Maryland and has continuously served as its Chief Executive Officer and President. From 1985 to 1990, he served as Director of Pharmacy for FreeState Health Plan, and from 1982 to 1984, he held various managerial positions in the Department of Pharmacy, University of Maryland.

    T. DANNY PHILLIPS joined the Company in February 1992, and currently serves as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company and its subsidiaries. Prior to joining the Company, Mr. Phillips served as Chief Financial Officer of Aloha Petroleum, Ltd., a retail gasoline company, from April 1991 to February 1992. From 1985 to April 1991, Mr. Phillips served in various financial management positions for Harken Energy Corporation, a publicly held company, and its then wholly owned subsidiary E-Z Serve, Inc. Prior to 1985, Mr. Phillips, a certified public accountant, was with the accounting firm of Condley and Company.

    JOHN H. SATTLER, R.PH., joined the Company in 1994, and serves as the Senior Vice President, Sales and Marketing of the Company. Prior to joining the Company, Mr. Sattler served as Vice President, Sales and Marketing for Health Care Pharmacy Providers, Inc. from September 1992 to November 1994. Prior to 1992, he served as Manager of Third Party Marketing for American Drug Stores, Inc.

    ROBERT L. CINQUEGRANA currently serves as the Senior Vice President, Strategic Planning and Business Development of the Company. Prior to joining the Company in December 1993, Mr. Cinquegrana served as Chief Operating Officer and Vice President of Advance Clinical since its inception in 1991. From 1987 to 1991, Mr. Cinquegrana was associated with BCBS of Maryland, including service as Vice President of Strategic Planning and Chief Financial Officer for Columbia FreeState Health System, a managed care subsidiary of BCBS of Maryland.

    ALAN T. WRIGHT, M.D., M.P.H., joined the Company in April 1994 and currently serves as Vice President and Chief Medical Officer of the Company. Dr. Wright has been serving as the Vice President and Chief Medical Officer of the Company since February 15, 1996. From 1992 to April 1994, he served as Associate Corporate Medical Director at BCBS of Maryland. Prior to 1992, he served as Medical Director for Aetna Health Plans of the Mid-Atlantic Region. Dr. Wright practices emergency medicine on a part time basis at Carr County General Hospital in Westminister, Maryland. He currently serves as a diplomat to the American Board of Internal Medicine and the National Board of Medical Examiners.

    PETER M. CASTLEMAN has served as a director of the Company since August 1993. Mr. Castleman has been a General Partner of J.H. Whitney & Co., a private investment firm, since January 1989, and has served as the Managing Partner of J.H. Whitney & Co. since December 1992. He is also a director of a number of private companies and the following public companies: The North Face, Inc., UtiliMed, Inc. and Brothers Gourmet Coffees, Inc.

    ROGERS K. COLEMAN, M.D., was appointed as a director of the Company in September 1996. Dr. Coleman has been employed by BCBS of Texas since 1976, and has served in various executive capacities for BCBS of Texas since 1986, including as its President and Chief Executive Officer since January 1991. In addition, since January 1991, Dr. Coleman has served as a director of the BCBS Association, the national association of BCBS plans.

    MIKEL D. FAULKNER has served as a director of the Company since August 1993. Since 1982, Mr. Faulkner has served as Chief Executive Officer of Harken Energy Corporation, a publicly held company. He has been a director of Harken Energy Corporation since 1982, serving as Chairman of the Board since February 1991. From 1982 until February 1993, he served as President of Harken Energy Corporation.

    STEPHEN L. GREEN has served as a director of the Company since August 1993. Mr. Green currently serves as a General Partner of Canaan Partners, a venture capital firm. Prior to joining Canaan Partners in November 1991, Mr. Green served as Managing Director in GE Capital's Corporate Finance Group for more than five years. Mr. Green currently serves on the Board of Directors of the following public companies: CapMAC Holdings Inc., Chartwell Re Corporation and Suiza Foods Corporation.

    JEFFREY R. JAY, M.D., has served as a director of the Company since August 1993. Since 1993, he has been a General Partner of J.H. Whitney & Co., a private investment firm. From 1988 to 1993, Dr. Jay was employed by Canaan Partners, a venture capital firm. Dr. Jay currently is a national advisory member of the American Medical Association's Physician Capital Source Committee and is a director of the following public companies: CRA Managed Care, Inc., UtiliMed, Inc. and Nitinol Medical Technologies.

    MICHAEL D. WARE has served as a director of the Company since August 1993. Mr. Ware is a co-founder of Advance Capital Markets, Inc., a private investment firm, and has served as its Managing Director since January 1989. Prior to founding Advance Capital Markets, Inc., Mr. Ware was the President of Reliance Energy Services, Inc.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors of the Company consists of ten members, divided into three classes as nearly equal in number as possible. Messrs. Faulkner, Green and Ware serve in the class whose term expires in 1996; Dr. Jay and Mr. Castleman in the class whose term expires in 1997; Messrs. D. Halbert and J. Halbert and Dr. Coleman serve in the class whose term expires in 1998; and two vacancies currently exist. The directors of each class elected after the expiration of the above terms of office for such class will serve a term of three years. See "Description of Capital Stock--Certain Provisions of the Company's Restated Certificate and Bylaws." Officers serve at the discretion of the Board of Directors.

    The Board of Directors has a compensation committee (the "Compensation Committee") consisting of Messrs. Castleman (Chairman), Faulkner, Green and Ware. The functions of the Compensation Committee are to review executive compensation and approve grants of options to Company officers and employees, as well as renew, approve and recommend to the Board of Directors the terms and conditions of all stock option plans or changes thereto.

    The Board of Directors has an audit committee (the "Audit Committee") composed of directors who are neither employees nor affiliates of the Company. Messrs. Faulkner (Chairman) and Ware and Dr. Jay currently comprise the Audit Committee. The Audit Committee recommends to the Board (for approval by the stockholders) a public accounting firm to conduct the annual audit of the accounts of the Company. The Audit Committee meets with the Chief Financial Officer and the accounting firm at the conclusion of the audit to review the audited financial statements, and to discuss the results of the audit, any significant recommendations by the accounting firm for improvement of the Company's accounting systems and controls, and the quality and depth of staffing in the accounting and financial departments of the Company.

DIRECTORS COMPENSATION

    Directors do not currently receive compensation for serving as directors of the Company. The Company reimburses directors for out-of-pocket expenses incurred in connection with attending Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

    In fiscal year 1996, decisions with respect to the compensation of the Company's executive officers and other employees were made by a Compensation Committee consisting of Messrs. Castleman, Faulkner, Green and Ware. None of the members of the Compensation Committee have ever been officers of the Company.

    Mr. D. Halbert, Chairman of the Board, Chief Executive Officer and President of the Company, serves on the Board of Directors of Advance Capital Markets ("ACM"). Mr. Ware, a member of the Company's Board of Directors and the Compensation and Audit Committees, is the Managing Director of ACM. Each of Messrs. D. Halbert and Ware participates in the determination of ACM's executive officer compensation.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the four most highly compensated executive officers whose cash compensation exceeded $100,000 (the "Named Executives") for services rendered in all capacities for fiscal year 1996.

                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                                                                          AWARDS
                                                                                                       -------------
                                                                                ANNUAL COMPENSATION     SECURITIES
                                                                              -----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                                   SALARY ($)   BONUS ($)    OPTIONS (#)
----------------------------------------------------------------------------  ----------  -----------  -------------
David D. Halbert............................................................  $  150,000   $  52,500        --
 Chairman of the Board, President and Chief Executive Officer
Jon S. Halbert..............................................................     140,000      46,200        --
 Executive Vice President and Chief Operating Officer
Joseph J. Filipek, Jr.......................................................     124,200      39,306        --
 Executive Vice President
John H. Sattler.............................................................     125,000      37,500        56,250
 Senior Vice President, Sales and Marketing
Alan T. Wright..............................................................     124,200      32,755        18,750
 Vice President and Chief Medical Officer

    OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding the stock option grants made by the Company to the Named Executives during fiscal year 1996.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                             NUMBER OF    PERCENT OF                              ANNUAL RATES OF STOCK
                                            SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION FOR
                                            UNDERLYING    GRANTED TO     EXERCISE                    OPTION TERM (4)
                                              OPTIONS    EMPLOYEES IN      PRICE     EXPIRATION   ----------------------
NAME                                        GRANTED (1)   FISCAL YEAR     ($/SH)        DATE        5% ($)     10% ($)
------------------------------------------  -----------  -------------  -----------  -----------  ----------  ----------
David D. Halbert..........................      --            --            --           --           --          --
Jon S. Halbert............................      --            --            --           --           --          --
Joseph J. Filipek, Jr.....................      --            --            --           --           --          --
John H. Sattler (2).......................      56,250         28.8%     $   11.00     11/14/04   $  389,129  $  986,128
Alan T. Wright (3)........................      18,750          9.6%     $   11.00     02/15/06   $  129,709  $  328,709

------------------------
(1) The options reflected in this table were all granted under the Company's 1993 Incentive Stock Option Plan. The date of grant is 10 years prior to the expiration date listed. For additional material terms of the incentive option, see "--Stock Option Plans."

(2) Mr. Sattler's option is partially vested and exercisable as to 11,250 shares, and will vest and become exercisable in cumulative installments of 11,250 shares on each of the next four anniversaries of the date of grant so long as Mr. Sattler remains an employee of the Company or its affiliates on such anniversaries.

(3) Dr. Wright's option vests and becomes exercisable in cumulative installments of one-fifth of the number of shares of Common Stock upon the first five anniversaries of the date of grant so long as Dr. Wright remains an employee of the Company or its affiliates on such anniversaries.

(4) These amounts represent only certain assumed rates of appreciation based on the grant date value of $11.00 per share in accordance with the Commission's executive compensation rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be given that the values reflected in these columns will be achieved.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table summarizes pertinent information concerning the number and value of any options held by the Named Executives at March 31, 1996. No options were exercised by the Named Executives in fiscal year 1996.


                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR END      IN-THE-MONEY OPTIONS
                                                                      (#)                 AT FISCAL YEAR END ($)
                                                          ----------------------------  --------------------------
                                                           EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                                                                      (1)                          (2)
                                                          ----------------------------  --------------------------
David D. Halbert........................................           68,250/102,500          $   395,850/$594,500
Jon S. Halbert..........................................           68,500/102,500               397,300/594,500
Joseph J. Filipek, Jr...................................            30,000/45,000               174,000/261,000
John H. Sattler.........................................            11,250/45,000                           0/0
Alan T. Wright..........................................             2,500/28,750                           0/0


------------------------
(1) Upon the occurrence of the following events, the vesting of the options will accelerate: (i) as to the options held by Messrs. D. Halbert and J. Halbert, upon the consummation of any transaction in which an outside entity gains more than 50% ownership of the Company, the options will vest immediately prior to such transaction and (ii) as to the options held by Dr. Filipek, Mr. Sattler and Dr. Wright, upon a sale of substantially all of the Common Stock or assets of the Company or a merger in which the Company is not the surviving entity, the options will vest immediately prior to such transaction.


(2) The value of the options is based upon the difference between the exercise price and an assumed market value of $9.00 per share, the assumed initial public offering price.


EMPLOYMENT AGREEMENTS

    On August 4, 1993, each of Messrs. D. Halbert, J. Halbert and Phillips entered into nondisclosure/ noncompetition agreements with the Company pursuant to which each agreed during the term of his employment, and for two years thereafter, not to compete with the Company in the continental United States and, for the one-year period following termination, not to solicit or interfere with the Company's relationship with any person or entity doing business with the Company, or offer employment to any of the Company's employees.

    In connection with the Advance Clinical acquisition, Advance Clinical entered into three-year employment agreements with each of Dr. Filipek and Mr. Cinquegrana. Dr. Filipek, employed as President and Chief Executive Officer of Advance Clinical, is entitled to an annual base salary of $120,000, subject to annual increases in the discretion of the Advance Clinical Board of Directors. Mr. Cinquegrana, employed as Vice President and Chief Operating Officer of Advance Clinical, is entitled to an annual base salary of $110,000, subject to annual increases in the discretion of the Advance Clinical Board of Directors. In addition, the employment agreements provide that each of Dr. Filipek and Mr. Cinquegrana are entitled to participate in any bonus, insurance, 401(k) or other plans generally available to Advance Clinical's employees. See "--Incentive Compensation Plan." Further, the respective employment agreements grant 75,000 qualified stock options to each of Dr. Filipek and Mr. Cinquegrana, which vest at a rate of 15,000 options on each of the first five anniversaries of the respective employment agreements. See "--Stock Option Plans." The employment agreements contain confidentiality, noncompetition and non-solicitation provisions effective during the term of employment and for one year after employment has terminated, unless employment is terminated for cause, in which case the noncompetition provision will survive for two years.

    Effective as of November 14, 1994, the Company entered into a two-year employment agreement with Mr. Sattler to serve as the Company's Senior Vice President, Sales and Marketing. Mr. Sattler is entitled to receive an annual base salary of $125,000, subject to annual increases at the discretion of the Company's Board of Directors. In addition, the employment agreement provides that Mr. Sattler is entitled to participate in any bonus and benefit plans of the Company. Further, the employment agreement grants 56,250 qualified stock options to Mr. Sattler which will vest at a rate of 20% of the total options on each of the first five anniversaries of the employment agreement. See "--Stock Option Plans." The employment agreement contains confidentiality, noncompetition and non-solicitation provisions effective during the term of employment and for one year after employment has terminated.

    Effective as of February 15, 1996, the Company entered into a three-year employment agreement with Dr. Wright to serve as Vice President and Chief Medical Officer of the Company. Dr. Wright is entitled to an annual base salary of $165,000 for the fiscal year ending March 31, 1997, $175,000 for the fiscal year ending March 31, 1998 and $185,000 for the fiscal year ending March 31, 1999. In addition, the employment agreement provides that Dr. Wright is entitled to participate in any bonus or benefit plans of the Company. Further, the employment agreement grants 18,750 qualified stock options to Dr. Wright, which will vest at a rate of 20% of the total options on each of the first five anniversaries of his employment agreement. See "--Stock Option Plans." The employment agreement contains confidentiality, noncompetition and non-solicitation provisions effective during the term of employment and for one year after employment has terminated, unless employment is terminated for cause, in which case the noncompetition provision will survive for two years.

STOCK OPTION PLANS


    On July 30, 1993, the Board of Directors and the stockholders of the Company adopted the 1993 Incentive Stock Option Plan (the "Plan") which provides for the grant of qualified stock options to officers and key employees of the Company. The purpose of the Plan is to assist the Company in attracting and retaining key employees. A total of 1,859,000 shares of Common Stock has been reserved for issuance under the Plan. As of September 30, 1996, options to purchase 1,032,750 shares of Common Stock have been granted thereunder. The options granted under the Plan are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986.


    The Plan is administered by the Compensation Committee of the Board of Directors, which is comprised of directors who are not participants in the Plan. Subject to the provisions of the Plan, the Compensation Committee has the authority to administer the Plan and determine, among other things, the interpretation of any provision of the Plan, the eligible employees who are to be granted stock options, the number of shares which may be issued and the option exercise price. In no event will options be granted at prices less than the greater of (i) $3.20 per share (as adjusted) and (ii) the fair market value of the Common Stock on the date of grant. No option can be granted for a term of more than ten years. The Company has not granted any outstanding options at less than fair market value.

    In addition, on December 1, 1993, in connection with the Advance Clinical acquisition, the Board of Directors of the Company adopted a second incentive stock option plan, the terms and provisions of which are identical to those of the Plan. A total of 178,750 shares of Common Stock were reserved for issuance under this second incentive stock option plan, all of which have been issued to employees of Advance Clinical.

    At the meeting of the Board of Directors of the Company held on February 15, 1996, the Board of Directors, after review of relevant financial analysis, indication of interest for sale of the Common Stock and comparisons of similarly situated companies, determined that the fair market value of the Common Stock was $11.00 per share. Accordingly, the Board of Directors determined that it would be in the best interest of the Company to cancel the 151,750 options that had been granted to employees at a higher exercise price. The Board of Directors canceled these options and re-issued, effective as of February 15, 1996, the same number of options to each employee, with a strike price of $11.00 per share.

    In connection with the Merger, the Plan will be amended to increase the number of shares reserved for issuance thereunder and the Advance Health Care incentive stock option plan will be merged with and into the Plan. Holders of options under the Advance Health Care incentive stock option plan will receive options to purchase Common Stock under the Plan. See "Certain Transactions--Merger of Advance Health Care With and Into the Company."

    Options are not transferable other than by will or under the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee or his guardian or legal representative. Upon termination of the optionee's employment with the Company, the period of time during which the stock options are exercisable is restricted to three months. The Board of Directors has the right to amend, suspend or terminate the Plan at any time, but no such action after the Plan becomes effective can affect or impair the rights of any optionee under any options granted prior to such action. Certain amendments must be approved by the holders of Common Stock.

INCENTIVE COMPENSATION PLAN

    Employees of the Company who hold director-level positions or higher are eligible to receive annual incentive-based bonus payments if the Company meets or exceeds certain predetermined annual performance goals. The bonuses payable under the incentive compensation plan are based on a percentage of each employee's salary. One-half of the bonus is payable upon the Company meeting the predetermined performance goals, with the other one-half subject to the satisfaction of certain performance goals as determined by management for such individual.

401(K) PLAN

    The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan"). All employees who have been employed by the Company for at least three months are eligible to participate. Employees may contribute to the 401(k) Plan subject to a statutorily prescribed annual limit. The Company is required to make contributions to the 401(k) Plan of at least 50% of the first 6% of salary deferral contributed by each participant.

                              CERTAIN TRANSACTIONS

WHITNEY DEBT FUND FINANCING

    On December 8, 1993, the Company and an affiliate of J.H. Whitney & Co., Whitney Subordinated Debt Fund L.P. (the "Whitney Debt Fund"), entered into a Note and Warrant Purchase Agreement pursuant to which the Whitney Debt Fund paid the Company $7.0 million in exchange for the Whitney Note and a warrant (the "Whitney Warrant") to purchase shares of Common Stock. The Whitney Note bears interest at the rate of 10.1% per annum, payable quarterly. Although the Whitney Note has a seven-year term, the Company is obligated to prepay the indebtedness, without penalty or premium, upon consummation of a public offering. See "Use of Proceeds." The Whitney Warrant grants the Whitney Debt Fund the right to purchase an aggregate of 336,500 shares of Common Stock at an exercise price of $4.00 per share until December 8, 2003. The warrant contains certain demand and piggy-back registration rights with respect to the underlying Common Stock. See "Share Eligible for Future Sale--Registration Rights."

TRANSACTION FEES RELATING TO THE ADVANCE CLINICAL ACQUISITION

    In connection with the acquisition of Advance Clinical in 1993, the Company agreed to pay a fee of $250,000 each to two officers of Advance Clinical for services relating to the acquisition. The total $500,000 fee is included as part of the Advance Clinical purchase price. The Company paid $100,000 of this fee upon closing of the acquisition and $200,000 in each of February 1995 and February 1996.

MANAGEMENT RELATIONSHIP WITH ADVANCE HEALTH CARE

    Prior to the consummation of the Merger of Advance Health Care and the Company, as described below, certain management employees of the Company provided administrative and management services to Advance Health Care. During fiscal year 1994, the Company paid fees to Advance Health Care for such services and the use of the office space. See Note 12 of Notes to Consolidated Financial Statements. Each of Mr. D. Halbert, the Chairman of the Board, President and Chief Executive Officer of the Company, and Mr. J. Halbert, Executive Vice President and Chief Operating Officer of the Company, served in the same positions for Advance Health Care. Additionally, Mr. Phillips, the Company's Senior Vice President, Chief Financial Officer, Secretary and Treasurer served as Chief Financial Officer and Vice President of Accounting for Advance Health Care. Further, Messrs. D. Halbert, J. Halbert, Faulkner and Ware served on the Board of Directors of Advance Health Care.

    As of August 1, 1993, the Company and Advance Health Care entered into an agreement for the provision of mail pharmacy and claims adjudication services for the benefit of employees of certain subsidiaries of Advance Health Care. During fiscal year 1996, Advance Health Care paid the Company approximately $56,000 (the fair market value as determined by the Board of Directors) for these services. This agreement had an initial one-year term and renews automatically for 12-month periods unless terminated by either party upon written notice delivered 90 days prior to the expiration of any term. This agreement will terminate as of the effective date of the Merger.

WARRANTS TO BCBS OF TEXAS

    On November 25, 1995, the Company granted to BCBS of Texas the right to earn up to four warrants, each representing the right to acquire 66,750 shares of Common Stock, in consideration of BCBS of Texas causing additional lives to be enrolled in the Company's PBM programs (the "BCBS of Texas Warrants"). BCBS of Texas' right to earn the BCBS of Texas Warrants expires November 25, 2000. Each BCBS of Texas Warrant will not be exercisable until the first annual anniversary of its issuance. At such time, the BCBS of Texas Warrant will be exercisable in whole during a four-year term at an exercise price of $11.00 per share. See "Description of Capital Stock--Warrants to Purchase Common Stock." As of the date of this Prospectus, none of the BCBS of Texas Warrants has been earned or issued.

MERGER OF ADVANCE HEALTH CARE WITH AND INTO THE COMPANY

    Immediately prior to the consummation of the Offering, Advance Health Care will merge with and into the Company. Such Merger will be consummated as a means of simplifying the corporate structure of the Company and is intended to qualify as a tax free reorganization. Advance Health Care currently holds 3,125,000 shares of Common Stock. In the Merger, the Company will cancel the shares held by Advance Health Care and issue shares of Common Stock directly to the Advance Health Care stockholders based upon their fully-diluted proportionate ownership interests in Advance Health Care (collectively referred to as the "AHC Stockholders"). Immediately prior to the Merger, the indebtedness owed by Advance Health Care to certain of its stockholders will be repaid through the issuance of additional shares of common stock in Advance Health Care as follows: Advance Health Care currently owes approximately $750,000 to Halbert & Associates, Inc. (which will be repaid through the issuance of 1,947 shares of Advance Health Care common stock); approximately $350,000 to Dr. David S. Halbert (which will be repaid through the issuance of 906 shares of Advance Health Care common stock); and approximately $1,320,000 to Dr. Worley, which includes approximately $900,000 of Advance Health Care indebtedness assumed by Dr. Worley (which will be repaid through the issuance of 3,434 shares of Advance Health Care common stock). Halbert & Associates, Inc. and Dr. Worley are among the Selling Stockholders in this Offering. See "Principal and Selling Stockholders." Following the repayment of its indebtedness, Advance Health Care will distribute the stock of certain subsidiaries of Advance Health Care, operating in businesses unrelated to the Company, to the AHC Stockholders. After the spin-off and the repayment of indebtedness referred to above are effected, Advance Health Care will have no operations or known liabilities, or assets of its own other than its investment in the Company. The spin-off and the repayment of indebtedness will not impact the number of outstanding shares of the Company's Common Stock. In connection with the Merger, the Advance Health Care incentive stock option plan will be merged with the Plan, and holders of options under the Advance Health Care incentive stock option plan will receive options to purchase Common Stock under the Plan. See "Risk Factors -- Potential Liability for Rescission of Private Sales and under Section 5 of the Securities Act."


ISSUANCE OF SERIES B PREFERRED STOCK


    On June 25, 1996, the Company and BCBS of Texas entered into a stock purchase agreement (the "Series B Stock Purchase Agreement") pursuant to which BCBS of Texas purchased an aggregate of 2,597 shares of the Series B Preferred Stock at an effective purchase price of $3,850 per share. Upon consummation of this Offering (and assuming an initial public offering price of $9.00 per share), the number of shares of Series B Preferred Stock will be adjusted to 4,444 shares (at an effective purchase price of $2,250 per share). BCBS of Texas has certain registration rights in connection with its shares. As of the date of sale, the conversion rate of the Series B Preferred Stock was one-to-one. Following the stock split of the Common Stock in connection with this Offering, each share of Series B Preferred Stock will be convertible into 250 shares of Common Stock.


    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of Common Stock as of June 30, 1996 adjusted on a pro forma basis to reflect (i) the 250-for-one stock split of the Common Stock, (ii) the automatic conversion of each share of Series A Preferred Stock into 250 shares of Common Stock, (iii) consummation of the Merger of Advance Health Care with and into the Company and (iv) as adjusted to reflect the sale of the shares offered hereby for (a) each person who is known to own more than 5% of any voting class of capital stock, (b) each director and each Named Executive and (c) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned. No effect has been given to shares reserved for issuance under outstanding stock options except where otherwise indicated.


                                                            SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                            OWNED PRIOR TO THE                      OWNED AFTER THE
                                                               OFFERING (1)          NUMBER          OFFERING (2)
                                                          -----------------------   OF SHARES   -----------------------
                                                            NUMBER      PERCENT      OFFERED      NUMBER      PERCENT
                                                          ----------  -----------  -----------  ----------  -----------
J.H. Whitney & Co. (3)..................................   1,586,500        27.6%      --        1,586,500        20.5%
 630 Fifth Avenue
 Suite 3200
 New York, NY 10111
Canaan Capital Partners L.P. (4)........................   1,090,750        20.2       --        1,090,750        14.7
 105 Rowayton Avenue
 Rowayton, CT 06853
Assicurazioni Generali S.p.A............................     842,000        15.6     400,000       442,000         6.0
 117 Fenchurch Street
 London, EC3M 5DY
 United Kingdom
David R. Worley (5).....................................     536,000         9.9     157,706**     378,294         5.1
 7103 Valburn Drive
 Austin, TX 78731
Halbert & Associates, Inc. (6)..........................     109,000         2.0      89,408**      19,592       *
 545 E. John Carpenter Freeway
 Suite 1900
 Irving, TX 75062
David D. Halbert (7)....................................     633,450        11.3       --          544,042         7.2
Jon S. Halbert (8)......................................     455,100         8.1       --          365,692         4.8
Joseph J. Filipek (9)...................................      45,000       *           --           45,000       *
John H. Sattler (10)....................................      22,500       *           --           22,500       *
Alan T. Wright (11).....................................       5,000       *           --            5,000       *
Michael D. Ware.........................................      25,500       *                        25,500       *
Mikel D. Faulkner.......................................     109,000         2.0                   109,000         1.5
Peter M. Castleman (12).................................   1,586,500        27.6       --        1,586,500        20.5
Stephen L. Green (13)...................................   1,106,250        20.5       --        1,106,250        14.9
Jeffrey R. Jay (14).....................................   1,605,250        28.0       --        1,605,250        20.7
Rogers K. Coleman (15)..................................   1,111,111        17.1       --        1,111,111        13.0
All directors and executive officers as a group
 (14 persons) (16)......................................   5,118,211        68.8%      --        4,471,097        47.4%


--------------------------
*   Less than 1%


** The number of shares offered by the stockholder assumes an initial public offering price of $9.00 per share. If the initial public offering price is less than $9.00 per share, then the number of shares offered by this stockholder will be increased, and if the initial public offering price is greater than $9.00 per share, then the number of shares offered will be reduced. The final number of shares to be sold by this stockholder will be identified in and registered pursuant to Rules 430A(a) and 462(b) of the Securities Act.


(1) Pursuant to the rules of the Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of October 1, 1996, the assumed effective date of the Offering (the "Assumed

    Effective Date"), pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such person but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) Assumes that the Underwriters' over-allotment option is not exercised.


(3) Includes 250,000 shares of Common Stock owned by J.H. Whitney & Co., 1,000,000 shares of Common Stock owned by the Whitney 1990 Equity Fund, L.P. (the "Whitney Fund") and 336,500 shares of Common Stock issuable upon exercise of the Whitney Warrant held by the Whitney Debt Fund. The individual General Partners of J.H. Whitney & Co., who are also General Partners of the Whitney Fund and Whitney Debt Fund, share investment and voting power with respect to the shares of Common Stock owned by such entities. Mr. Castleman and Dr. Jay, each a director of the Company, serve as Managing Partner and General Partner, respectively, of J.H. Whitney & Co.


(4) Includes 117,000 shares of Common Stock owned by Canaan L.P. and 973,750 shares of Common Stock owned by Canaan Capital Offshore Limited Partnership C.V. ("Canaan Offshore"). Canaan Capital Limited Partnership ("Canaan L.P.") exercises sole investment and voting power with respect to the shares of Common Stock owned by such entities. Mr. Green, a director of the Company, is a General Partner of Canaan L.P. Does not include 125,000 shares held by Quai Ltd., as to which Canaan L.P. disclaims beneficial ownership.

(5) Includes 27,750 shares of Common Stock held for the benefit of Dr. Worley's minor children as to which Dr. Worley disclaims beneficial ownership.

(6) David D. Halbert and Jon S. Halbert are the only executive officers and directors of Halbert & Associates, Inc. and each owns 50% of the outstanding capital stock of Halbert & Associates, Inc. David D. Halbert and Jon S. Halbert may be deemed to share beneficial ownership of the shares held by Halbert & Associates, Inc.


(7) Includes 204,700 shares issuable pursuant to options which are exercisable within 60 days of the Assumed Effective Date. Includes 109,000 shares held by Halbert & Associates, Inc. David D. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 27,750 shares of Common Stock held for the benefit of Mr. D. Halbert's minor children, as to which Mr. D. Halbert disclaims beneficial ownership.



(8) Includes 204,850 shares issuable pursuant to options which are exercisable within 60 days of the Assumed Effective Date. Includes 109,000 shares held by Halbert & Associates, Inc. Jon S. Halbert may be deemed to beneficially own all of the shares held by Halbert & Associates, Inc. Also includes 27,750 shares of Common Stock held for the benefit of Mr. J. Halbert's minor children, as to which Mr. J. Halbert disclaims beneficial ownership.


(9) Includes 45,000 shares issuable pursuant to options which are exercisable within 60 days of the Assumed Effective Date.

(10) Includes 22,500 shares issuable pursuant to options which are exercisable within 60 days of the Assumed Effective Date.

(11) Includes 5,000 shares issuable pursuant to options which are exercisable within 60 days of the Assumed Effective Date.


(12) Includes no shares held directly by Mr. Castleman. Mr. Castleman, a director of the Company, is a General Partner of J.H. Whitney & Co., the Whitney Fund and the Whitney Debt Fund and therefore may be deemed to share beneficial ownership of the shares held by the Whitney Investors. J.H.
    Whitney, the Whitney Fund and the Whitney Debt Fund are collectively referred to as the "Whitney Investors."


(13) Includes 15,500 shares held directly by Mr. Green. Mr. Green, a director of the Company, is a General Partner of Canaan Partners, the General Partner of Canaan L.P. and Canaan Offshore and therefore may be deemed to share beneficial ownership of the shares held by the Canaan Investors other than 125,000 shares held by Quai Ltd., as to which Mr. Green disclaims beneficial ownership. Canaan L.P., Canaan Offshore, Quai Ltd., Dr. Jay and Mr. Green are collectively referred to as the "Canaan Investors."


(14) Includes 18,750 shares held directly by Dr. Jay. Dr. Jay, a director of the Company, is a General Partner of J.H. Whitney & Co., the Whitney Fund and the Whitney Debt Fund and therefore may be deemed to share beneficial ownership of the shares held by the Whitney Investors.



(15) Represents 1,111,111 shares issuable upon the conversion of the Series B Preferred Stock held by BCBS of Texas, assuming an initial public offering price of $9.00 per share. Dr. Coleman is the President and Chief Executive Officer of BCBS of Texas. Dr. Coleman disclaims beneficial ownership of these shares.



(16) Includes 2,449,750 shares held by entities affiliated with certain directors and includes 584,850 shares subject to stock options held by directors and officers exercisable within 60 days of the Assumed Effective Date. See footnotes (7)-(11).

                          DESCRIPTION OF CAPITAL STOCK


    The Company's authorized capital stock consists of (i) 25,000,000 shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, 5,000 shares of which are designated Series B Preferred Stock. After giving effect to the Offering and the consummation of the Merger, 7,403,750 shares of Common Stock, no shares of Series A Preferred Stock and 4,444 shares of Series B Preferred Stock will be outstanding. Assuming the underwriters' over-allotment option is exercised in full, upon consummation of the Offering, 7,800,817 shares of Common Stock will be outstanding.


    The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of the Company and the Bylaws of the Company that are included as exhibits to the registration statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK


    After giving effect to the Merger as if it had occurred on June 30, 1996, there were 5,400,750 shares of Common Stock outstanding which were held of record by 53 stockholders, as adjusted to reflect (i) the 250-for-one stock split, (ii) the conversion of the Series A Preferred Stock and (iii) the consummation of the Merger all of which will occur immediately prior to or concurrently with the closing of this Offering. Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive, redemption, conversion or other subscription rights. Holders of shares of Common Stock are entitled to one vote per share on any matter submitted to a vote of stockholders of the Company. Cumulative voting is prohibited in the election of directors. The holders of Common Stock are entitled to receive dividends, if any, as and when declared from time to time by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy." Subject to the rights of the holders of Preferred Stock, upon liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Company available for distribution to holders of Common Stock. The shares of Common Stock currently outstanding are, and the shares of Common Stock offered hereby when issued will be, validly issued, fully paid and nonassessable.


PREFERRED STOCK

    Upon consummation of this Offering, all shares of the Series A Preferred Stock will convert automatically into shares of Common Stock at a 250-for-one conversion rate. All of the shares of the Series A Preferred Stock issued and outstanding are held by the Canaan Investors and the Whitney Investors. The holders of the Series A Preferred Stock are entitled to one vote per share on matters submitted to a vote of the stockholders and, except as otherwise provided by law, vote together with the holders of Common Stock as a single class.

    Holders of the Series A Preferred Stock are entitled to receive, out of funds legally available therefor, cumulative dividends, calculated without compounding, equal to $80 per share per annum. Such cumulative dividends accrue and accumulate from the date of issuance and are payable if, as and when declared by the Board of Directors of the Company. Further, the holders of the Series A Preferred Stock are entitled to any dividends that the Board of Directors may declare to be payable on shares of Common Stock as if the shares of the Series A Preferred Stock had been converted into shares of Common Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock have the right, prior to any existing or future classes of capital stock, to receive $1,000 plus all accrued and unpaid dividends for each outstanding share of Series A Preferred Stock and to participate equally and ratably with the holders of the Common Stock in the net assets of the Company available for distribution to stockholders. On or after August 4, 1999, the holders of 60% of the outstanding shares of Series A Preferred Stock may require the Company to redeem any or all of such holders' shares at a price equal to the greater of (i) the original price paid per share, plus accrued and unpaid dividends, and (ii) the fair market value of such shares. The payment of the redemption price, if any, will be made in three equal, annual installments. Upon the consummation of this Offering and the conversion of all outstanding shares of Series A Preferred Stock into Common Stock, all accrued but unpaid dividends on the Series A Preferred Stock dividends will be forfeited.

    Holders of the Series B Preferred Stock are not entitled to vote on any matter. The holders of the Series B Preferred Stock are entitled to receive, out of funds legally available therefor, cumulative dividends, calculated without compounding, equal to $45.00 per share per annum. Such cumulative dividends accrue and accumulate from the date of issuance and are payable on March 31 of each year. Further, the holders of the Series B Preferred Stock are entitled to any dividends that the Board of Directors may declare to be payable on shares of Common Stock as if the shares of Series B Preferred Stock had been converted into shares of Common Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock have the right, prior to any existing or future classes of capital stock, but after the Series A Preferred Stock, to receive $10.0 million plus all accrued and unpaid dividends of Series B Preferred Stock and to participate equally and ratably with the holders of the Common Stock in the net assets of the Company available for distribution to stockholders. On or after June 25, 1998, the Company, in its sole discretion, may redeem any or all of such holders' shares at a price equal to the original price paid per share, plus accrued and unpaid dividends. The Company has the right to convert the Series B Preferred Stock into Common Stock at any time after the fifth anniversary of issuance. The conversion rate for the Series B Preferred Stock will be proportionately adjusted for the 250-for-one stock split. If the Company forces such a conversion, the holders of the Series B Preferred Stock will be entitled to piggy-back registration rights in connection with future registered offerings of shares of Common Stock.


WARRANTS TO PURCHASE COMMON STOCK

    Effective December 8, 1993, in connection with the Advance Clinical acquisition, the Company issued to the Whitney Debt Fund a warrant to purchase 336,500 shares of Common Stock, exercisable in whole or in part during a ten-year term, at an exercise price of $4.00 per share. In addition, in connection with the Advance Clinical acquisition, effective December 8, 1993, the Company issued to BCBS of Maryland a warrant to purchase 56,250 shares of Common Stock, exercisable in whole during a four-year term at an aggregate exercise price of $337,500. The warrants contain certain demand and piggy-back registration rights relating to the Common Stock underlying the warrants. See "Shares Eligible for Future Sale--Registration Rights."

    On November 25, 1995, the Company granted to BCBS of Texas the right to earn up to four BCBS of Texas Warrants, each representing the right to acquire 66,750 shares of Common Stock, in consideration of BCBS of Texas causing additional lives to be enrolled in the Company's PBM programs. BCBS of Texas' right to earn up to four BCBS of Texas Warrants expires November 25, 2000. Each BCBS of Texas Warrant will not be exercisable until the first anniversary of its issuance. At such time, the BCBS of Texas Warrant will be exercisable in whole during a four-year term at a per share exercise price of $11.00. As of the date of the Prospectus, none of the BCBS of Texas Warrants has been earned or issued.

    In addition, prior to the end of September 1996, the Company anticipates entering into an agreement with VHA Inc. pursuant to which, among other things, the Company will grant to VHA Inc. the right to earn up to ten warrants, each representing the right to acquire 28,125 shares of Common Stock in consideration of VHA Inc. causing additional lives to be enrolled in the Company's PBM programs (the "VHA Warrants"). VHA Inc.'s right to earn the VHA Warrants will expire five years after the date of issuance. Each VHA Warrant earned will be exercisable in whole beginning on the first anniversary of its issuance and ending on the fifth anniversary of the issuance at an estimated exercise price equal to 90% of the initial public offering price per share in this Offering.

    The Company has agreed pursuant to a letter of intent to issue a warrant representing the right to acquire 84,500 shares of Common Stock to Principal Health Care, Inc. ("PHC") upon execution of a definitive agreement pursuant to which the Company is the provider of PBM services for PHC and its wholly owned subsidiaries (the "PHC Warrant"). The PHC Warrant will be exercisable in whole beginning on the first anniversary of its issuance and ending on the fifth anniversary of its issuance at an exercise price equal to 90% of the initial public offering price per share in this Offering.

    The foregoing description of the warrants issued by the Company is qualified in its entirety by reference to such warrants which have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services, L.L.C.

VOTING AGREEMENTS

    In connection with the Canaan and Whitney capital investment, Advance Health Care, the Canaan Investors, the Whitney Investors and Messrs. D. Halbert, J. Halbert and Phillips entered into a Voting, Co-Sale and Right of First Refusal Agreement dated as of August 4, 1993 (the "Voting Agreement"). In the Voting Agreement, the stockholders agreed to vote all of their shares in favor of a nine member Board of Directors consisting of two persons designated by the Whitney Investors, two persons designated by the Canaan Investors and five additional persons, at least two of whom may not be employees or officers of the Company, designated by Advance Health Care and the Company. Further, the stockholders agreed to establish an Audit Committee consisting of three members, at least one of whom will be a director nominated by the Canaan Investors and the Whitney Investors, and a Compensation Committee consisting of four members, at least two of whom will be directors nominated by the Canaan Investors and the Whitney Investors. The parties to the Voting Agreement have agreed to terminate such agreement effective upon consummation of this Offering (the "Termination Agreement.")

    Holders of the Series B Preferred Stock are not entitled to vote on any matter. Pursuant to the Series B Stock Purchase Agreement, the holders of the Series B Preferred Stock (or the holders of Common Stock obtained upon conversion of the Series B Preferred Stock) agree to consent to and execute any documents in connection with any proposed merger of the Company where the Company would not be the surviving entity, the sale of a majority of the capital stock of the Company, or the sale of all or substantially all of its assets.

    The foregoing descriptions of the Voting Agreement, Termination Agreement and Series B Stock Purchase Agreement are qualified in their entirety by reference to the Voting Agreement and Termination Agreement which have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

CERTAIN PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE AND BYLAWS

    Pursuant to the Restated Certificate, the members of the Board of Directors are divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. The term of office of the members in the first class will expire at the next annual meeting of the stockholders, the second class will expire one year thereafter, and the third class will expire one year thereafter. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

    Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duty including acts constituting gross negligence, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived improper personal benefit. The Company's Restated Certificate provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

    The Company's Restated Certificate and Bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company is generally required to indemnify its directors and officers for all judgments, fines, loss, liability, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director or officer serves at the Company's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what he reasonably believed to be a lawful manner and the Company's best interest.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this Offering, the Company will have 7,403,750 shares of Common Stock outstanding, assuming no exercise of options after September 30, 1996 and after giving effect to (i) the 250-for-one stock split, and (ii) the issuance of 2,500,000 shares of Common Stock upon automatic conversion of all shares of Series A Preferred Stock and (iii) the consummation of the Merger, all of which will occur immediately prior to or concurrently with the closing of this Offering. Of these shares, the 2,647,114 shares of Common Stock sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act except for any shares purchased by "affiliates" of the Company as that term is defined in the Securities Act. The remaining 4,756,636 shares of Common Stock outstanding upon completion of this Offering are restricted securities as that term is defined in Rule 144 under the Securities Act ("Rule 144"). All of these shares will be subject to "lock-up" agreements which prohibit their sale for a period of 180 days following the date of this Prospectus without the prior consent of Hambrecht & Quist LLC.



    Upon expiration of the 180-day lock-up period, an aggregate of 3,085,750 shares of Common Stock will be eligible for sale without restriction pursuant to Rule 144(k) (as described below), and 1,670,886 shares will be eligible for sale subject to the volume, manner of sale and other applicable restrictions of Rule
144. In addition, of the 1,310,250 shares of Common Stock issuable upon the exercise of outstanding options, approximately 602,850 shares of Common Stock are immediately issuable upon the exercise of vested options and will become eligible for sale, if such options are exercised, after the date of this Prospectus. The holders of such options are expected to enter into 180-day lock-up agreements in connection with this Offering.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) whose restricted securities have been outstanding for at least two years, including a person who may be deemed an "affiliate" of the Company, may only sell a number of shares within any three-month period which does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock (approximately 74,038 shares after this Offering) or (ii) the average weekly trading volume in the Company's Common Stock in the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the issuer, has not been an affiliate within three months prior to the sale and has owned the restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.



    Beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon the exercise of options granted by the Company or acquired pursuant to the Plan prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions of Rule 144, including the holding period requirements. As of September 30, 1996 and after giving effect to the Merger, the Company had options outstanding covering 707,400 shares which become exercisable at various times in the future as such options vest. Any shares of Common Stock issued upon the exercise of these options will be eligible for sale pursuant to Rule 701.


    Prior to this Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may adversely affect the market price and may impair the Company's future ability to raise capital through the public sale of its Common Stock.

REGISTRATION RIGHTS


    Substantially all of the current stockholders of the Company, as well as BCBS of Maryland and the Whitney Debt Fund upon exercise of their warrants, and BCBS of Texas, as the holder of Series B Preferred Stock and the BCBS of Texas Warrants (collectively, the "Rights Holders"), are entitled to include in any registration of the Company's Common Stock in a public offering, whether for its own account or for the account of another security holder up to a total of approximately 6,899,000 shares of outstanding Common Stock, assuming conversion of all outstanding Preferred Stock into Common Stock and the full exercise of the outstanding warrants (the "Registrable Shares"). Subject to certain limitations, the holders of at least 60% of the shares currently held by the Canaan Investors, the Whitney Investors and Advance Health Care and their assigns may require, at any time commencing six months after the date of this Prospectus, on two occasions, that the Company cause their shares to be registered under the Securities Act. Such a demand by the Canaan Investors and the Whitney Investors must include at least 50% of the outstanding shares issued to them. The managing underwriter of any offering in which Rights Holders participate may limit the number of Registrable Shares to be included in the registration; provided that the Canaan Investors and Whitney Investors will be entitled to register on a pro-rata basis among such holders two shares for every one share held by Advance Health Care that is included in a registration. In addition, the holders of at least 60% of the shares held by the Canaan Investors, the Whitney Investors and Advance Health Care and their assigns may require the Company, on three occasions, to cause their shares to be registered on a Form S-3 registration statement (or other form with similar requirements) under the Securities Act at any time such form is available to the Company, but in no event more than seven years after the date of this Prospectus. In connection with the Merger, the registration rights of Advance Health Care will be assigned to the stockholders of Advance Health Care. All of the Rights Holders entitled to registration rights, other than the Selling Stockholders, have waived such rights in connection with this Offering.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, Montgomery Securities and J.P. Morgan Securities Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock.


                                                                                    NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC.............................................................
Montgomery Securities.............................................................
J.P. Morgan Securities Inc........................................................

                                                                                    ----------
    Total.........................................................................   2,647,114
                                                                                    ----------
                                                                                    ----------


    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and the Selling Stockholders, their counsel and the Company's independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. The
Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.


    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 397,067 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.


    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    Under certain agreements between the Representatives and the stockholders of the Company (or their respective predecessors-in-interest), the existing stockholders of the Company and of Advance Health Care, including the Selling Stockholders and the Company's directors and executive officers, who will own in the aggregate 4,756,636 shares of Common Stock after the Offering, may not, without the prior written consent of Hambrecht & Quist LLC, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock beneficially owned by them during the 180 day period following the effective date of the Registration Statement. In addition, the Company has agreed that, without the prior written consent of Hambrecht & Quist LLC on behalf of the Underwriters, the Company will not, directly or indirectly, sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of Common Stock, during the 180 day period following the effective date of the Registration Statement, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option plans and may issue shares of Common Stock in connection with certain acquisition transactions, provided such shares are subject to the 180-day lock-up agreement. Sales of such shares in the future could adversely affect the market price of the Common Stock. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to the lock-up agreements at any time without notice.


    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

    The Consolidated Financial Statements as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                             ADVANCE PARADIGM, INC. AND SUBSIDIARIES

Report of Independent Public Accountants..............................................        F-2
Consolidated Balance Sheets--March 31, 1995 and 1996 and June 30, 1996 (unaudited)....        F-3
Consolidated Statements of Operations for the Years Ended March 31, 1994, 1995 and
 1996 and for the Three Months Ended June 30, 1995 and 1996 (unaudited)...............        F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years ended March
 31, 1994, 1995 and 1996 and for the Three Months Ended June 30, 1996 (unaudited).....        F-5
Consolidated Statements of Cash Flows for the Years Ended March 31, 1994, 1995 and
 1996 and for the Three Months Ended June 30, 1995 and 1996 (unaudited)...............        F-6
Notes to Consolidated Financial Statements............................................        F-7

                               PARADIGM PHARMACY MANAGEMENT, INC.

Report of Independent Public Accountants..............................................       F-16
Statement of Operations for the Eleven Months Ended November 30, 1993.................       F-17
Statement of Stockholder's Equity for the Eleven Months Ended November 30, 1993.......       F-18
Statement of Cash Flows for the Eleven Months Ended November 30, 1993.................       F-19
Notes to Financial Statements.........................................................       F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Advance ParadigM, Inc.:

    We have audited the accompanying consolidated balance sheets of Advance ParadigM, Inc. (a Delaware corporation formerly known as Advance Pharmacy Services, Inc.) and subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance ParadigM, Inc. and subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

    As explained in Note 2 to the financial statements, the Company has given retroactive effect to the change in accounting for network claim costs.


                                                   ARTHUR ANDERSEN LLP



Dallas, Texas,
May 6, 1996 (except with respect to the
 matters discussed in Note 15, as to which the date is October 8, 1996)

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                               MARCH 31,
                                                                      ----------------------------
                                                                          1995           1996
                                                                      -------------  -------------  JUNE 30, 1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $   2,625,000  $  16,457,000  $  25,637,000
  Accounts receivable, net of allowance for doubtful accounts of
   $141,000, $130,000 and $130,000, respectively....................     15,997,000     23,078,000     26,470,000
  Inventories.......................................................      1,231,000      1,598,000      1,483,000
  Prepaid expenses and other........................................        400,000        449,000        627,000
                                                                      -------------  -------------  -------------
    Total current assets............................................     20,253,000     41,582,000     54,217,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
 amortization of $980,000, $1,935,000 and $2,236,000,
 respectively.......................................................      3,442,000      4,080,000      4,714,000
INTANGIBLE ASSETS, net of accumulated amortization of $461,000,
 $808,000 and $895,000, respectively................................     13,392,000     13,045,000     12,959,000
OTHER ASSETS, net of accumulated amortization of $136,000, $49,000
 and $2,000, respectively...........................................        201,000        198,000        201,000
                                                                      -------------  -------------  -------------
    Total assets....................................................  $  37,288,000  $  58,905,000  $  72,091,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..................................................  $  19,080,000  $  39,000,000  $  41,923,000
  Accrued salaries and benefits.....................................        873,000      1,283,000        689,000
  Other accrued expenses............................................        509,000        934,000      1,136,000
  Current portion of other noncurrent liabilities...................        244,000         49,000         37,000
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................     20,706,000     41,266,000     43,785,000
NONCURRENT LIABILITIES:
  Long-term debt to related parties.................................      7,000,000      7,000,000      7,000,000
  Other noncurrent liabilities, less current portion................        238,000        241,000        241,000
                                                                      -------------  -------------  -------------
    Total liabilities...............................................     27,944,000     48,507,000     51,026,000
                                                                      -------------  -------------  -------------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
  Series A cumulative convertible preferred stock, $.01 par value;
   10,000 shares authorized, issued, and outstanding at March 31,
   1995 and 1996 and June 30, 1996, with aggregate liquidation preference of $11,159,000, $11,959,000 and $12,159,000,
   respectively.....................................................     11,076,000     11,896,000     12,099,000
                                                                      -------------  -------------  -------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Series B preferred stock, $.01 par value; 3,000 shares authorized,
   0, 0 and 2,597 shares issued and outstanding at March 31, 1995
   and 1996 and June 30, 1996, respectively.........................       --             --             --
  Common stock, $.01 par value; 7,500,000 shares authorized,
   3,125,000, 3,130,500 and 3,130,500 shares issued and outstanding
   at March 31, 1995 and 1996 and June 30, 1996, respectively.......       --             --             --
  Additional paid-in capital........................................      1,501,000      1,518,000     11,518,000
  Accumulated deficit...............................................     (3,233,000)    (3,016,000)    (2,552,000)
                                                                      -------------  -------------  -------------
    Total stockholders' equity (deficit)............................     (1,732,000)    (1,498,000)     8,966,000
                                                                      -------------  -------------  -------------
    Total liabilities and stockholders' equity (deficit)............  $  37,288,000  $  58,905,000  $  72,091,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  YEAR ENDED MARCH 31,              THREE MONTHS ENDED JUNE 30,
                                      --------------------------------------------  ----------------------------
                                          1994           1995            1996           1995           1996
                                      -------------  -------------  --------------  -------------  -------------
                                                                                            (UNAUDITED)
REVENUES............................  $  34,970,000  $  91,306,000  $  125,333,000  $  25,692,000  $  49,809,000
                                      -------------  -------------  --------------  -------------  -------------
COST OF OPERATIONS:
  Cost of revenues..................     32,612,000     85,532,000     117,788,000     24,445,000     47,454,000
  Selling, general, and
   administrative expenses..........      2,330,000      4,963,000       6,158,000      1,442,000      1,714,000
                                      -------------  -------------  --------------  -------------  -------------
    Total cost of operations........     34,942,000     90,495,000     123,946,000     25,887,000     49,168,000
                                      -------------  -------------  --------------  -------------  -------------
    Operating income (loss).........         28,000        811,000       1,387,000       (195,000)       641,000
INTEREST INCOME.....................       --               91,000         366,000         39,000        205,000
INTEREST EXPENSE....................       (423,000)      (878,000)       (716,000)      (179,000)      (177,000)
                                      -------------  -------------  --------------  -------------  -------------
NET INCOME (LOSS)...................  $    (395,000) $      24,000  $    1,037,000       (335,000) $     669,000
                                      -------------  -------------  --------------  -------------  -------------
                                      -------------  -------------  --------------  -------------  -------------
PRO FORMA NET INCOME PER SHARE......                                $          .25                 $         .12
                                                                    --------------                 -------------
                                                                    --------------                 -------------
PRO FORMA WEIGHTED AVERAGE SHARES
 OUTSTANDING........................                                     7,036,507                     7,036,507
                                                                    --------------                 -------------
                                                                    --------------                 -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

               FOR THE YEARS ENDED MARCH 31, 1994, 1995, AND 1996


                                                                 SERIES B PREFERRED
                                            COMMON STOCK               STOCK
                                       ----------------------  ----------------------   ADDITIONAL
                                       NUMBER OF                NUMBER OF                 PAID-IN      ACUMULATED
                                         SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL       DEFICIT         TOTAL
                                       ----------  ----------  -----------  ---------  -------------  ------------  -------------
BALANCE, March 31, 1993..............   3,125,000  $   --          --       $  --      $   1,661,000  $ (1,670,000) $      (9,000)
  Assumption of note payable in
   conjunction with the formation of
   API...............................      --          --          --          --           (500,000)      --            (500,000)
  Capital contribution from Parent...      --          --          --          --            173,000       --             173,000
  Issuance of a warrant to purchase
   336,500 shares of Common Stock....      --          --          --          --            167,000       --             167,000
  Net loss...........................      --          --          --          --           --            (395,000)      (395,000)
  Dividends ($35.90 per share) and
   accretion on Redeemable Preferred
   Stock.............................      --          --          --          --           --            (372,000)      (372,000)
                                       ----------  ----------       -----   ---------  -------------  ------------  -------------
BALANCE, March 31, 1994..............   3,125,000      --          --          --          1,501,000    (2,437,000)      (936,000)
  Net income.........................      --          --          --          --           --              24,000         24,000
  Dividends ($80.00 per share) and
   accretion on Redeemable Preferred
   Stock.............................      --          --          --          --           --            (820,000)      (820,000)
                                       ----------  ----------       -----   ---------  -------------  ------------  -------------
BALANCE, March 31, 1995..............   3,125,000      --          --          --          1,501,000    (3,233,000)    (1,732,000)
  Net income.........................      --          --          --          --           --           1,037,000      1,037,000
  Dividends ($80.00 per share) and
   accretion on Redeemable Preferred
   Stock.............................      --          --          --          --           --            (820,000)      (820,000)
  Issuance of Common Stock in
   connection with the exercise of
   employee stock options............       5,500      --          --          --             17,000       --              17,000
                                       ----------  ----------       -----   ---------  -------------  ------------  -------------
BALANCE, March 31, 1996..............   3,130,500      --          --          --          1,518,000    (3,016,000)    (1,498,000)
  Net Income.........................      --          --          --          --           --             669,000        669,000
  Issuance of 2,597 shares of Series
   B Preferred Stock.................      --          --           2,597      --         10,000,000       --          10,000,000
  Dividends ($20.00 per share) and
   accretion on Redeemable Preferred
   Stock.............................      --          --          --          --           --            (205,000)      (205,000)
                                       ----------  ----------       -----   ---------  -------------  ------------  -------------
BALANCE, June 30, 1996 (unaudited)...   3,130,500  $   --           2,597   $  --      $  11,518,000  $ (2,552,000) $   8,966,000
                                       ----------  ----------       -----   ---------  -------------  ------------  -------------
                                       ----------  ----------       -----   ---------  -------------  ------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                        THREE MONTHS
                                                                      YEAR ENDED MARCH 31,             ENDED JUNE 30,
                                                               -----------------------------------  ---------------------
                                                                  1994         1995        1996       1995        1996
                                                               -----------  ----------  ----------  ---------  ----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................................  $  (395,000) $   24,000  $1,037,000  $(335,000) $  669,000
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities--
    Depreciation and amortization............................      319,000     969,000   1,313,000    306,000     388,000
    Noncash interest expense.................................      215,000     162,000      --         --          --
    Provision for doubtful accounts..........................       27,000      58,000      23,000     18,000      --
    Change in certain assets and liabilities, net of effects
     from acquisition of subsidiary--
      (Increase) decrease in accounts receivable.............      204,000  (5,333,000) (7,104,000)   381,000  (3,392,000)
      Increase in inventories................................     (697,000)   (183,000)   (367,000)  (190,000)    114,000
      (Increase) decrease in prepaid expenses and other
       assets................................................     (172,000)   (324,000)    (58,000)    50,000    (182,000)
      Increase in accounts payable, accrued expenses, and
       other noncurrent liabilities..........................    1,535,000   8,285,000  20,809,000    853,000   2,530,000
                                                               -----------  ----------  ----------  ---------  ----------
      Net cash provided by operating activities..............    1,036,000   3,658,000  15,653,000  1,083,000     127,000
                                                               -----------  ----------  ----------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........................   (1,270,000) (2,245,000) (1,594,000)  (216,000)   (935,000)
  Acquisition of subsidiary, net of cash received............  (14,134,000)     --          --         --          --
                                                               -----------  ----------  ----------  ---------  ----------
      Net cash used in investing activities..................  (15,404,000) (2,245,000) (1,594,000)  (216,000)   (935,000)
                                                               -----------  ----------  ----------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of preferred stock..................    9,884,000      --          --         --      10,000,000
  Net proceeds from issuance of long-term debt...............    6,623,000      --          --         --          --
  Net proceeds from issuance of Common Stock and warrants....      167,000      --          17,000     17,000      --
  Net payments on line of credit and long-term obligations...     (359,000)   (245,000)   (244,000)   (11,000)    (12,000)
  Payment of note payable transferred from AHC...............     (500,000)     --          --
                                                               -----------  ----------  ----------  ---------  ----------
      Net cash provided by (used in) financing activities....   15,815,000    (245,000)   (227,000)     6,000   9,988,000
                                                               -----------  ----------  ----------  ---------  ----------
NET INCREASE IN CASH.........................................    1,447,000   1,168,000  13,832,000    873,000   9,180,000
CASH AND CASH EQUIVALENTS, beginning of year.................       10,000   1,457,000   2,625,000  2,625,000  16,457,000
                                                               -----------  ----------  ----------  ---------  ----------
CASH AND CASH EQUIVALENTS, end of year.......................  $ 1,457,000  $2,625,000  $16,457,000 $3,498,000 $25,637,000
                                                               -----------  ----------  ----------  ---------  ----------
                                                               -----------  ----------  ----------  ---------  ----------


SUPPLEMENTARY INFORMATION:

    Cash paid for interest totaled approximately $208,000, $716,000, $716,000, $179,000 and $177,000
        in 1994, 1995, 1996, and June 30, 1995 and 1996 respectively.

    The Company made no income tax payments in 1994, 1995, 1996 or as of June 30, 1996.

    The Company incurred a capital lease obligation of $138,000 in 1994.

    The Company received noncash capital contributions from AHC of $173,000 in 1994. It also assumed a
        $500,000 note payable in conjunction with the formation of API in 1994.

  The accompanying notes are an integral part of these consolidated financial statements.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL:
    Advance ParadigM, Inc. (API), a Delaware corporation formerly named Advance Pharmacy Services, Inc., was formed as a wholly owned subsidiary of Advance Health Care, Inc. (AHC) in July 1993. The accompanying consolidated financial statements include the accounts of API and its three wholly owned subsidiaries, Advance ParadigM Mail Services, Inc. (Advance Mail), Advance ParadigM Data Services, Inc. (Advance Data), and Advance ParadigM Clinical Services, Inc. (Advance Clinical), which are collectively referred to as the Company.

    API was formed when AHC contributed its wholly owned subsidiaries Advance Mail and Advance Data subject to a $500,000 note payable (see Note 12) in exchange for all of the then outstanding shares of API's Common Stock. The transaction was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the accounts of Advance Mail and Advance Data are based on historical cost, and operations of Advance Mail and Advance Data are included from the date of their formation by AHC. In December 1993, API acquired all of the outstanding stock of Advance Clinical in a business combination accounted for as a purchase (see Note 8). The operating results for Advance Clinical are included for the period since its acquisition by API.

    The Company offers an integrated program of pharmacy benefit management. Clinical, rebate, and formulary services are provided through Advance Clinical. Claims processing for prescription drugs purchased at the Company's network of retail pharmacies is provided through Advance Data. The dispensing of prescription drugs through the mail is provided through Advance Mail.

    In the year ended March 31, 1996, the Company began marketing health benefit management services (HBM Services) to certain health plans, pharmaceutical manufacturers, and other research and managed care organizations, and began programs for disease management services with selected customers.


    The Company is currently in the process of an initial public offering (the Offering) of its $.01 par value Common Stock. The Company plans to use the net proceeds from the Offering (i) to retire the note payable to Whitney Subordinated Debt Fund, L.P., an affiliate of a principal stockholder of the Company, in the amount of $7.0 million, (ii) to provide further automation of the Company's Richardson, Texas facility, including capital improvements and equipment (which are estimated to be approximately $2.9 million), and (iii) to expand the Company's claims processing system (which are estimated to be approximately $1.8 million). The balance of the net proceeds, approximately $4.5 million, will be used to fund possible acquisitions of similar or complementary businesses and general corporate purposes.


    In connection with the Offering, the Company's redeemable Series A Preferred Stock will automatically be converted into 2,500,000 shares of Common Stock. The pro forma information below gives effect to such conversion and the merger of AHC with and into API (see Note 15).


                                                                       JUNE 30, 1996 (UNAUDITED)
                                                          ----------------------------------------------------
                                                                  AS STATED                  PRO FORMA
                                                          -------------------------  -------------------------
                                                          NUMBER OF                  NUMBER OF
                                                            SHARES       AMOUNT        SHARES       AMOUNT
                                                          ----------  -------------  ----------  -------------
Redeemable Series A Preferred Stock.....................      10,000  $  12,099,000      --      $    --

Stockholders' equity (deficit)--
  Series B Preferred Stock..............................       2,597  $    --             2,597  $    --
  Common stock..........................................   3,130,500       --         5,400,750       --
  Additional paid-in capital............................      --         11,518,000      --         23,617,000
  Accumulated deficit...................................      --         (2,552,000)     --         (2,552,000)
                                                                      -------------              -------------
  Total stockholders' equity (deficit)..................              $   8,966,000              $  21,065,000
                                                                      -------------              -------------
                                                                      -------------              -------------

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

    The accompanying financial statements  include the accounts  of API and  its
wholly   owned   subsidiaries.   All  significant   intercompany   accounts  and
transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited interim financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and substantially in the form prescribed by the Securities and Exchange Commission in instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the June 30, 1995 and 1996 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for this interim period. The results of operations for the three months ended June 30, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year or for any future period.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include overnight investments and money market accounts.

INVENTORIES

    Inventories consist of pharmaceuticals stated at the lower of cost or market under the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives ranging from three to ten years. Amortization of leasehold improvements is computed over the lives of the assets or the lease terms, whichever is shorter. Major renewals and betterments are added to the property and equipment accounts while costs of repairs and maintenance are charged to operating expenses in the period incurred. The cost of assets retired, sold or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resultant gain or loss, if any, is reflected in the statement of operations.

INTANGIBLE ASSETS

    Intangible assets represent the excess of cost over the fair value of tangible net assets acquired (goodwill) in connection with the acquisition of Advance Clinical (see Note 8). Goodwill is amortized on a straight-line basis over 40 years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable or the useful life may be impaired. Amortization expense was $115,000, $346,000, and $347,000 in 1994, 1995, and 1996, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of March 31, 1995 or 1996.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash, receivables, payables, and accrued liabilities approximate the fair values of these instruments because of their short-term maturities. The carrying value of the Company's debt also approximates fair value as interest rates on the Company's existing debt approximates market.

REVENUE RECOGNITION

    Revenues from the dispensing of pharmaceuticals from the Company's mail service pharmacy are recognized when each prescription is shipped. Revenue from sales of prescription drugs by pharmacies in the Company's nationwide network and claims processing service fees are recognized when the claims are adjudicated. Clinical, formulary, rebate, and disease management service revenues are recognized as the services are performed and rebates earned in accordance with contractual agreements.

FEDERAL INCOME TAXES

    Prior to the formation of API in July 1993, Advance Mail and Advance Data were included in the consolidated tax return of AHC. For activities subsequent to the formation of API, the Company has filed consolidated federal income tax returns separate from AHC. The Company has calculated its tax provision on a stand-alone basis for all reported periods.

PRO FORMA NET INCOME PER SHARE


    Pro forma net income per share gives effect to (i) the conversion of the redeemable Series A Preferred Stock to Common Stock, (ii) the issuance of 836,320 shares of Common Stock in the Offering, the net proceeds of which are intended to be used to retire the $7.0 million note payable to Whitney Subordinated Debt Fund, L.P., (iii) a reduction of interest expense by the amount of interest on the $7.0 million note payable and (iv) the impact to shares and options outstanding of the merger of AHC with and into API (see Note
15). Pro forma net income per share is computed using the weighted average number of common and common equivalents shares outstanding during the year which include stock options and warrants. As required by the Commission rules, all warrants, options, and shares issued during the year immediately preceding the initial public offering are assumed to be outstanding for purposes of calculating pro forma net income per share. The primary and fully diluted per share amounts were the same as the effect of potentially dilutive securities was antidilutive.


RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform with current year presentation.

RESTATEMENT OF NETWORK CLAIM COSTS

    The Company has restated its financial statements for the three months ended June 30, 1996, and for all prior periods presented. When the Company has an independent obligation to pay its network pharmacy providers, the Company now includes payments from plan sponsors for these benefits as revenues and payments to its pharmacy providers as cost of revenues. If the Company is only administering plan sponsors' network pharmacy contracts, the Company will continue to record as net revenues the claims processing service fees. In prior periods, the Company recorded as net revenues only the fees for administering claims from network pharmacy providers. The restatement increased revenues and cost of revenues as follows:

           YEAR ENDED MARCH 31,              THREE MONTHS ENDED JUNE 30,
-------------------------------------------  ---------------------------
    1994           1995           1996           1995          1996
-------------  -------------  -------------  ------------  -------------
$  11,598,000  $  25,715,000  $  37,611,000  $  8,009,000  $  22,900,000

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

3.  PROPERTY AND EQUIPMENT:
    Property and equipment consisted of the following:

                                                                                      MARCH 31,
                                                                              --------------------------
                                                                                  1995          1996
                                                                              ------------  ------------
Machinery and equipment.....................................................  $    651,000  $    709,000
Computer equipment and software.............................................     2,668,000     3,963,000
Furniture and equipment.....................................................       707,000       924,000
Leasehold improvements......................................................       396,000       419,000
                                                                              ------------  ------------
                                                                                 4,422,000     6,015,000
Less--Accumulated depreciation and amortization.............................      (980,000)   (1,935,000)
                                                                              ------------  ------------
                                                                              $  3,442,000  $  4,080,000
                                                                              ------------  ------------
                                                                              ------------  ------------

4.  DEBT:
    Long-term debt at March 31, 1995 and 1996, consisted of a balance due under a $7,000,000 Note and Warrant Purchase Agreement (the Agreement) dated December 8, 1993. The note is unsecured, bears interest at 10.101% per annum, payable quarterly, and is due December 8, 2000. The Agreement obligates the Company to prepay the indebtedness, without penalty or premium, upon the consummation of a public offering of any of the Company's securities pursuant to a registration statement filed with the Commission.

    The note carries certain restrictive covenants which, among other things, limit the ability of the Company to incur additional indebtedness, create liens, pay dividends, sell assets, make acquisitions, engage in mergers, consolidations, or reorganizations, or enter into transactions with certain related parties, including holders of 10% or more of any capital stock of the Company or its affiliates. Additionally, the Company is required to maintain certain net worth and interest coverage ratios. The Company was in compliance with all covenants of the Agreement at March 31, 1996.

    In connection with the Agreement, the Company granted the holder of the note warrants to purchase 336,500 shares of the Company's Common Stock (see Note 10). The warrants are exercisable for a period of 10 years.

5.  OTHER NONCURRENT LIABILITIES:
    Other noncurrent liabilities consisted of the following:

                                                                             MARCH 31,
                                                                       ----------------------
                                                                          1995        1996
                                                                       ----------  ----------
Capital lease obligation.............................................  $   93,000  $   49,000
Other liabilities....................................................     389,000     241,000
                                                                       ----------  ----------
                                                                          482,000     290,000
Less--Current portion................................................    (244,000)    (49,000)
                                                                       ----------  ----------
                                                                       $  238,000  $  241,000
                                                                       ----------  ----------
                                                                       ----------  ----------

    The Company's capital lease obligation bears interest at 9.5%, and is payable in monthly installments. The lease is collateralized by the leased equipment. The lease terminates in March 1997 (see Note 6).

    Other liabilities is comprised of deposits held for the benefit of certain customers in connection with pharmacy benefit contracts, and, at March 31, 1995, included amounts due to certain officers of Advance Clinical (see Note 12).

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

6.  LEASES:
    The Company leases office and dispensing facility space, equipment, and automobiles under various operating and capital leases. The Company was obligated to make future minimum payments under capital lease obligations and noncancelable operating lease agreements as of March 31, 1996, as follows:

                      YEARS ENDING                         CAPITAL   OPERATING
                       MARCH 31,                           LEASES     LEASES
--------------------------------------------------------  ---------  ---------
  1997..................................................  $  51,000  $1,063,000
  1998..................................................     --        732,000
  1999..................................................     --        255,000
  2000..................................................     --         --
  2001..................................................     --         --
                                                          ---------  ---------
    Total minimum lease payments........................     51,000  $2,050,000
                                                          ---------  ---------
                                                                     ---------
    Less--Amounts representing interest.................     (2,000)
                                                          ---------
    Present value of future minimum lease payments (see
     Note 5)............................................  $  49,000
                                                          ---------
                                                          ---------

    Total rent expense incurred in 1994, 1995, and 1996 was $221,000, $714,000, and $1,135,000, respectively.

7.  COMMITMENTS AND CONTINGENCIES:
    The Company entered into three-year employment agreements with certain management employees of Advance Clinical. These employment agreements, which expire in December 1996, provide for certain minimum payments should the agreements be terminated.

    The pharmacy industry is governed by extensive federal and state laws and regulations. The regulatory requirements with which the Company must comply in conducting its business vary from state to state. Management believes the Company is in substantial compliance with, or is in the process of complying with, all existing laws and regulations material to the operation of its business. In management's opinion, any existing noncompliance will not have a material adverse effect on the results of operations or financial condition of the Company.

8.  ACQUISITION OF ADVANCE CLINICAL:
    In December 1993, the Company acquired the outstanding stock of Advance Clinical, formerly Paradigm Pharmacy Management, Inc., for a total consideration of $16,748,000. Assuming the Advance Clinical acquisition had occurred at the beginning of fiscal year 1994, condensed unaudited pro forma combined results of operations for the year ended March 31, 1994, are as follows:

Revenues.......................................................  $45,726,000
Net income.....................................................     197,000

9.  CONCENTRATION OF BUSINESS:
    One customer accounted for approximately 18.3% of the Company's 1996 revenues. One customer accounted for approximately 26.5% of the Company's 1995 revenues. No other customer accounted for over 10% of the Company's 1996 or 1995 revenues. Two customers accounted for approximately 54.8% of the Company's 1994 revenues. On a pro forma basis, assuming the Advance Clinical acquisition had occurred on April 1, 1993, these two customers would have accounted for approximately 49.5% of the Company's 1994 revenues.

10. REDEEMABLE PREFERRED STOCK AND COMMON STOCK:

REDEEMABLE SERIES A PREFERRED STOCK

    In August and December 1993, the Company issued a total of 10,000 shares of $.01 par value, redeemable Series A Preferred Stock under a Preferred Stock Purchase Agreement. The holders of the Series A Preferred Stock are entitled to certain rights, as described below:

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

10. REDEEMABLE PREFERRED STOCK AND COMMON STOCK: (CONTINUED)
    CUMULATIVE DIVIDENDS--Holders of the redeemable Series A Preferred Stock are entitled to cumulative dividends calculated at an annual rate of 8% per share of the original issuance price of $1,000, or $80 per share. Such cumulative dividends accrue and accumulate day to day from the date of original issuance whether or not earned or declared. As of March 31, 1996, the cumulative undeclared and unpaid dividends were $1,959,000 and are included in redeemable Series A Preferred Stock in the accompanying balance sheet. Upon conversion of the redeemable Series A Preferred Stock to Common Stock, all such accrued and unpaid cumulative dividends shall be forfeited.

    RIGHT OF FIRST OFFER--The Company must first offer to the holders of preferred shares, and any holder of more than 3% of the capital stock of the Company, any future offering of equity securities, convertible securities, or debt-equity security combinations. This right does not apply to any stock dividends, conversion share issuances, stock grants of up to 569,500 shares pursuant to the stock option plan, or stock grants of up to 415,500 shares in connection with the acquisition of another entity.

    CONVERSION RIGHTS--The redeemable Series A Preferred Stock is convertible at any time at the option of the holder into fully paid and nonassessable shares of Common Stock at a conversion rate equal to the issuance price divided by the Applicable Conversion Value, as defined, giving effect to any adjustments. At March 31, 1996, the conversion rate was 250-for-one.

    The redeemable Series A Preferred Stock is automatically convertible immediately prior to the closing of an underwritten public offering on a firm commitment basis filed on Form S-1 of the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for which proceeds (net of underwriters' discounts and commissions but before calculation of expenses) equal or exceed $10,000,000 and at a price per share greater than twice the original issuance price of the redeemable Series A Preferred Stock, as adjusted for dilutive issuances of capital stock, stock dividends, stock splits, and reverse stock splits.

    PARTICIPATING DIVIDENDS--The redeemable Series A Preferred Stock has a participating feature whereby if dividends, other than stock dividends, are declared on the Common Stock, the holders of the redeemable Series A Preferred Stock are entitled to receive an amount of dividends equal to that which would be payable on the number of common shares into which the redeemable Series A Preferred Stock is then convertible.

    REDEMPTION RIGHTS--If on or after August 4, 1999, the Company has earnings after interest, but before taxes, of at least $1,500,000 for the 12-month period preceding the month of the request for redemption, the holders of 60% of the then outstanding shares of redeemable Series A Preferred Stock may request the Company to redeem such number of shares of stock outstanding. The redemptions shall be made in three equal annual installments at a price which is the greater of (1) the original issue price of the redeemable Series A Preferred Stock, as adjusted, plus all accrued and unpaid dividends, or (2) the fair market value, as defined.

COMMON STOCK

    The Company is authorized to issue 7,500,000 shares of $.01 par value Common Stock, of which 3,125,000 and 3,130,500 shares are issued and outstanding at March 31, 1995 and 1996, respectively. The holders of the Company's Common Stock are entitled to a right of first offer consistent with holders of the redeemable Series A Preferred Stock. The Company has reserved shares of Common Stock at March 31, 1996, for the following:

Conversion of Series A Preferred Stock...........................  2,500,000
Exercise of stock options........................................    858,000
Exercise of warrants.............................................    659,750
                                                                   ---------
                                                                   4,017,750
                                                                   ---------
                                                                   ---------

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

10. REDEEMABLE PREFERRED STOCK AND COMMON STOCK: (CONTINUED)
    During the year ended March 31, 1994, the Company issued warrants to purchase 336,500 and 56,250 shares of its Common Stock at prices per share of $4.00 and $6.00, respectively. During the year ended March 31, 1996, the Company agreed to issue warrants to purchase 267,000 shares of its Common Stock at a price of $11.00 per share to a customer contingent upon future expansion of member lives. As of March 31, 1996, no warrants have been earned. In management's opinion, the fair value of the warrants at the date of the agreement was not material.

11. STOCK OPTION PLAN:
    During 1993, the Board of Directors and the stockholders of the Company adopted the 1993 Incentive Stock Option Plan and the Incentive Stock Option Plan (the "Plans"), which provide for the granting of qualified stock options and incentive options to officers and key employees of the Company. The options must be granted with exercise prices which equal or exceed the market value of the common stock at the date of grant. As of March 31, 1996, the number of shares of Common Stock issuable under the Plans may not exceed 858,000 shares. The Company has reserved 858,000 shares of Common Stock for such issuance. The Plans are administered by a compensation committee appointed by the Board of Directors of the Company.

    The stock options generally vest over 5-year periods. In the event of the sale or merger with an outside corporation gaining 50% or greater ownership, options granted to certain employees become 100% vested. The options are exercisable for a period not to exceed 10 years from the date of grant. As of March 31, 1996, 276,750 options were vested at exercise prices of $3.20 to $11.00 per share.

    The following is a summary of stock option activity:

                                                                                 EXERCISE
                                                                    SHARES    PRICE PER SHARE
                                                                   ---------  ---------------
Options outstanding at March 31, 1993............................     --                   -
Options granted..................................................    636,750   $ 3.20-$ 4.80
                                                                   ---------
Options outstanding at March 31, 1994............................    636,750   $ 3.20-$ 4.80
Options granted..................................................    146,750   $10.80-$30.00
                                                                   ---------
Options outstanding at March 31, 1995............................    783,500   $ 3.20-$30.00
Options granted..................................................    195,500   $11.00-$30.00
Options exercised................................................     (5,500)          $3.20
Options terminated...............................................   (163,000)  $ 3.20-$30.00
                                                                   ---------
Options outstanding at March 31, 1996............................    810,500   $ 3.20-$11.00
                                                                   ---------
                                                                   ---------

    In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes a fair value-based method of accounting for stock-based compensation. The Company has decided to adopt SFAS 123 through disclosure with respect to employee stock-based compensation. Such disclosure requirements are effective beginning with the Company's 1997 fiscal year.

12. RELATED PARTY TRANSACTIONS:
    The long-term debt of the Company is payable to an affiliate of certain holders of Preferred Stock. In connection with the issuance of this debt, the Company paid a placement fee of $210,000 to a preferred stockholder.

    Prior to 1995, the Company occupied space in an office facility leased by AHC. In addition, certain management employees of AHC provided administrative and management services to the Company. In connection with the use of the facility and the services provided, AHC charged the Company $607,000 during 1994. No such amounts were charged in 1995 and 1996. In July 1993, as part of the formation of API, AHC transferred a debt obligation of $500,000 to API. API retired this obligation in August 1993.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

12. RELATED PARTY TRANSACTIONS: (CONTINUED)
    In connection with the acquisition of Advance Clinical, the Company agreed to pay a fee of $250,000 each to two officers of Advance Clinical for services relating to the acquisition. The total fee of $500,000 is included as part of the Advance Clinical purchase price. The Company paid $100,000 of this fee upon closing of the acquisition and $200,000 in February 1995 and February 1996.

    The Company entered into an agreement with Advance Capital Markets (ACM) in October 1993, pursuant to which ACM agreed to use its reasonable best efforts to secure financing for the Company and to act as financial advisor and investment banker for the acquisition of Advance Clinical. In exchange for these professional services, the Company paid ACM a fee of $150,000, which is equivalent to or less than similar fees incurred in arm's-length transactions. The Chief Executive Officer and President of the Company also serves on the board of directors of ACM.

13. RETIREMENT PLAN AND POSTRETIREMENT BENEFITS:
    The Company sponsors a retirement plan for all eligible employees. The plan is qualified under Section 401(k) of the Internal Revenue Code. Compensation expense associated with the Company's plan amounted to approximately $0 in 1994, $50,000 in 1995, and $102,000 in 1996. Effective in 1995, the Company is required to contribute at least 50% of the first 6% of salary deferral contributed by each participant.

14. INCOME TAXES:
    The Company's net income in 1996 was offset by net operating loss carryforwards. The Company had losses for tax purposes in 1994 and 1995 and had remaining net operating loss carryforwards for both financial reporting and federal income tax purposes. The Company had approximately $1,918,000 in net operating loss carryforwards for federal income tax purposes at March 31, 1996. The net operating loss carryforwards will expire in the years 2002 through 2010 if not previously utilized.

    Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting bases and the potential benefits of certain tax carryforwards. The significant deferred tax assets and liabilities and the changes in those assets and liabilities are as follows:

                                                                              MARCH 31,               MARCH 31,
                                                                                 1995      CHANGES       1996
                                                                              ----------  ----------  ----------
Gross deferred tax asset:
  Net operating loss carryforwards..........................................  $  836,000  $ (184,000) $  652,000
  Other accruals............................................................      47,000      95,000     142,000
  Other.....................................................................      48,000      (4,000)     44,000
                                                                              ----------  ----------  ----------
                                                                                 931,000     (93,000)    838,000
Gross deferred tax liability:
  Amortization of goodwill..................................................    (261,000)   (197,000)   (458,000)
  Depreciation..............................................................     (95,000)    (98,000)   (193,000)
                                                                              ----------  ----------  ----------
                                                                                 575,000    (388,000)    187,000
  Valuation allowance.......................................................    (575,000)    388,000    (187,000)
                                                                              ----------  ----------  ----------
  Net deferred tax asset....................................................  $   --      $   --      $   --
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

    Because of the uncertainty of the realization of the net deferred tax asset caused by historical operating losses, the Company recorded a valuation reserve equal to its net deferred tax asset at March 31, 1995 and 1996. Management will evaluate the appropriateness of the valuation reserve in the future based upon historical and anticipated operating results of the Company. The deferred tax assets arising from the Advance Clinical acquisition, if subsequently recognized, will be allocated to reduce the goodwill attributable to the acquisition.

                    ADVANCE PARADIGM, INC. AND SUBSIDIARIES

15. SUBSEQUENT EVENTS:

    On June 25, 1996, the Company sold an aggregate of 2,597 shares at its Series B Preferred Stock to a customer at a price of $3,850 per share. The number of shares issued is subject to potential adjustment depending upon the price of the Offering.


    On October 8, 1996, the Company effected a 250-for-one stock split of the Company's Common Stock. Accordingly, all share and per share amounts have been adjusted to reflect the stock split as though it had occurred at the beginning of the initial period presented.



    Immediately prior to the consummation of the Offering, AHC will merge with and into the Company (the "Merger"). Such Merger will be consummated as a means of simplifying the corporate structure of the Company and is intended to qualify as a tax free reorganization. AHC currently holds 3,125,000 shares of Common Stock. In connection with the Merger, the Advance Health Care incentive stock option plan will be merged with the Company's Incentive Stock Option Plan, and holders of options under the Advance Health Care incentive stock option plan will receive options to purchase Common Stock under the Company's Incentive Stock Option Plan. In the Merger, the Company will cancel the shares held by AHC and issue shares of Common Stock directly to the AHC stockholders based upon their fully-diluted proportionate ownership interests in AHC (collectively referred to as the "AHC Stockholders") after giving consideration to the new shares of AHC to be issued in repayment of debt as indicated below. After the Merger, there will be 2,903,750 shares of Company common stock outstanding and 229,750 additional options outstanding at exercise prices of $0.67 to $2.71 per share. Immediately prior to the Merger, AHC will distribute the stock of certain subsidiaries of AHC, operating in businesses unrelated to the Company, to the AHC Stockholders. Prior to such spin-off, certain indebtedness owed by AHC to several of its stockholders (including some indebtedness of AHC payable to an affiliate of a preferred stockholder of the Company which will be assumed by an AHC stockholder) will be exchanged for additional shares of AHC common stock. The spin-off and exchange of indebtedness will not impact the number of shares of the Company's common stock outstanding. After the spin-off and exchange of indebtedness referred to above are effected, Advance Health Care will have no operations, known liabilities, or assets of its own other than its investment in the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of ParadigM Pharmacy Management, Inc.:

    We have audited the accompanying statements of operations, stockholder's equity, and cash flows of ParadigM Pharmacy Management, Inc. (a Maryland corporation whose name was subsequently changed to Advance ParadigM Clinical Services, Inc.) for the eleven months ended November 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of ParadigM Pharmacy Management, Inc. for the eleven months ended November 30, 1993, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Dallas, Texas,
April 15, 1994

                       PARADIGM PHARMACY MANAGEMENT, INC.

                            STATEMENT OF OPERATIONS

                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1993

REVENUES.......................................................................  $14,312,000
COST OF OPERATIONS:
  Cost of revenues.............................................................  10,553,000
  Selling, general and administrative expenses.................................   1,945,000
                                                                                 ----------
    Total cost of operations...................................................  12,498,000
    Operating income...........................................................   1,814,000

INTEREST INCOME................................................................      69,000
                                                                                 ----------
    Income before provision for income taxes...................................   1,883,000

PROVISION FOR INCOME TAXES.....................................................     750,000
                                                                                 ----------
    Net income.................................................................  $1,133,000
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of this financial statement.

                       PARADIGM PHARMACY MANAGEMENT, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1993

                                                                             ADDITIONAL                    TOTAL
                                                                 COMMON       PAID-IN       RETAINED    STOCKHOLDER'S
                                                                  STOCK       CAPITAL       EARNINGS       EQUITY
                                                               -----------  ------------  ------------  ------------
BALANCE, December 31, 1992...................................   $  --       $    654,000  $    840,000   $1,494,000
  Net income.................................................      --            --          1,133,000    1,133,000
  Additional capitalization from Parent......................      --            593,000       --           593,000
                                                                      ---   ------------  ------------  ------------
BALANCE, November 30, 1993...................................   $  --       $  1,247,000  $  1,973,000   $3,220,000
                                                                      ---   ------------  ------------  ------------
                                                                      ---   ------------  ------------  ------------

    The accompanying notes are an integral part of this financial statement.

                       PARADIGM PHARMACY MANAGEMENT, INC.

                            STATEMENT OF CASH FLOWS

                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1993

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................................  $1,133,000
  Adjustments to reconcile net income to net cash (used in) provided by operating activities--
    Depreciation expense........................................................      36,000
    Increase in receivables.....................................................  (5,847,000)
    Decrease in due from/to affiliates, net.....................................     248,000
    Increase in prepaid expenses and other current assets.......................      (3,000)
    Increase in deferred income taxes...........................................     (20,000)
    Increase in accounts payables...............................................   3,926,000
    Increase in accrued salaries and benefits...................................     480,000
    Increase in other accrued expenses..........................................     313,000
    Decrease in deferred revenue................................................    (473,000)
                                                                                  ----------
    Net cash used in operating activities.......................................    (207,000)
                                                                                  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........................................    (212,000)
                                                                                  ----------
    Net cash used in investing activities.......................................    (212,000)
                                                                                  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additional capitalization from Parent.........................................     593,000
                                                                                  ----------
    Net cash provided by financing activities...................................     593,000
                                                                                  ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.......................................     174,000
CASH AND CASH EQUIVALENTS, beginning of period..................................   1,840,000
                                                                                  ----------
CASH AND CASH EQUIVALENTS, end of period........................................  $2,014,000
                                                                                  ----------
                                                                                  ----------
SUPPLEMENTAL DISCLOSURE OF INCOME TAXES PAID....................................  $  113,000
                                                                                  ----------
                                                                                  ----------

    The accompanying notes are an integral part of this financial statement.

                       PARADIGM PHARMACY MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION:
    ParadigM Pharmacy Management, Inc. (PPM), a Maryland corporation (name subsequently changed to Advance ParadigM Clinical Services, Inc.), provides pharmacy management services to a variety of healthcare companies including Health Maintenance Organizations, Preferred Provider Organizations and other employee benefit plans.

    PPM began operations on January 1, 1991. During the period from January 1, 1991, through November 30, 1993, PPM was a wholly owned subsidiary of Blue Cross and Blue Shield of Maryland, Inc. (Parent) and operated under common management with CFS Health Group, Inc. (CFS), another wholly owned subsidiary of Blue Cross and Blue Shield of Maryland, Inc.

    Effective after the close of business on November 30, 1993, Advance Pharmacy Services, Inc. (APS), whose name has been subsequently changed to Advance
ParadigM, Inc., acquired all of the outstanding capital stock of PPM. The accompanying financial statements do not include any accounting to reflect the purchase transaction.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include overnight investments and short-term notes with maturities of 60 days or less.

REVENUE RECOGNITION

    Clinical, formulary, and rebate service revenues are recognized as the services are performed and rebates earned in accordance with contractual agreements. A portion of the rebates earned is shared with the Company's customers in accordance with contractual agreements. Such amounts are included in cost of revenues in the accompanying financial statements.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. PPM depreciates property and equipment on a straight-line basis over the following estimated useful lives:

Computer equipment and software............................  3 years
Furniture and fixtures.....................................  5 years

DEFERRED REVENUE

    Deferred revenue represents the unamortized portion of one-time payments to PPM by pharmaceutical suppliers during 1992 as an incentive for PPM to obtain a specific customer in a new line of business. This incentive was deferred and is being amortized over the 24 months of the initial customer's contract through June 30, 1994. The amortization of this payment is included in revenues in the accompanying statements of operations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    In connection with the acquisition of PPM by APS, PPM agreed to pay $195,000 of the legal and underwriting costs related to the transaction. These costs are included in selling, general and administrative expenses in the accompanying statement of operations for the eleven months ended November 30, 1993.

3.  INCOME TAXES:
    The results of PPM's operations are included in the consolidated tax return of the Parent for federal income tax purposes. PPM files a separate Maryland state income tax return and records its tax provision or benefit accordingly.

    A provision for income taxes of $750,000 has been provided for financial reporting purposes for the eleven months ended November 30, 1993. The provision for income taxes includes deferred taxes resulting from temporary differences in income for financial accounting and tax purposes, using the liability method.

                       PARADIGM PHARMACY MANAGEMENT, INC.

3.  INCOME TAXES: (CONTINUED)
    The provision (benefit) for income taxes consists of the following:

Current--
  Federal.........................................................  $ 671,000
  State, net of federal income tax effect.........................     99,000

Deferred--
  Federal.........................................................    (17,000)
  State, net of federal income tax effect.........................     (3,000)
                                                                    ---------
                                                                    $ 750,000
                                                                    ---------
                                                                    ---------

    The differences between the recorded income tax provision and the "expected" tax provision based on statutory federal income tax rates is as follows:

Computed federal tax provision at statutory rates.................  $ 640,000
State income taxes, net of federal income tax effect..............     94,000
Other.............................................................     16,000
                                                                    ---------
                                                                    $ 750,000
                                                                    ---------
                                                                    ---------

    PPM maintained a federal tax sharing agreement with its Parent. Under this agreement, the Parent allocated federal tax expense of $39,000 to PPM for the eleven months ended November 30, 1993. PPM's income tax provision has been recorded as if it were a stand-alone company. The differences between the federal tax allocations from its Parent and the federal tax provision recorded in the accompanying statement of operations have been recorded as additional capitalization from its Parent in the accompanying statement of stockholder's equity.

4.  CONCENTRATION OF BUSINESS:
    During the eleven months ended November 30, 1993, the Parent and CFS collectively constituted 32% of PPM's revenues. A non-related customer constituted approximately 18% of PPM's revenues during the eleven months ended November 30, 1993.

    During the eleven months ended November 30, 1993, two pharmaceutical suppliers constituted approximately 27% of rebates.

    Between November 30, 1993 and January 1, 1994, four customers constituting approximately 38% of revenues for the eleven months ended November 30, 1993, did not renew their contracts with PPM. Beginning January 1994, PPM contracted with three new customers. These new customers represented approximately 37% of the recorded revenues for the quarter ended March 31, 1994. One of the new customers is APS, PPM's new parent. APS represented approximately 17% of the recorded revenues for the quarter ended March 31, 1994. Management believes that the impact of the customer terminations, when coupled with the impact of new customers, will not have a material adverse effect on PPM's financial position or results of operations.

5.  RELATED-PARTY TRANSACTIONS:
    Through November 30, 1993, PPM had an operating relationship with CFS, whereby CFS paid certain administrative costs and performed certain administrative services on behalf of PPM. PPM reimbursed CFS for the costs paid on PPM's behalf.

    PPM provided clinical, administrative and various reporting services to its Parent during the eleven months ended November 30, 1993. Charges for these services were approximately $307,000. This amount is included in revenues in the accompanying statement of operations.

                       PARADIGM PHARMACY MANAGEMENT, INC.

5.  RELATED-PARTY TRANSACTIONS: (CONTINUED)
    PPM leases administrative office facilities from CFS. Rent expense for the eleven months ended November 30, 1993, was approximately $85,000. The lease expired on June 30, 1994, unless sooner terminated pursuant to terms of the lease. Total remaining payments under this lease at November 30, 1993, are approximately $54,000.

    Through November 30, 1993, PPM participated in its Parent's noncontributory retirement plan and defined contribution savings and retirement plan. The allocated expense for both plans was not material to PPM.

6.  POSTRETIREMENT BENEFITS:
    Until November 30, 1993, PPM's employees participated in its Parent's postretirement benefits. Substantially all employees subject to certain requirements became eligible for those benefits when they reached normal retirement age while working for PPM and had at least ten years of service.

    In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106 (SFAS 106) "Employer's Accounting for Postretirement Benefits Other Than Pensions". This standard requires that the expected cost of these benefits must be charged to expense during the years that the employees render service. PPM adopted the standard, effective January 1, 1993, on a prospective basis, as permitted. The effect of this adoption was not material to the accompanying financial statements.

7.  COMMITMENTS AND CONTINGENCIES:
    Effective with the sale of PPM by Blue Cross and Blue Shield of Maryland, Inc. on November 30, 1993, PPM's employees no longer participated in its retirement, defined contribution and postretirement benefit plans. Management of PPM intends to implement new benefit plans which will also cover the employees' unvested benefits under the former Blue Cross and Blue Shield of Maryland, Inc. plans. Accordingly, management has provided a reserve on the balance sheet related to the assumption of the unvested accumulated benefits as of November 30, 1993.

8.  SUBSEQUENT EVENT:
    Effective December 1, 1993, the Company entered into employment agreements with two key executives, through November 1996, aggregating base compensation of $690,000 over their term. The contracts also provide for additional incentive payments, subject to performance standards.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                         PAGE
                                                       ---------
Additional Information...............................          2
Prospectus Summary...................................          3
Risk Factors.........................................          5
Disclosure Regarding Forward-Looking Statements......         10
The Company..........................................         11
Use of Proceeds......................................         11
Dividend Policy......................................         11
Capitalization.......................................         12
Dilution.............................................         13
Selected Consolidated Financial Data.................         14
Management's Discussion and Analysis of Financial
 Condition and Results of Operations.................         15
Business.............................................         20
Management...........................................         29
Certain Transactions.................................         36
Principal and Selling Stockholders...................         38
Description of Capital Stock.........................         40
Shares Eligible for Future Sale......................         43
Underwriting.........................................         45
Legal Matters........................................         46
Experts..............................................         46
Index to Financial Statements........................        F-1

    UNTIL               , 1996 (25 DAYS AFTER  THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,647,114 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                             MONTGOMERY SECURITIES

                               J.P. MORGAN & CO.

                                          , 1996

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All of such expenses will be borne by Advance ParadigM, Inc. (the "Company").


SEC registration fees.....................................................  $  13,328
NASD filing fees..........................................................      4,365
Nasdaq National Market System application and listing fees................     35,949
Printing and engraving expenses...........................................    117,000
Legal fees and expenses...................................................    200,000
Accounting fees and expenses..............................................    100,000
Blue sky fees and expenses................................................     15,000
Transfer agent and registrar fees and expenses............................     11,000
Miscellaneous.............................................................      3,358
                                                                            ---------
  Total...................................................................  $ 500,000
                                                                            ---------
                                                                            ---------



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "Delaware Act"), subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the Delaware Act provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Article 10 of the Company's Certificate of Incorporation, as amended (the "Certificate") provides that the Company shall indemnify any and all persons whom it has the power to indemnify under Section 145 of the Delaware Act to the fullest extent permitted under such section, and such indemnity shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Article 9 of the Company's Certificate eliminates the personal liability of the Company's directors to the fullest extent permitted under Section 102(b)(7) of the Delaware Act, as amended. Such section permits a company's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Act (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

    As set forth below, Article 8 of the bylaws of the Company (the "Bylaws") provides for indemnification of directors and officers, and Section 8.8 of the Bylaws provides for the authority to purchase insurance with respect to indemnification of directors and officers.

    Article 8 of the Bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by Delaware law.

    The right to indemnification under Article 8 of the Bylaws is a contract right which includes, with respect to directors, officers, employees and agents, the right to be paid by the Company the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of its disposition; provided, however, that (i) the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article 8 of the Bylaws or otherwise and (ii) advances for expenses incurred by other employees and agents may be paid upon such terms and conditions that the Board of Directors of the Company deems appropriate.

    Section 7 of the Underwriting Agreement among the Company, the Underwriters and the Selling Stockholders, a copy of which is filed herein as Exhibit 1, provides for the indemnification by the Company of the Underwriters and each person, if any, who controls any Underwriter against certain liabilities and expenses, as stated therein, which may include liabilities under the Securities Act of 1933, as amended. The Underwriting Agreement also provides that the Underwriters shall similarly indemnify the Company, its directors, officers and controlling persons, as set forth therein.

    The Company intends to apply for a directors and officers insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The Company issued 3,125,000 shares of its Common Stock to Advance Health Care, Inc. ("Advance Health Care") in July 1993 in exchange for all of the issued and outstanding common stock of and certain debt attributable to Advance ParadigM Mail Services, Inc. ("Advance Mail") and Advance ParadigM Data Services, Inc. ("Advance Data").

    In a two-step transaction, the Company sold an aggregate of 10,000 shares of its Series A Preferred Stock in a private financing at an effective price of $1,000 per share (collectively, the "Canaan/Whitney Capital Investment") as follows: On August 4, 1993, the Company sold (i) a total of 1,945 shares of Series A Preferred Stock to Canaan Capital Limited Partnership ("Canaan LP"), Canaan Capital Offshore Limited Partnership C.V. ("Canaan Offshore") and Quai Ltd., (ii) a total of 2,000 shares of Series A Preferred Stock to J.H. Whitney & Co. ("J.H. Whitney") and Whitney 1990 Equity Fund, L.P. ("Whitney Fund"), (iii) 30 shares of Series A Preferred Stock to Jeffrey R. Jay, M.D., and (iv) 25 shares of Series A Preferred Stock to Stephen L. Green; and on December 7, 1993, in contemplation of the closing of the Advance ParadigM Clinical Services, Inc. ("Advance Clinical") acquisition, the Canaan Investors, the Whitney Investors, Dr. Jay and Mr. Green purchased an additional 2,918 shares, 3,000 shares, 45 shares and 37 shares, respectively, of the Company's Series A Preferred Stock. Both Dr. Jay and Mr. Green are members of the Board of Directors. The Canaan and Whitney Investors have certain registration rights in connection with their shares. For purposes of this Registration Statement and the descriptions of the Company's related parties contained herein, (i) Canaan LP, Canaan Offshore, Quai Ltd., Dr. Jay and Mr. Green are collectively referred to as the "Canaan Investors" and (ii) J.H. Whitney, the Whitney Fund and the Whitney Debt Fund (as defined below) are collectively referred to as the "Whitney Investors". All shares of the Preferred Stock issued in the
Canaan/Whitney Capital Investment automatically convert into shares of Common Stock upon the consummation of this Offering. Upon consummation of this Offering, the conversion rate will be one share of Series A Preferred Stock for 250 shares of the common stock, par value $0.01 per share (the "Common Stock"). There was no advertising or solicitation made in connection with Canaan/ Whitney capital investment. The seven purchasers are accredited investors and were the sole offerees. The purchasers had access to the type of information in this registration statement.

    On December 8, 1993, the Company and Whitney Subordinated Debt Fund L.P. (the "Whitney Debt Fund") entered into a Note and Warrant Purchase Agreement pursuant to which the Whitney Debt Fund paid the Company $7 million in exchange for a note payable to the Whitney Debt Fund, in the original principal amount of $7.0 million (the "Whitney Note") and a warrant to purchase up to 336,500 shares of Common Stock, (the "Whitney Warrant"). The Whitney Note bears interest on its original principal amount of $7 million at the rate of 10.1% per annum, payable quarterly. Although the Whitney Note has a seven-year term, the Company is obligated to prepay the indebtedness, without penalty or premium, upon consummation of a public offering filed with the Commission. The Whitney Warrant grants the Whitney Debt Fund the right to purchase an aggregate of 336,500 shares of Common Stock at an exercise price of $4.00 per share until December 8, 2003. The warrant contains certain demand and piggy-back registration rights relating to the Common Stock underlying it. The Whitney Debt Fund, an accredited investor, was the sole offeree and purchaser of the Whitney Note and the Whitney Warrant. The Whitney Debt Fund had access to the type of information in this registration statement. There was no advertising or solicitation made in connection with the grant of the Whitney Note and the Whitney Warrant.

    Effective December 8, 1993, in connection with the Advance Clinical acquisition, the Company sold to Blue Cross and Blue Shield of Maryland ("BCBS of Maryland") a warrant to purchase 56,250 shares of Common Stock, exercisable in whole during a four-year term at an aggregate exercise price of $337,500. The warrant contains certain piggy-back registration rights relating to the Common Stock underlying it. BCBS of Maryland was the sole offeree and purchaser of this warrant and had access to the type of information in this registration statement. There was no advertising or solicitation made in connection with the grant of this warrant.


    In June 1995 an option holder exercised his stock option and purchased 5,500 shares of Common Stock for an aggregate purchase price of $17,600. In July 1996 an option holder exercised her stock option and purchased 1,500 shares of Common Stock for an aggregate purchase price of $7,200. In September 1996 an option holder exercised her stock option and purchased 1,500 shares of Common Stock for an aggregate purchase price of $4,800. Each option holder was the sole offeree and purchaser of their respective options. There was no advertising or solicitation made in connection with this issuance of Common Stock.


    On November 25, 1995, in connection with the Warrant Agreement by and between the Company and BCBS of Texas, the Company granted to BCBS of Texas the right to earn up to four warrants, each representing the right to acquire 66,750 shares of Common Stock, in consideration of BCBS of Texas causing additional lives to be enrolled in the Company's PBM programs, which the Company has estimated the value to be less than $100,000 (the "BCBS of Texas Warrants"). BCBS of Texas' right to earn up to four BCBS of Texas Warrants expires November 25, 2000. Each BCBS of Texas Warrant will not be exercisable until the first anniversary of its issuance. At such time, the BCBS of Texas Warrant will be exercisable in whole during a four-year term at an exercise price of $11.00 per share. As of the date of the Prospectus, none of the BCBS of Texas Warrants has been earned or issued. There was no advertising or solicitation made in connection with the grant of the right to receive the warrants. BCBS of Texas was the sole offeree of the right to earn the BCBS of the Texas Warrants.

    On September 12, 1996, the Company entered into an agreement with VHA Inc. pursuant to which, among other things, the Company granted to VHA Inc. the right to earn up to ten warrants, each representing the right to acquire 28,125 shares of Common Stock, in consideration of VHA Inc. causing additional lives to be enrolled in the Company's PBM programs (the "VHA Warrants"). VHA Inc.'s right to earn the VHA Warrants will expire five years after the date of issuance. Each VHA Warrant earned will be exercisable in whole beginning on the first anniversary of its issuance and ending on the fifth anniversary of its issuance at an estimated exercise price equal to 90% of the initial public offering price per share in this Offering. There was no advertising or solicitation made in connection with the grant of the right to receive the warrants. VHA was the sole offeree of the right to earn the VHA Warrants.

    The Company has agreed pursuant to a letter of intent to issue a warrant representing the right to acquire 84,500 shares of Common Stock upon execution of a definitive agreement pursuant to which the Company is the provider of PBM services for PHC and its wholly owned subsidiaries (the "PHC Warrant"). The PHC Warrant will be exercisable in whole beginning on the first anniversary of its issuance and ending on the fifth anniversary of its issuance at an exercise price equal to 90% of the initial public offering price per share in this Offering. There was no advertising or solicitation made in connection with the grant of the right to receive the warrant. PHC was the sole offeree of the PHC Warrant.

    On June 25, 1996, the Company sold an aggregate of 2,597 shares of its Series B Preferred Stock, par value $.01 per share, in a private financing to BCBS of Texas at an effective price of $3,850 per share. As of the date of this registration statement, the conversion rate is one share of Series B Preferred Stock for 250 shares of Common Stock. There was no advertising or solicitation made in connection with the issuance of the Series B Preferred Stock. BCBS of Texas was the sole offeree and purchaser of the Series B Preferred Stock. In the Series B Preferred Stock purchase agreement, BCBS of Texas acknowledged receiving all requested information regarding the Company.

    Immediately prior to the consummation of the Offering, the Company intends to issue shares of Common Stock to the stockholders of Advance Health Care in a merger of Advance Health Care with and into the Company (the "Merger"). Prior to the Merger, and assuming conversion of the Series A Preferred Stock into shares of Common Stock, Advance Health Care held 3,125,000 shares of Common Stock, representing 55.5% of the outstanding capital stock of the Company. The shares of Common Stock will be issued in this Merger to the Advance Health Care stockholders by the Company. The issuance of the Common Stock will not involve a public offering for several reasons. First, there is a limited number of offerees and "purchasers" of the shares. There are approximately 26 beneficial owners of the outstanding common stock of Advance Health Care, of whom 20 are accredited investors. No one except Advance Health Care stockholders was invited to participate in the Merger, and no one except Advance Health Care stockholders will receive shares of Common Stock in the Merger. Second, the Merger will be consummated without any advertising or solicitation. Only the Advance Health Care stockholders were contacted in order to obtain their consent for the Merger. Each Advance Health Care stockholder received a copy of the draft Registration Statement. Many of the Advance Health Care stockholders are executive officers and directors of the Company, affiliates of such executive officers and directors and employees of the Company. Consequently, in addition to receiving a draft copy of this registration statement, these stockholders could obtain, or would already have, sufficient information regarding ownership of shares of Common Stock.

    Immediately prior to the Merger, Advance Health Care will issue shares of Advance Health Care common stock to certain persons in repayment of indebtedness of Advance Health Care to such persons. This issuance is exempt from registration under Section 4(2) of the Securities Act for the following reasons:

    First, the shares of Advance Health Care common stock will be issued by Advance Health Care, the issuer of such shares. Second, the issuance of such shares will not involve a public offering for several reasons. There is a limited number of offerees and "purchasers" of the shares. There are only three debt holders who will be repaid with shares of Advance Health Care common stock, and all three debt holders are accredited investors. No one except these three debt holders was invited to receive, and no one except these three debt holders will receive, Advance Health Care common stock in lieu of cash in repayment of the indebtedness owed them by Advance Health Care. The repayment of indebtedness with shares of Advance Health Care common stock will occur without any advertising or solicitation. Only the three debt holders were contacted and were offered the opportunity to have their indebtedness repaid with shares of Advance Health Care common stock.

    Each of the foregoing issuances is exempt from registration under Regulation D of rules promulgated of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits


 EXHIBIT
   NO.                                                               EXHIBITS
----------             ----------------------------------------------------------------------------------------------------
 1*                --  Form of Underwriting Agreement.
 3.1*              --  Amended and Restated Certificate of Incorporation of the Company.
 3.2*              --  Amended and Restated Bylaws of the Company.
 3.3**             --  Certificate of Incorporation of Advance Pharmacy Services, Inc.
 3.4**             --  Certificate of Amendment to the Certificate of Incorporation of Advance Pharmacy Services, Inc.
 3.5**             --  Certificate of Correction to the Certificate of Amendment to the Certificate of Incorporation of
                       Advance Pharmacy Services, Inc.
 3.6**             --  Certificate of Amendment of Certificate of Incorporation of Advance Pharmacy Services, Inc.
 3.7**             --  Certificate of Amendment to the Certificate of Incorporation of Advance ParadigM, Inc.
 3.8**             --  Certificate of Correction to the Amendment to the Certificate of Incorporation of Advance ParadigM,
                       Inc.
 3.9**             --  Bylaws of Advance Pharmacy Services, Inc.
 4.1*              --  Specimen Certificate for shares of Common Stock, $.01 par value, of the Company.
 4.2*              --  Preferred Stock Purchase Agreement dated as of August 4, 1993, among the Company and Canaan LP,
                       Canaan Offshore, Stephen L. Green, Jeffrey R. Jay, Quai Ltd., J.H. Whitney, and Whitney Fund.
 4.3*              --  Amendment No. 1 to Preferred Stock Purchase Agreement dated as of December 7, 1993, by and among
                       Advance Data and the Purchasers.
 4.4*              --  Amendment No. 2 to Preferred Stock Purchase Agreement dated as of December 8, 1993, by and among
                       APS, the Purchasers and Whitney Debt Fund.
 4.5*              --  Voting, Co-Sale and Right of First Refusal Agreement dated as of August 4, 1993, among the Company,
                       Advance Health Care, David D. Halbert, Jon S. Halbert, Danny Phillips and the Purchasers.
 4.6*              --  Amendment No. 1 to Voting, Co-Sale and Right of First Refusal Agreement dated as of December 8,
                       1993, among the Company, Advance Health Care, David D. Halbert, Jon Halbert, Danny Phillips, the
                       Purchasers and Whitney Debt Fund.
 4.7*              --  Note and Warrant Purchase Agreement dated December 8, 1993, between the Company and Whitney Debt
                       Fund.
 4.8*              --  Promissory Note dated December 8, 1993, made by the Company payable to the order of Whitney Debt
                       Fund in the original principal amount of $7,000,000.
 4.9*              --  Common Stock Purchase Warrant dated December 8, 1993, made by the Company in favor of Whitney Debt
                       Fund.
 4.10*             --  Termination Agreement dated as of September  , 1996, among the Company, Advance Health Care, David
                       D. Halbert, Jon S. Halbert, Danny Phillips, the Purchasers and Whitney Debt Fund.
 4.11*             --  Warrant for Purchase of Shares of Common Stock of the Company dated December 8, 1993, in favor of
                       BCBS of Maryland.
 4.12*             --  Stock Purchase Agreement dated as of June 25, 1996, by and between the Company and BCBS of Texas.
 4.13*             --  Warrant Agreement dated as of November 25, 1995, by and between the Company and BCBS of Texas.
 4.14*             --  Amended and Restated Incentive Stock Option Plan.

 EXHIBIT
   NO.                                                               EXHIBITS
----------             ----------------------------------------------------------------------------------------------------
 4.15*             --  Incentive Stock Option Plan.
 4.16*             --  Warrant Agreement dated as of September 12, 1996, by and between the Company and VHA, Inc.
 4.17**            --  Form of Agreement and Plan of Merger.
 5**               --  Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
10.1*              --  Managed Pharmaceutical Agreement dated November 1, 1993, by and between Advance Data and the Mega
                       Life & Health Insurance Company.
10.2*              --  Nondisclosure/Noncompetition Agreement dated August 4, 1993, between the Company, Advance Data,
                       Advance Mail and David D. Halbert.
10.3*              --  Nondisclosure/Noncompetition Agreement dated August 4, 1993, between the Company, Advance Mail,
                       Advance Data and Jon S. Halbert.
10.4*              --  Nondisclosure/Noncompetition Agreement dated August 4, 1993, between the Company, Advance Mail,
                       Advance Data and Danny Phillips.
10.5*              --  Employment Agreement effective as of December 1, 1993 by and between Advance Clinical (formerly
                       ParadigM) and Joseph J. Filipek, Jr. and, for the limited purposes of Sections 3(d), 3(g) and 3(h)
                       thereof, the Company.
10.6*              --  Employment Agreement effective as of December 1, 1993, by and between Advance Clinical (formerly
                       ParadigM) and Robert L. Cinquegrana and for the limited purposes of Sections 3(d), 3(g) and 3(h)
                       thereof, the Company.
10.7*              --  Employment Agreement effective as of November 14, 1994, by and between the Company and John H.
                       Sattler.
10.8*              --  Employment Agreement effective as of February 15, 1996, by and between the Company and Alan T.
                       Wright.
10.9*              --  Form of Health Benefit Management Services Agreement.
10.10*             --  Sublease dated May 2, 1996, between Lincoln National Life Insurance Company and Advance Data.
10.11*             --  Lease dated March 16, 1994, by and between Hill Management Services, Inc. and Advance Clinical
                       (formerly ParadigM).
10.12*             --  Lease Agreement dated as of February 24, 1989, as amended November 30, 1992, and December  , 1992, by and between TRST Las Colinas, Inc. and Advance Health Care.
10.13*             --  Assignment, Assumption, Bill of Sale and Consent Agreement dated as of October 20, 1993, between
                       Medco Containment Services, Inc., the Company and Trinity Properties, Ltd.
10.14*             --  Managed Pharmacy Benefit Services Agreement dated September 1, 1995, between the Company and BCBS of
                       Texas.
11**               --  Statement re computation of per share earnings.
23.1**             --  Consent of Arthur Andersen LLP.
23.2**             --  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as Exhibit 5 hereto).
27*                --  Financial Data Schedule.


------------------------
  *Previously filed.

 ** Filed herewith.

    (b) Financial Statement Schedules

    The following financial statement schedule is included in Part II of the registration statement:

        Schedule II--Valuation and Qualifying Accounts

    All other schedules have been omitted because they are not required, are not applicable or the information is included in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

    (a)  Undertaking related to equity offerings of nonreporting registrants:

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Undertaking related to acceleration of effectiveness:

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c)  Undertaking related to Rule 430A:

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 8, 1996.


                                          ADVANCE PARADIGM, INC.

                                          By:        /s/  DAVID D. HALBERT

                                             -----------------------------------
                                                      David D. Halbert
                                              CHIEF EXECUTIVE OFFICER, CHAIRMAN
                                                 OF THE BOARD AND PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on October 8, 1996.



               NAME                                 TITLE
-----------------------------------  -----------------------------------

       /s/ DAVID D. HALBERT          Chief Executive Officer, Chairman
-----------------------------------   of the Board and President
         David D. Halbert             (Principal Executive Officer)

          JON S. HALBERT*
-----------------------------------  Chief Operating Officer, Executive
          Jon S. Halbert              Vice President and Director

                                     Chief Financial Officer, Senior
          DANNY PHILLIPS              Vice President, Secretary and
-----------------------------------   Treasurer (Principal Financial and
          Danny Phillips              Accounting Officer)

        PETER M. CASTLEMAN*
-----------------------------------  Director
        Peter M. Castleman

         MIKEL D. FAULKNER*
-----------------------------------  Director
         Mikel D. Faulkner

         STEPHEN L. GREEN*
-----------------------------------  Director
         Stephen L. Green

          JEFFREY R. JAY*
-----------------------------------  Director
          Jeffrey R. Jay

          MICHAEL D. WARE*
-----------------------------------  Director
          Michael D. Ware

      ROGERS K. COLEMAN, M.D.*
-----------------------------------  Director
      Rogers K. Coleman, M.D.



*By:       /s/ DAVID D. HALBERT

    --------------------------------
            David D. Halbert
            ATTORNEY IN FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES



    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Advance ParadigM, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated May 6, 1996 (except with respect to the matters discussed in Note 15, as to which the date is October 8, 1996). Our audit was made for the purpose of forming an opinion on those statements taken as a whole. Schedule II is presented for purposes of complying with the Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                          ARTHUR ANDERSEN LLP


Dallas, Texas
May 6, 1996

                             ADVANCE PARADIGM, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                  BALANCE AT    ADDITIONS                BALANCE AT
                                                                 BEGINNING OF  CHARGED TO       (1)        END OF
                                                                     YEAR       EXPENSES    DEDUCTIONS      YEAR
                                                                 ------------  -----------  -----------  ----------
Year ended March 31, 1994:
  Allowance for doubtful accounts receivable...................   $   75,000    $  27,000    $ (11,000)  $   91,000
Year ended March 31, 1995:
  Allowance for doubtful accounts receivable...................   $   91,000    $  58,000    $  (8,000)  $  141,000
Year ended March 31, 1996:
  Allowance for doubtful accounts receivable...................   $  141,000    $  23,000    $ (34,000)  $  130,000

------------------------
(1) Uncollectible accounts written off, net of recoveries

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                                           SEQUENTIALLY
   NO.                                                        EXHIBITS                                             NUMBERED PAGE
----------             ---------------------------------------------------------------------------------------  -------------------
 1*                --  Form of Underwriting Agreement.
 3.1*              --  Amended and Restated Certificate of Incorporation of the Company.
 3.2*              --  Amended and Restated Bylaws of the Company.
 3.3**             --  Certificate of Incorporation of Advance Pharmacy Services, Inc.
 3.4**             --  Certificate of Amendment to the Certificate of Incorporation of Advance Pharmacy
                       Services, Inc.
 3.5**             --  Certificate of Correction to the Certificate of Amendment to the Certificate of
                       Incorporation of Advance Pharmacy Services, Inc.
 3.6**             --  Certificate of Amendment of Certificate of Incorporation of Advance Pharmacy Services,
                       Inc.
 3.7**             --  Certificate of Amendment to the Certificate of Incorporation of Advance ParadigM, Inc.
 3.8**             --  Certificate of Correction to the Amendment to the Certificate of Incorporation of
                       Advance ParadigM, Inc.
 3.9**             --  Bylaws of Advance Pharmacy Services, Inc.
 4.1*              --  Specimen Certificate for shares of Common Stock, $.01 par value, of the Company.
 4.2*              --  Preferred Stock Purchase Agreement dated as of August 4, 1993, among the Company and
                       Canaan LP, Canaan Offshore, Stephen L. Green, Jeffrey R. Jay, Quai Ltd., J.H. Whitney,
                       and Whitney Fund.
 4.3*              --  Amendment No. 1 to Preferred Stock Purchase Agreement dated as of December 7, 1993, by and among Advance Data and the Purchasers.
 4.4*              --  Amendment No. 2 to Preferred Stock Purchase Agreement dated as of December 8, 1993, by and among APS, the Purchasers and Whitney Debt Fund.
 4.5*              --  Voting, Co-Sale and Right of First Refusal Agreement dated as of August 4, 1993, among the Company, Advance Health Care, David D. Halbert, Jon S. Halbert, Danny Phillips and
                       the Purchasers.
 4.6*              --  Amendment No. 1 to Voting, Co-Sale and Right of First Refusal Agreement dated as of
                       December 8, 1993, among the Company, Advance Health Care, David D. Halbert, Jon
                       Halbert, Danny Phillips, the Purchasers and Whitney Debt Fund.
 4.7*              --  Note and Warrant Purchase Agreement dated December 8, 1993, between the Company and
                       Whitney Debt Fund.
 4.8*              --  Promissory Note dated December 8, 1993, made by the Company payable to the order of
                       Whitney Debt Fund in the original principal amount of $7,000,000.
 4.9*              --  Common Stock Purchase Warrant dated December 8, 1993, made by the Company in favor of
                       Whitney Debt Fund.
 4.10*             --  Termination Agreement dated as of September  , 1996, among the Company, Advance Health
                       Care, David D. Halbert, Jon S. Halbert, Danny Phillips, the Purchasers and Whitney Debt
                       Fund.
 4.11*             --  Warrant for Purchase of Shares of Common Stock of the Company dated December 8, 1993, in favor of BCBS of Maryland.
 4.12*             --  Stock Purchase Agreement dated as of June 25, 1996, by and between the Company and BCBS of Texas.
 4.13*             --  Warrant Agreement dated as of November 25, 1995, by and between the Company and BCBS of
                       Texas.

 EXHIBIT                                                                                                           SEQUENTIALLY
   NO.                                                        EXHIBITS                                             NUMBERED PAGE
----------             ---------------------------------------------------------------------------------------  -------------------
 4.14*             --  Amended and Restated Incentive Stock Option Plan.
 4.15**            --  Incentive Stock Option Plan.
 4.16*             --  Warrant Agreement dated as of September 12, 1996, by and between the Company and VHA,
                       Inc.
 4.17**            --  Form of Agreement and Plan of Merger.
 5**               --  Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
10.1*              --  Managed Pharmaceutical Agreement dated November 1, 1993, by and between Advance Data and the Mega Life & Health Insurance Company.
10.2*              --  Nondisclosure/Noncompetition Agreement dated August 4, 1993, between the Company,
                       Advance Data, Advance Mail and David D. Halbert.
10.3*              --  Nondisclosure/Noncompetition Agreement dated August 4, 1993, between the Company,
                       Advance Mail, Advance Data and Jon S. Halbert.
10.4*              --  Nondisclosure/Noncompetition Agreement dated August 4, 1993, between the Company,
                       Advance Mail, Advance Data and Danny Phillips.
10.5*              --  Employment Agreement effective as of December 1, 1993 by and between Advance Clinical
                       (formerly ParadigM) and Joseph J. Filipek, Jr. and, for the limited purposes of
                       Sections 3(d), 3(g) and 3(h) thereof, the Company.
10.6*              --  Employment Agreement effective as of December 1, 1993, by and between Advance Clinical
                       (formerly ParadigM) and Robert L. Cinquegrana and for the limited purposes of Sections
                       3(d), 3(g) and 3(h) thereof, the Company.
10.7*              --  Employment Agreement effective as of November 14, 1994, by and between the Company and
                       John H. Sattler.
10.8*              --  Employment Agreement effective as of February 15, 1996, by and between the Company and
                       Alan T. Wright.
10.9*              --  Form of Health Benefit Management Services Agreement.
10.10*             --  Sublease dated May 2, 1996, between Lincoln National Life Insurance Company and Advance
                       Data.
10.11*             --  Lease dated March 16, 1994, by and between Hill Management Services, Inc. and Advance
                       Clinical (formerly ParadigM).
10.12*             --  Lease Agreement dated as of February 24, 1989, as amended November 30, 1992, and
                       December  , 1992, by and between TRST Las Colinas, Inc. and Advance Health Care.
10.13*             --  Assignment, Assumption, Bill of Sale and Consent Agreement dated as of October 20,
                       1993, between Medco Containment Services, Inc., the Company and Trinity Properties,
                       Ltd.
10.14*             --  Managed Pharmacy Benefit Services Agreement dated September 1, 1995, between the
                       Company and BCBS of Texas.
11**               --  Statement re computation of per share earnings.
23.1**             --  Consent of Arthur Andersen LLP.
23.2**             --  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as
                       Exhibit 5 hereto).
27*                --  Financial Data Schedule.


------------------------
  *Previously filed.

 ** Filed herewith.